Execution Version
Exhibit 10.64

MASTER TRANSACTION AGREEMENT
dated as of October 27, 2020
among
EQUITABLE HOLDINGS, INC.,
VENERABLE INSURANCE AND ANNUITY COMPANY
and
solely with respect to Article XIV,
VENERABLE HOLDINGS, INC.

EXHIBITS
Exhibit A        Form of Reinsurance Agreement
Exhibit 1-A        Form of Weekly Settlement Statement
Exhibit 1-B        Form of Monthly Settlement Statement
Exhibit 2        Form of Trust Agreement
Exhibit 3        Form of Guarantee
Schedule A        Expense Allowances
Schedule B    Investment Guidelines
Schedule C        Types of Reinsured Contracts
Schedule D        Seriatim File
Schedule E-1    Required Balance Model and Calculation Methodologies
Schedule E-2    Milliman CTE Model and Calculation Methodologies
Schedule F-1    Reinsurer Sensitivity Grid
Schedule F-2    Ceding Company Sensitivity Grid
Schedule G-1    Risk Management Policy

Schedule G-2    Quarterly Risk Management Report
Schedule G-3    Daily Derivatives Report
Schedule H        Recapture Terminal Settlement
Schedule I        Termination Terminal Settlement
Schedule J        Separate Accounts
Schedule K        Fair Market Value Methodologies
Schedule L    Permitted Replacement Programs, Exchange Programs and Buyout Programs
Schedule M    Reserve Grade-In
Schedule N    Ceding Company Reporting
Schedule O    Exception
Schedule P    Risk Management Policy Compliance
Schedule Q    Derivatives Novation Term Sheet
Exhibit B        Form of Surplus Note
Exhibit C        Form of Investment Management Agreement
Exhibit D        Form of IMA Letter Agreement
Exhibit E        Form of Transition Services Agreement
Exhibit F        Milliman Sensitivity Grid
Exhibit G        Form of Indemnification and Hold Harmless Agreement
Exhibit H        R&W Policy
SCHEDULES
Schedule 1.01(a)    Agreed Accounting Principles
Schedule 1.01(c)    Company Employees
Schedule 1.01(d)    Seller Knowledge Persons
Schedule 1.01(e)    Buyer Knowledge Persons
Schedule 1.01(f)    Reference Closing Statement
Schedule 2.03        Asset Redeployment and Selection Protocol
Schedule 2.06        Reinsurance Contracts
Schedule 7.09        Derivative Selection and Sign-to-Close Protocol
Schedule 8.11        Policy Reporting
Schedule 11.01(b)    Seller Governmental Approvals
Schedule 11.02(b)    Buyer Governmental Approvals

This MASTER TRANSACTION AGREEMENT (this “Agreement”), dated as of October 27, 2020, is made by and among Equitable Holdings, Inc., a Delaware corporation (the “Seller”), Venerable Insurance and Annuity Company, an insurance company domiciled in Iowa (the “Buyer”) and, solely with respect to Article XIV, Venerable Holdings, Inc., a Delaware corporation (the “Guarantor”). Each of the Seller and the Buyer and, solely with respect to Article XIV, the Guarantor, shall be referred to herein as a “Party”.
PRELIMINARY STATEMENTS
A.    The Seller directly owns all of the issued and outstanding Capital Stock of Corporate Solutions Life Reinsurance Company, an insurance company domiciled in Delaware (the “Company”);
B.    The Company, the Company Subsidiary (as hereinafter defined) and certain other Subsidiaries of the Seller are engaged, among other things, in the operation of the Business (as hereinafter defined); and
C.    The parties hereto desire to enter into this Agreement pursuant to which, on the terms and subject to the conditions set forth herein, at the times provided in Article III hereof, among other things:
(a)    The Company shall effect the recapture of all of the business that is currently ceded to the Company Subsidiary and the dissolution or sale, transfer or distribution of 100% of the equity of the Company Subsidiary, as further described herein;
(b)    The Seller will sell (or cause to be sold) to the Buyer, and the Buyer will purchase from the Seller, all of the issued and outstanding Capital Stock of the Company (the “Shares”), upon the terms and subject to the conditions set forth herein;
(c)    (i) Following the purchase of the Shares, the Company and Equitable Financial Life Insurance Company, a New York-domiciled life insurance company and a wholly owned Subsidiary of the Seller (“ELIC”), will enter into the Coinsurance and Modified Coinsurance Agreement, substantially in the form attached as Exhibit A hereto (the “Reinsurance Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Company will reinsure, on a combined coinsurance and modified coinsurance basis, certain liabilities of ELIC included in the Business; (ii) the Company, ELIC and the Trustee will enter into the Trust Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, the Company will establish with the Trustee a trust account for the sole use and benefit of ELIC (the “Trust Account”) and (iii) the Guarantor will enter into a Guarantee (as hereinafter defined), pursuant to which the Guarantor will guaranty the Company’s obligations to ELIC under the Reinsurance Agreement;
(d)    The Seller and/or one of its Affiliates and Buyer and/or one of its Affiliates will enter into the Transition Services Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, Seller and/or its Affiliates will perform certain transition services with respect to the Business;

(e)    Subject to receipt of any applicable approvals, the Buyer will issue to ELIC, and ELIC will acquire from the Buyer, a Surplus Note in the aggregate principal amount of $50,000,000, substantially in the form attached hereto as Exhibit B (“Surplus Note”);
(f)     AllianceBernstein L.P., an Affiliate of the Seller, and the Buyer will enter into a Discretionary Investment Advisory Agreement, substantially in the form attached hereto as Exhibit C (the “Investment Management Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, AllianceBernstein L.P. will perform certain investment management services for the Company;
(g)    In connection with the Investment Management Agreement, the Seller and the Guarantor will enter into a termination letter agreement, substantially in the form attached hereto as Exhibit D (the “IMA Letter Agreement”); and
(h)    The parties will enter into, and will cause their respective Affiliates to enter into, as applicable, each other Transaction Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows:
ARTICLE I.
DEFINITIONS
Section i.Certain Defined Terms

. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.
“Action” means any civil, criminal, administrative or regulatory claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.
“Adjusted Book Value” means the amount set forth on “Adjusted Book Value” in the Reference Closing Statement, the Estimated Closing Statement, the Interim Closing Statement, the Subject Closing Statement or the Final Closing Statement, as applicable and as the context requires, which, for the avoidance of doubt, will be determined and calculated in accordance with the Agreed Accounting Principles.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, that with respect to the Seller, “Affiliate” means Equitable Holdings, Inc. and its direct and indirect Subsidiaries.
“Agreed Accounting Principles” means the accounting principles, procedures and methodologies set forth on Schedule 1.01(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other similar applicable Laws that apply to the Company, the Company Subsidiary or the Business.
“Arizona DOI” means the Arizona Department of Insurance.
“Asset Portfolio” means the Investment Assets of the Reinsured Business.
“Books and Records” means all books and records of the Company and the Company Subsidiary (including all data and other information stored electronically and on discs, tapes or other media) including, without limitation, the organizational documents, minute books and stock records of the Company and the Company Subsidiary, copies of the Tax Returns of the Company and Company Subsidiary prepared solely with respect to the Company or Company Subsidiary, pro forma copies of any other Tax Return prepared solely with respect to the Company or the Company Subsidiary and all items relating to the Company and the Company Subsidiary’s legal existence, stock ownership, and corporate management, and all financial records, licenses, correspondence, and records or documents of every kind and nature to the extent used in the CS Business.
“Burdensome Condition” means any condition, limitation or qualification imposed by a Governmental Authority on its grant of any consent, authorization, order, approval or exemption that a Party seeks to obtain in connection with the transactions contemplated by this Agreement that, individually or in the aggregate with all such conditions, limitations or qualifications, would or would reasonably be expected to (a) with respect to Seller, (i) have a material adverse effect on the business, results of operations or financial condition of the Seller and its Subsidiaries, taken as a whole, (ii) require or involve any Support Arrangement by the Seller or any of its Affiliates for the benefit of any Person, or (iii) require or involve any modification of the Reinsurance Agreement that is or would reasonably be expected to be adverse to a material extent to the Seller and its Subsidiaries, taken as a whole, and (b) with respect to the Buyer, (i) (x) be adverse to a material extent to VA Capital Company LLC and its Subsidiaries (including the Company and the Company Subsidiary and the Business), taken as a whole, or (y) have a non-de minimis adverse impact on any Control Investor and its Affiliates (excluding VA Capital Company LLC and its Subsidiaries including the Company and the Company Subsidiary and the Business), taken as a whole, from and after the Closing, (ii) have a Business Material Adverse Effect, (iii) for purposes of complying with Laws relating to competition, require or involve the sale, disposition or separate holding through the establishment of trust or otherwise, before or after the Closing, of any businesses, operations or assets, or any interests therein, of the Buyer, any Control Investor, or any of their respective Affiliates or the Company or the Company Subsidiary or the Business that (A) has or would or would reasonably be expected to have a material adverse effect on VA Capital Company LLC and its Subsidiaries (including the Company and the Company Subsidiary), taken as a whole or (B) has or would reasonably be expected to have a non-de minimis adverse impact on any Control Investor and its Affiliates (excluding VA Capital Company LLC and its Subsidiaries including the Company and the Company Subsidiary and the Business), taken as a whole, (iv) adversely affect to a material extent the aggregate economic benefits of the transaction reasonably expected to be obtained by

Buyer and its Affiliates, taken as whole, in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, (v) in the application of the Buyer’s business plan, materially increase the amount of capital which would be reasonable for the Company to hold upon Closing to support the Business compared to the amount contemplated by such business plan in the absence of any such condition, limitation or qualification, (vi) require or involve any modification of the Reinsurance Agreement that is or would reasonably be expected to be adverse to a material extent to VA Capital Company LLC and its Subsidiaries (including the Company and the Company Subsidiary), taken as a whole, (vii) require or involve any modification of any Control Investor’s existing business plans, including any existing affiliated party arrangements, that has or would reasonably be expected to have a non-de minimis adverse impact on such Control Investor and its Affiliates (excluding VA Capital Company LLC and its Subsidiaries including the Company and the Company Subsidiary and the Business), taken as a whole; provided, that any such affiliated party arrangements shall have been in existence on the date hereof and shall not include any affiliated party arrangement relating to, entered into, or modified in connection with, the transactions contemplated by this Agreement, the Company, the Company Subsidiary or the Business or (viii) require or involve any Support Arrangement by a Control Investor for the benefit of the Company or its policyholders.
“Business” means (i) the CS Business and (ii) the Reinsured Business.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
“Business Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided that any adverse effect to the extent arising from any of the following (or the results thereof) shall not be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in the United States or global economy or capital or financial markets, including changes in interest or exchange rates or changes in equity markets and corresponding changes in the value of the Investment Assets or the assets in the Asset Portfolio (the “Portfolio Assets”) of the Business, (ii) political conditions generally and any natural disasters, man-made disasters, pandemics and epidemics, hostilities, acts of war, sabotage, terrorism, military actions, (iii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Business operates, (iv) compliance with the terms of, or the taking of any action required by, this Agreement, or the announcement of any of the transactions contemplated hereby, and the identity of, or facts related to, the Buyer, (v) any changes in Law, GAAP, SAP or the enforcement or interpretation thereof, (vi) any action taken by the Buyer or its Affiliates, or taken by the Seller, the Company, the Company Subsidiary, ELIC or any of their respective Affiliates at the written request of the Buyer, (vii) any change (or threatened change) in the credit, financial strength or other ratings (it being understood that the facts and circumstances contributing to such change (or threatened change) may be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such facts and circumstances are not otherwise excluded under any of clauses (i) - (x) of this definition) of the Seller or any of its Affiliates, including the Company, the Company Subsidiary and ELIC, (viii) any failure by the Business to achieve any earnings, premiums written or other financial projections or forecasts (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such facts and circumstances are not otherwise excluded under any of clauses (i) - (x) of this definition), (ix) any change in the value of any of the Investment Assets or Portfolio Assets (it being understood that the facts and circumstances contributing to such change may be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such facts and circumstances are not otherwise excluded under any of clauses (i) – (x) of this definition) or (x) the COVID-19 virus outbreak and efforts by any Governmental Authorities relating thereto and the consequences of such efforts; provided, further, that notwithstanding the foregoing, with respect to clauses (i), (ii), (iii), (v) and (x), such fact, circumstance, change or effect shall be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Company, the Company Subsidiary or the Business as compared to reinsurance companies or insurance companies operating in the United States that wrote directly or assumed by reinsurance contracts of variable annuity products or riders with similar features and risks as the reinsured risks under the reinsurance treaties written by the Company and the Company Subsidiary or the Reinsured Contracts and which were written during the same period, as applicable; or (b) a material impairment or delay of the ability of the Seller Parties to perform their material obligations under the Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.
“Buyer Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Buyer to the Seller in connection with the execution and delivery of this Agreement.
“Buyer Employee” shall have the meaning set forth in Section 8.04(a); provided, that “Buyer Employee” shall not include any Company Employee.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Incorporation and Authority of the Buyer), Section 6.02 (No Conflict), Section 6.03 (Consents and Approvals) and Section 6.11 (Brokers) and the corresponding representations and warranties made by the Guarantor pursuant to Section 14.20.
“Buyer Material Adverse Effect” means a material impairment or delay of the ability of the Buyer to perform its material obligations under this Agreement, taken as a whole, including consummation of the transactions contemplated hereby.
“Buyer Party” means the Buyer or any Affiliate of the Buyer that is a party to any Transaction Agreement.
“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.

“Ceding Commission” shall have the meaning set forth in the Reinsurance Agreement.
“Closing Date Adjusted Book Value” means the Adjusted Book Value of the Company as of the Effective Time.
“Closing Date Premium Rates” means the premium rates payable under the applicable Reinsurance Contract immediately following the Effective Time.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the United States Internal Revenue Code of 1986.
“Company Benefit Plan” means each Employee Benefit Plan (a) sponsored or maintained by the Company or the Company Subsidiary, (b) to which the Company or the Company Subsidiary is a party or (c) pursuant to which the Company or the Company Subsidiary has or could reasonably be expected to have any Liability from and after the Closing.
“Company Data” means all data contained in the Company IT Systems or the databases (including all Personal Data) of either the Company or the Company Subsidiary and all other information, data and data compilations Processed in, or necessary to, the conduct of the Business (other than the Reinsured Business).
“Company Employee” means the individuals listed on Schedule 1.01(c).
“Company Intellectual Property” means any and all Intellectual Property that is owned by the Company or the Company Subsidiary (or that the Company or the Company Subsidiary claims or purports to own), including, but not limited to, the Registered Intellectual Property.
“Company Intellectual Property Contract” means any Contract (a) to which the Company or the Company Subsidiary is a party or (b) pursuant to which the Company or the Company Subsidiary will, to the Knowledge of the Seller, be bound at the time of the Closing, in each case, that contains an inbound or outbound license, or a covenant not to assert or enforce, of any third party Intellectual Property to the Company or the Company Subsidiary, or of any Company Intellectual Property to a third party.
“Company IT Systems” means all Software and tangible or digital computer systems (including computers, work stations, platforms, servers, routers, hubs, switches, interfaces, networks, data communications lines and hardware), Internet-related information technology infrastructure, equipment, electronics and telecommunications systems owned or controlled by or on behalf of, the Company or the Company Subsidiary.
“Company Subsidiary” means CS Life Re Company, an insurance company domiciled in Arizona.
“Consolidated or Combined Return” means any Tax Return that is filed or required to be filed and that includes the Company and the Company Subsidiary, on the one hand, and the

Seller or any Affiliate of the Seller (other than the Company and the Company Subsidiary), on the other hand.
“Contract” means, with respect to any Person, any contract, lease, license, sublicense, commitment, loan or credit agreement, indenture, agreement or other commitment or obligation to which such Person is a party or is otherwise subject or bound.
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“COVID-19 Measure” means any Law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for or contemplating business closures or other reductions, changes to business operations, worker safety matters, “sheltering-in-place,” curfews, or other remedial measures or restrictions that relate to, or arise out of, the COVID-19 pandemic.
“CS Business” means the business of marketing, underwriting, reinsuring, delivering and administrating the Reinsurance Contracts, and any other business of the Company and the Company Subsidiary, as currently being conducted as of the date of this Agreement by the Company or the Company Subsidiary.
“CS VA Business” means the variable annuity insurance contracts reinsured by the Company pursuant to the Reinsurance Contracts.
“Data Breach” means any unauthorized Processing or access to Company Data, or any failures, crashes, security breaches, use, or disclosure, or other adverse events or incidents related to Personal Data, that would require notification to any Person or Governmental Authority under Privacy Requirements.
“Data Room” means the electronic data site titled “Project Sputnik” established by the Seller and maintained by Donnelly Financial Solutions.
“Delaware DOI” means the Delaware Department of Insurance.
“Eligible Assets” shall have the meaning set forth in the Reinsurance Agreement.
“Employee Benefit Plan” means each employee benefit or compensation plan, scheme, program, policy, arrangement, agreement and contract (including but not limited to any “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each bonus, stock option, stock purchase, stock bonus, or other equity-based or phantom equity-based arrangements, and any other employment, consulting, termination, profit sharing, savings, disability, incentive, deferred compensation, retirement, pension, thrift savings, welfare, severance, sick leave, vacation pay, salary continuation, hospitalization, health, medical, life insurance, compensation, flexible spending account, scholarship, retention, fringe benefit, change in control or similar plan, scheme, program, policy, arrangement, agreement or contract, in each case, whether written or unwritten.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is, or was at any relevant time, treated as a single employer with the Company or the Company Subsidiary for purposes of Section 414 of the Code or Section 4001 of ERISA.
“Estimated Transferred Asset Value” means the sum of the Transferred Asset Value of each Transferred Asset determined using the estimated Fair Market Value of each such Transferred Asset set forth on the Asset List included in the Estimated Closing Statement.
“Excluded Books and Records” means (i) files, records, data and information with respect to the employees of the Seller or its Affiliates (other than Company Employees), (ii) any materials prepared for the boards of directors or similar governing bodies of the Seller or any of its Affiliates (other than the Company or the Company Subsidiary), (iii) any corporate minute books, stock records or similar corporate records of the Seller or its Affiliates (other than the Company and the Company Subsidiary), (iv) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, the Seller and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated by the Transaction Agreements or the terms of engagement of such Representatives with respect thereto, (v) financial records (including general ledgers) of the Sellers and its Affiliates (other than the Company and the Company Subsidiary) other than to the extent primarily relating to the Company and the Company Subsidiary or the CS Business, (vi) regulatory filings made by the Seller or its Affiliates (other than the Company or the Company Subsidiary) and any related correspondence with Governmental Authorities, except to the extent the information contained therein specifically and separately identifies or relates to the Business and is not otherwise included in a Book and Record, (vii) Contracts between third party vendors and the Seller or any of its Affiliates (other than the Company and the Company Subsidiary) and (viii) any Consolidated or Combined Return.
“Excluded Matters” means any breach or failure to be true of the representations and warranties set forth in Article IV or Article V hereof to the extent expressly excluded from coverage under the R&W Policy.
“Fraud” means an actual fraud involving a knowing and intentional misrepresentation by a Person made with the express intent of inducing any other party to enter into this Agreement or any other Transaction Agreement and upon which such other party has relied to its detriment; provided, however, “Fraud” shall not include any fraud claim based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory.
“GAAP” means the accounting principles and practices generally accepted in the United States at the relevant time.

“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority.
“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, board, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any binding and enforceable order, writ, judgment, ruling, injunction, decree, stipulation, determination, pronouncement or award entered by or with any Governmental Authority.
“Guarantee” means that certain Guarantee, dated as of the Closing Date, by and between the Guarantor, ELIC and such other parties thereto, substantially in the form attached to the Reinsurance Agreement.
“Guarantees and Indemnity Obligations” means the arrangements set forth on Section 1.01(a) of the Seller Disclosure Schedule.
“Guarantor Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or results of operations of the business of the Guarantor and its Subsidiaries, taken as a whole; provided that any adverse effect to the extent arising from any of the following (or the results thereof) shall not be taken into account in determining whether a Guarantor Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in the United States or global economy or capital or financial markets, including changes in interest or exchange rates or changes in equity markets and corresponding changes in the value of the investment assets of Buyer, (ii) political conditions generally and any natural disasters, man-made disasters, pandemics and epidemics, hostilities, acts of war, sabotage, terrorism, military actions, (iii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Guarantor and its Subsidiaries operate, (iv) compliance with the terms of, or the taking of any action required by, this Agreement, or the announcement of any of the transactions contemplated hereby, and the identity of, or facts related to, the Seller, (v) any changes in Law, GAAP, SAP or the enforcement or interpretation thereof, (vi) any action taken by the Seller or its Affiliates, or taken by the Guarantor, Buyer or any of their respective Affiliates at the written request of the Seller, (vii) any change (or threatened change) in the credit, financial strength or other ratings (it being understood that the facts and circumstances contributing to such change (or threatened change) may be taken into account in determining whether a Guarantor Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such facts and circumstances are not otherwise excluded under any of clauses (i) - (x) of this definition) of the Guarantor or any of its Affiliates, (viii) any failure by the Guarantor and its Subsidiaries to achieve any earnings, premiums written or other financial projections or forecasts (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Guarantor Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such facts and circumstances are not otherwise excluded under any of clauses (i) - (x) of this definition), (ix) any change in the value of any of the investment assets of Buyer (it being understood that the facts and circumstances contributing to such change may be taken into account in determining whether a Guarantor Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such facts and circumstances are not otherwise excluded under any of clauses (i) – (x) of this definition) or (x) the COVID-19 virus outbreak and efforts by any Governmental Authorities relating thereto and the consequences of such efforts; provided, further, that notwithstanding the foregoing, with respect to clauses (i), (ii), (iii), (v) and (x), such fact, circumstance, change or effect shall be taken into account in determining whether a Guarantor Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Guarantor and its Subsidiaries, taken as a whole, as compared to other participants in the industries or markets in which the Guarantor and its Subsidiaries operate.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Iowa DOI” means the Iowa Insurance Division.

“Insurance Contracts” means the insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto that are reinsured by the Company pursuant to the Reinsurance Contracts prior to the Closing.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Intellectual Property” means: (a) patents, patent applications, provisional patent applications (including any and all divisionals, continuations, continuations-in-part and reissues thereof); (b) trademarks, trade names, trade dress, logos, service marks and domain names (including registrations and applications therefor) and any goodwill associated therewith, any and all common Law rights therein, and all reissues, extensions and renewals of any of the foregoing (“Trademarks”); (c) works of authorship, copyrightable works (including Software) and copyrights, whether or not registered or published (including registrations and applications therefor); and (d) trade secrets, confidential financial information, customer lists and know-how and other similar proprietary rights.
“Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period, but in any event not less than zero (0).

“Investment Assets” means investment assets owned by, or held in trust for the benefit of, the Company or the Company Subsidiary, or, in respect of the Reinsured Business, ELIC, including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives.
“Investment Company Act” means the Investment Company Act of 1940.

“Knowledge” means (a) in the case of the Seller, the actual knowledge, after reasonable inquiry, of those Persons listed on Schedule 1.01(d) and (b) in the case of the Buyer, the actual knowledge, after reasonable inquiry, of those Persons listed on Schedule 1.01(e).
“Law” means any United States or non-United States federal, state or local statute, law, ordinance, written rule or regulation, code, Governmental Order, injunction, judgment, decree, constitution or treaty enacted, promulgated, issued, enforced or entered into by any Governmental Authority.
“Legally Required COVID-19 Action” means any action or inaction taken (or not taken) that is legally required to be taken (or not taken) or requested to be taken (or not taken) by a Governmental Authority of competent jurisdiction, in either case, in order to comply with or respond to a COVID-19 Measure.
“Letter of Credit” means that certain irrevocable letter of credit (as amended) issued by the Issuing Banks (as defined therein) in favor of the Company, dated April 11, 2018.
“Liabilities” means any and all debts, liabilities, expenses, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable, whether arising in the past, present or future and however arising.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest or other similar encumbrance or lien.
“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, Taxes, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, actuaries, consultants and other agents) other than amounts constituting special or punitive damages, except to the extent that any such special or punitive damages are payable to a third party.
“Milliman CS VA CTE70 Amount” means, as of any date of determination, an amount equal to the arithmetic mean of the amounts of statutory book values of assets required as of such date to satisfy contractholder obligations (or the greatest present value of accumulated deficiencies) as defined in the VM-21 guidelines relating to the CS VA Business (other than with respect to which periodic contract payments are being made as of the applicable date of determination) in the worst 300 of the 1,000 statutory stochastic capital market scenarios determined in accordance with the Milliman CTE Model and Calculation Methodologies.
“Milliman CTE Model” shall have the meaning set forth in the Milliman CTE Model and Calculation Methodologies.
“Milliman CTE Model and Calculation Methodologies” means the principles, practices and methodologies attached as Schedule E-2 to the Reinsurance Agreement.

“Milliman Reinsurance CTE61.1 Amount” means, as of any date of determination, an amount equal to the arithmetic mean of the amounts of statutory book values of assets required as of such date to satisfy contractholder obligations (or the greatest present value of accumulated deficiencies) as defined in the VM-21 guidelines relating to the Reinsured Business (other than with respect to which periodic contract payments are being made as of the applicable date of determination) in the worst 389 of the 1,000 statutory stochastic capital market scenarios determined in accordance with the Milliman CTE Model and Calculation Methodologies.
“Permissible COVID-19 Action” means any action taken (or not taken), excluding any Legally Required COVID-19 Action, reasonably and in good faith to respond to a COVID-19 Measure or any actions taken (or not taken), plans or procedures relating to workers’ safety or operations of the business or the cash, risk or investment management function that is in the best interests of the Business or the Company or the Company Subsidiary reasonably determined by the Seller or its applicable Subsidiary to be necessary in light of circumstances or conditions arising from or relating to the COVID-19 pandemic and that are consistent with such actions taken (or not taken), plans or procedures by the Seller or its applicable Subsidiaries in respect of its other similarly situated businesses and operations.
“Permitted Liens” means each of the following: (a) Liens that secure debt that is reflected on the Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable and for which appropriate reserves are being maintained or that are being contested in good faith by appropriate proceedings and for which, in respect of non-contested amounts, appropriate reserves (if any) are being maintained; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens imposed by Law for amounts not yet due; (d) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (e) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (f) defects of title, easements, rights of way, covenants, restrictions and other similar Liens not materially interfering with the ordinary conduct of business; (g) Liens not created by the Seller or any of its Affiliates that affect the underlying fee interest of any leased real property; (h) Liens incurred in the ordinary course of business securing obligations or Liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (i) zoning, building and other generally applicable land use restrictions that would be shown or disclosed by a current, accurate survey, physical inspection or search of public records; (j) Liens or other imperfections of title that do not materially interfere with the present use of the current use of the properties, assets or rights affected thereby; (k) limitations on the rights of either the Company or the Company Subsidiary under any Material Contract that are expressly set forth in such contract; (l) any Lien arising under a conditional sales contract or equipment lease with a third party; (m) Liens incurred in the ordinary course of business since the date of the Financial Statements; (n) any Lien that is disclosed in any section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable; (o) any Lien arising from any act of the Buyer or any of its Affiliates (with respect to an asset of the Seller or any of their respective Affiliates); (p) clearing and settlement Liens created in connection with investment properties created in the ordinary course of clearing and settling investment transactions, including broker liens, securities lending transactions and repurchase agreements; and (q) Liens that do not, individually or in the aggregate, materially detract from the value or materially interfere with the present or reasonably contemplated use of the relevant asset.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Personal Data” means “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the completion of the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending at the completion of the Closing Date.
“Privacy Requirements” means (a) any and all applicable Laws relating to the Processing of Personal Data, including, to the extent applicable, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the Fair Credit Reporting Act, 15 U.S.C. 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); Laws requiring notification to any Person or Governmental Authority in the event of a Data Breach; all implementing regulations and requirements and other similar Laws; (b) each Contract relating to the Processing of Personal Data applicable to the Company; and (c) each applicable rule, codes of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.
“Processing,” “Process” or “Processed” means, with respect to Personal Data or Company Data, any collection, access, acquisition, storage, protection, use, disposal, disclosure, destruction, transfer, modification, or any other processing (as defined by any applicable Privacy Requirements) of such data.

“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of the Seller or its Affiliates, responsible for writing, marketing, producing, selling, soliciting or servicing Reinsured Contracts prior to the Closing on behalf of the Business.
“Product Tax Rules” means the Tax Laws applicable to the Reinsured Contracts and the Insurance Contracts, including (a) Laws specifying the requirements for the Insurance Contracts and the Reinsured Contracts to qualify for certain Tax treatment (including the monitoring of the Insurance Contracts and the Reinsured Contracts for qualification for such Tax treatment) and (b) the Tax reporting, withholding and disclosure rules applicable to the Insurance Contracts and the Reinsured Contracts. For the avoidance of doubt, “Product Tax Rules” include Sections 72, 101, 817, 7702, 7702A and 7702B of the Code and the Treasury Regulations promulgated thereunder, and related administrative guidance and judicial interpretations.
“Reference Closing Statement” means the statement set forth on Schedule 1.01(f), which is attached for illustrative purposes only.
“Reference Date Adjusted Book Value” means $10,901,174.
“Reinsurance Consents” shall mean any approval, authorization, agreement, consent, license or permission of, or waiver or other action by, or notification to, any third party (other than a Governmental Authority or an Affiliate of the Seller or the Buyer) with respect to the Reinsurance Contracts or any other arrangement or agreement contemplated by the Reinsurance Contracts (including, without limitation, consents relating to capital maintenance obligations or guarantees thereunder).
“Reinsured Business” means the business of ELIC (including General Account Liabilities and Separate Account Liabilities (each as defined under the Reinsurance Agreement)) arising under the Reinsured Contracts.
“Reinsured Contracts” means the variable annuity contracts ceded under the Reinsurance Agreement, including, in each case, all binders, slips, certificates, applications therefor, supplements, endorsements, settlement options and riders thereto, issued or entered into by ELIC in connection with such contracts.
“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.
“Reserves” means the reserves (including reserves established under applicable Law for payment of benefits, losses, claims, expenses and similar purposes (including claims litigation)) maintained by (i) the Company or the Company Subsidiary with respect to the Reinsurance Contracts or (ii) ELIC with respect to the Reinsured Contracts, as applicable.

“Resolution Process” means, with respect to any condition, limitation or qualification that if imposed by a Governmental Authority in connection with any permit, order, consent, approval or authorization relating to the consummation of the transactions contemplated by the Transaction Agreements would result in a Burdensome Condition, a process by which the Seller and the Buyer will meet in order to: (i) exchange and review their respective views as to such condition, limitation or qualification; (ii) discuss in good faith potential approaches that would avoid such condition, limitation or qualification or mitigate its impact; and (iii) negotiate in good faith with respect to any potential modification of the terms of this Agreement or the other Transaction Agreements, on mutually acceptable terms and on an equitable basis, in a way that would substantially eliminate any such condition, limitation or qualification or sufficiently mitigate its adverse effect so that it would no longer constitute a Burdensome Condition hereunder; provided that neither the Seller nor the Buyer shall be required to enter into an amendment or modification of this Agreement or any other Transaction Agreement solely by virtue of engaging in such Resolution Process.
“SAP” means the statutory accounting principles and practices prescribed or permitted by the Delaware DOI with respect to the Company, the Iowa DOI with respect to the Buyer, the Arizona DOI with respect to the Company Subsidiary, or the New York State Department of Financial Services with respect to ELIC, in each case, as in effect at the relevant time.
“Section 338 Taxes” means any Taxes that would not have been imposed but for the Section 338(h)(10) Election, or any elections under state, local, or foreign Tax Law that are required to be made or deemed to have been made as a result of the Section 338(h)(10) Election.
“Securities Act” means the Securities Act of 1933.
“Seller Benefit Plan” means each Employee Benefit Plan (other than the Company Benefit Plans) that is or has been sponsored, maintained, established or contributed to (or obligated to be contributed to) by the Seller or any of its respective Affiliates (including the Company and the Company Subsidiary) or with respect to which the Seller or any of its respective Affiliates (including the Company and the Company Subsidiary) has any Liability, in each case, that is or was for the benefit of or provides, has provided or may provide benefits or compensation in respect of any Company Employee or any of their beneficiaries or dependents.
“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Seller to the Buyer in connection with the execution and delivery of this Agreement.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Incorporation and Authority of the Seller), Section 4.02 (No Conflict), Section 4.03 (Consents and Approvals), Section 5.01(a) (Incorporation of the Company), Section 5.02 (Capital Structure of the Company; Ownership and Transfer of the Shares) and Section 5.22 (Brokers).

“Seller Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code), or any other group or corporations filing a Consolidated or Combined Return.
“Seller Party” means the Seller or any Affiliate of the Seller that is a party to any Transaction Agreement.
“Software” means all computer software (including HTML code, macros, applications, firmware, middleware and other software embedded in hardware devices), including assemblers, applets, compilers, macros, spreadsheets, utilities, models, configurations, workflows, data files, databases, source code, executable code, object code, binary libraries, development tools, design tools and user interfaces, in any form or format, however fixed, and all associated documentation.
“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.
“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.
“Support Arrangement” means (a) any guarantee, keep-well or capital or surplus maintenance commitment or agreement, (b) the establishment of, funding or commitment to fund any trust, collateral account or similar account or (c) a commitment to contribute capital or surplus. A “Support Arrangement” of a Control Investor or any Affiliate of any Control Investor shall not include any arrangement described in the foregoing clauses (a) through (c) that the Buyer or any of its Subsidiaries (including the Company and the Company Subsidiary) may be required to provide without any further obligation by any Control Investor or any other Affiliate of a Control Investor.
“Surplus Maintenance Agreement” means that certain Capital Maintenance Agreement, by and between Seller and the Company, made, entered into and effective as of April 16, 2018.
“Surplus Note Purchase Price” means $50,000,000.
“Tax” or “Taxes” means (a) any federal, state, local or foreign net income, premium, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, gross income, windfall, retaliatory, severance, production, license, excise, withholding on amounts paid to or by any Person, alternative or add-

on minimum, valueadded, environmental tax (including taxes under the former Code Section 59A) or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Tax Authority and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Agreement), as a result of being a transferee or successor, or by Contract; provided that any guarantee fund assessment shall not be treated as a Tax.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Returns” means all returns, reports and claims for refunds (including elections, declarations, disclosures, schedules and information returns) required to be supplied to a Tax Authority relating to Taxes and, in each case, any amendments thereto.
“Tax Sharing Agreement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or of Tax benefits, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.
“Third Party Consent” means any approval, authorization, agreement, consent, license or permission of, or waiver or other action by, or notification to, any third party (other than a Governmental Authority or an Affiliate of the Seller or the Buyer); provided that “Third Party Consents” shall not include Reinsurance Consents.
“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”
“Transaction Agreements” means, collectively, this Agreement, the Reinsurance Agreement, the Trust Agreement, the Guarantee, Indemnification and Hold Harmless Agreement (if to be entered into pursuant to Section 7.04), the Investment Management Agreement, the IMA Letter Agreement, the Transition Services Agreement and the Surplus Note.
“Transition Services Agreement” means the Transition Services Agreement to be entered into by the Seller and the Buyer at the Closing, substantially in the form of Exhibit E hereto.
“Trust Agreement” means that certain Trust Agreement, dated as of the Closing Date, by and among ELIC, the Company and the Trustee, substantially in the form attached to the Reinsurance Agreement.
“Trustee” means the trustee under the Trust Agreement.
“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or a failure to act undertaken by the breaching Person with actual knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Person’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

Term	Section
Actuarial Appraisals	Section 5.20(a)(ii)
Adjustment Report	Section 2.05(f)(iv)
Agreement	Preamble
Asset List	Section 2.03(a)
Base Purchase Price	Section 2.02
Broader Block Appraisal	Section 5.20(a)
Buyer	Preamble
Buyer Benefit Plans	Section 9.04
Buyer Employee	Section 8.04(a)
Buyer Financial Statements	Section 6.10(a)
Buyer Indemnified Persons	Section 13.02(a)
Buyer Interim Required Balance Report	Section 8.10(c)
Buyer Obligations	Section 14.20
Buyer Severance Plan	Section 9.03
Claim Notice	Section 13.05(a)
Closing	Section 3.01
Closing Date	Section 3.01
Company	Preliminary Statements
Company Actuarial Appraisal	Section 5.20(a)(i)
Company Financial Statements	Section 5.03(a)
Company Subsidiary Financial Statements	Section 5.03(b)
Confidentiality Agreements	Section 8.03(a)
Continuing Employee	Section 9.01
Control Investor	Section 7.03(a)
Covered Period	Section 9.02
Deductible	Section 13.03(a)
Delaware Form A	Section 7.03(c)(i)
Direct Product Tax Claim	Section 13.08(a)
Dispute Notice	Section 2.05(f)(i)
Effective Time	Section 3.01
ELIC	Preliminary Statements
ELIC Financial Statements	Section 5.03(c)
ERISA Separate Accounts	Section 5.25(a)
Estimated Closing Date Adjusted Book Value	Section 2.03(a)
Estimated Closing Statement	Section 2.03(a)

Estimated Initial Premium	Section 2.03(a)(ii)
Estimated Initial Required Balance	Section 2.03(a)(v)
Final Allocation Schedule	Section 10.07(c)
Final Closing Date Adjusted Book Value	Section 2.05(g)
Final Closing Statement	Section 2.05(g)
Final Initial Premium	Section 2.05(g)
Final Initial Required Balance	Section 2.05(g)
Final Transferred Asset Value	Section 2.05(g)
Financial Statements	Section 5.03(c)
Guarantor	Preamble
Guarantor Financial Statements	Section 6.10(a)
Guaranty and Indemnity Obligation Agreements	Section 7.04
IMA Letter Agreement	Preliminary Statements
Indemnifiable Losses	Section 13.04(a)
Indemnitee	Section 13.04(b)
Indemnitor	Section 13.04(c)
Indemnity Payment	Section 13.04(d)
Independent Accounting Firm	Section 2.05(f)(iii)
Independent Actuary	Section 2.05(f)(iii)
Intercompany Agreements	Section 5.11(a)
Interim Closing Date Adjusted Book Value	Section 2.04(a)
Interim Closing Statement	Section 2.04(a)
Interim Initial Premium	Section 2.04(a)
Interim Required Balance	Section 2.04(a)
Interim Transferred Asset Value	Section 2.04(a)
Interim True-Up Date	Section 2.04(b)
Investment Management Agreement	Preliminary Statements
IRS	Section 5.13(a)
Material Contract	Section 5.10(a)
Milliman	Section 5.20(a)(i)
Milliman Sensitivity Grid	Section 2.03(c)
Non-Active Employees	Section 9.01
Offers	Section 9.01
Outside Date	Section 12.01(b)
Party	Preamble
Payee	Section 2.04(d)
Payor	Section 2.04(d)
Permits	Section 5.07(a)
Permitted or Prescribed Accounting Practice	Section 5.03(d)
Portfolio Assets	Section 1.01
Preliminary Allocation Schedule	Section 10.07(b)

Proceeding	Section 14.19
Purchase Price	Section 2.02
R&W Policy	Section 7.07
Rate Increase	Section 2.06(b)
Rating Threshold	Section 5.10(a)(xvii)
Realized Rate Increase Adjustment	Section 2.06(b)
Recapture	Section 7.10
Recapture and Dissolution Transaction	Section 7.10
Registered Intellectual Property	Section 5.08(a)
Registered Separate Account	Section 5.25(c)
Reinsurance Agreement	Preliminary Statements
Reinsurance Contract	Section 5.15(a)
Reinsured Party	Section 2.06(a)
Resolution Period	Section 2.05(f)(iii)
Review Period	Section 2.05(f)
Section 338(h)(10) Election	Section 10.07(a)
Seller	Preamble
Seller Indemnified Persons	Section 13.02(b)
Seller Interim CTE Report	Section 8.10(a)
Seller Names and Marks	Section 8.06(a)
Separate Accounts	Section 5.25(a)
Share Purchase	Section 2.01
Shares	Preliminary Statements
Solvent	Section 6.07
Subject Closing Statement	Section 2.05(e)
Surplus Note	Preliminary Statements
Surviving Tax Representations	Section 13.01(a)
Tax Refund	Section 10.03
Third Party Claim	Section 13.04(e)
Threshold Amount	Section 13.03(a)
Transfer Taxes	Section 10.04
Transferred Asset Value	Section 2.03(a)(iv)
Transferred Assets	Section 2.03(b)
Transferred Books and Records	Section 8.02(a)
Trust Account	Preliminary Statements
Willkie	Section 8.08

ARTICLE II.
PURCHASE AND SALE

Section i.Purchase and Sale of the Shares

. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller shall (or shall cause its applicable Subsidiaries to) sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens, other than the Liens described in clause (o) of the definition of “Permitted Liens” or arising under any securities Laws, and the Buyer shall purchase, acquire and accept from the Seller (or its applicable Subsidiary), all of the Seller’s (or its applicable Subsidiary’s) right, title and interest in and to the Shares, for the Purchase Price (the “Share Purchase”).

Section ii.Purchase Price

. The purchase price (the “Purchase Price”) payable by the Buyer to the Seller for the Shares shall be an amount equal to the sum of (a) one hundred thirty million dollars ($130,000,000) (the “Base Purchase Price”) plus (b) the amount by which the Closing Date Adjusted Book Value exceeds the Reference Date Adjusted Book Value minus (c) the amount by which the Reference Date Adjusted Book Value exceeds the Closing Date Adjusted Book Value minus (d) five hundred ninety-nine thousand, two hundred seventy dollars ($599,270), being the total cost of the R&W Policy. The Purchase Price shall be payable at Closing as set forth below in Section 3.03.

Section iii.Estimated Closing Statement

.
(1)No later than ten (10) days prior to the anticipated Closing Date, the Buyer shall deliver to the Seller a statement setting forth Buyer’s good faith estimate of the Initial Required Balance (as defined in the Reinsurance Agreement) as determined in accordance with the Required Balance Model and Calculation Methodologies (as defined in the Reinsurance Agreement). No later than eight (8) days prior to the anticipated Closing Date, the Seller shall deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth: (i) an estimated balance sheet of the Company as of the Effective Time showing the Seller’s good faith estimate of the Closing Date Adjusted Book Value (the “Estimated Closing Date Adjusted Book Value”); (ii) ELIC’s good faith estimate of the Initial Premium (as defined in the Reinsurance Agreement) (the “Estimated Initial Premium”); (iii) a list of assets selected by ELIC from the Asset Portfolio to be transferred to the Trust Account in payment of the Estimated Initial Premium having an aggregate Fair Market Value (as defined in the Reinsurance Agreement) in accordance with and pursuant to the requirements of the Asset Redeployment and Selection Protocol as set forth on Schedule 2.03, estimated by ELIC in good faith, equal to 105% of the Estimated Initial Premium (such list, the “Asset List”); provided, that if the Estimated Initial Premium is greater than the aggregate Transferred Asset Value of the assets in the Asset Portfolio, the Asset List shall consist of the assets in the Asset Portfolio and additional cash and/or Eligible Assets selected by the Seller that have a credit profile substantially similar to the credit profile of the assets in the Asset Portfolio, with such assets in the Asset Portfolio and additional cash and/or Eligible Assets having an aggregate Transferred Asset Value equal to 105% of the Estimated Initial Premium and being selected in accordance with and pursuant to the requirements of Schedule 2.03; (iv) ELIC’s good faith estimate of the Fair Market Value of each of the assets set forth on the Asset List as of the Effective Time (the “Transferred Asset Value”) and (v) ELIC’s calculation of the Initial Required Balance (as defined in the Reinsurance Agreement) (the “Estimated Initial Required Balance”).
(2)No later than three (3) days, and in any event at least two (2) Business Days, prior to the anticipated Closing Date, the Buyer shall deliver to the Seller a statement setting forth the assets selected by the Buyer from the Asset List in accordance with and pursuant to the requirements of the Asset Redeployment and Selection Protocol as set forth on Schedule 2.03 to be transferred to the Trust Account in payment of the Estimated Initial Premium (the “Transferred Assets”).
(3)The Estimated Closing Statement will be prepared in good faith as of the Effective Time and in accordance with the Agreed Accounting Principles and the Milliman CTE

Model and Calculation Methodologies, and will be in the same format as the Reference Closing Statement. For purposes of calculating the Estimated Closing Date Adjusted Book Value and the Initial Premium, the Milliman CS VA CTE70 Amount, the Milliman Reinsurance CTE61.1 Amount and the Initial Premium shall be the amounts set forth on the Seller Interim CTE Report delivered in the same month in which the Estimated Closing Statement is delivered, with such amounts updated solely based on the Milliman Sensitivity Grid, prepared in accordance with Exhibit F (the “Milliman Sensitivity Grid”) as of a date no earlier than two (2) Business Days prior to the date on which the Estimated Closing Statement is required to be delivered. During the period between the delivery of the Estimated Closing Statement and the Closing, the Seller and the Buyer shall cooperate and seek in good faith to correct any errors or mistakes in the preparation of, and any inaccuracies of any items reflected in, the Estimated Closing Statement and, if applicable, the Estimated Closing Statement as revised pursuant to such discussions between the Seller and the Buyer shall thereafter be deemed the Estimated Closing Statement for all purposes hereunder; provided, however, that if the Seller and the Buyer do not reach agreement with respect to any such corrections during such period for any reason, then the Estimated Closing Statement delivered by the Seller shall be the Estimated Closing Statement for all purposes hereunder.
Section iv.Interim Post-Closing Adjustment

.
(1)No later than seventeen (17) days after the Closing Date, the Buyer shall deliver to the Seller a statement setting forth Buyer’s updated calculation and good faith estimate of the Initial Required Balance (as defined in the Reinsurance Agreement) as determined in accordance with the Required Balance Model and Calculation Methodologies. No later than twenty-one (21) days after the Closing Date, the Seller shall deliver to the Buyer a statement (the “Interim Closing Statement”) setting forth the Seller’s updated calculation of each item on the Estimated Closing Statement other than the Asset List, determined as of the Effective Time, including (i) the Closing Date Adjusted Book Value, (ii) the Initial Premium, (iii) the Transferred Asset Value of the Transferred Assets and (iv) the Initial Required Balance. The Closing Date Adjusted Book Value calculated therefrom is referred to as the “Interim Closing Date Adjusted Book Value,” the Initial Premium calculated therefrom is referred to as the “Interim Initial Premium,” the Transferred Asset Value calculated therefrom is referred to as the “Interim Transferred Asset Value” and the Initial Required Balance calculated therefrom is referred to as the “Interim Required Balance.” The Interim Closing Statement will be prepared in good faith as of the Effective Time and in accordance with the Agreed Accounting Principles and the Milliman CTE Model and Calculation Methodologies and will be in the same format as the Reference Closing Statement. During the period between the date on which the Interim Closing Statement is delivered and the Interim True-Up Date, the Seller and the Buyer shall cooperate and seek in good faith to correct any errors or mistakes in the preparation of, and any inaccuracies of any items reflected in, the Interim Closing Statement, and, if applicable, the Interim Closing Statement as revised pursuant to such discussions between the Seller and the Buyer shall thereafter be deemed the Interim Closing Statement for all purposes hereunder; provided, however, that if the Seller and the Buyer do not reach agreement with respect to any such corrections during such period for any reason, then the Interim Closing Statement delivered by the Seller shall be the Interim Closing Statement for all purposes hereunder.
(2)No later than five (5) Business Days after receipt of the Interim Closing Statement (the “Interim True-Up Date”):
(a)If the Interim Closing Date Adjusted Book Value exceeds the Estimated Closing Date Adjusted Book Value, the Buyer shall, without prejudice to its rights pursuant to Section 2.05, pay to the Seller or its designee an amount equal to such excess; and
(b)If the Estimated Closing Date Adjusted Book Value exceeds the Interim Closing Date Adjusted Book Value, the Seller shall, without prejudice to its rights pursuant to Section 2.05, pay to the Buyer or its designee an amount equal to such excess.
(3)On the date on which the payments set forth in Section 2.04(b) are made:
(a)If the Interim Initial Premium exceeds the Estimated Initial Premium, the Seller shall cause ELIC to, without prejudice to its rights pursuant to Section 2.05, pay to the Company or its designee an amount equal to such excess;
(b)If the Estimated Initial Premium exceeds the Interim Initial Premium, the Buyer shall cause the Company to, without prejudice to its rights pursuant to Section 2.05, pay to ELIC or its designee an amount equal to such excess;
(c)If the Interim Transferred Asset Value exceeds the aggregate Estimated Transferred Asset Value, the Buyer shall cause the Company to, without prejudice to its rights pursuant to Section 2.05, pay to ELIC or its designee an amount equal to such excess; and
(d)If the aggregate Estimated Transferred Asset Value exceeds the aggregate Interim Transferred Asset Value, the Seller shall cause ELIC to, without prejudice to its rights pursuant to Section 2.05, pay to the Company or its designee an amount equal to such excess.
For the avoidance of doubt, the aggregate payments (if any) required by (x) the Company, pursuant to Section 2.04(c)(ii) and/or Section 2.04(c)(iii), on the one hand and (y) ELIC, pursuant to Section 2.04(c)(i) and/or Section 2.04(c)(iv), on the other hand, may be net settled against one another. Upon the determination of the Interim Required Balance on the Interim True-Up Date, the Parties agree to promptly make any necessary adjustments under Section 5.8(e) of the Reinsurance Agreement to the extent not reflected in any prior adjustments.
(4)Any payment required to be made by any Person pursuant to this Section 2.04 shall, if not paid as and when required hereby, incur interest at the Interest Rate, for the period from and including the date such payment is required pursuant to this Section 2.04 to the date such payment is made, and will be made in cash and/or Eligible Assets valued at Fair Market Value as of the date of payment as estimated in good faith by the Party making the payment (the “Payor”), and reasonably acceptable to the receiving Party (the “Payee”). For purposes of making any payment hereunder, the Payor shall estimate in good faith the Fair Market Value of any Eligible Assets to be transferred in connection therewith and each of the Parties shall use reasonable best efforts to agree to the actual Fair Market Value as promptly as possible thereafter in a manner consistent with, and based upon, the Fair Market Value Methodologies attached as Schedule K to the Reinsurance Agreement, and (x) if the Fair Market Value of any such Eligible Assets is greater than the estimate made by the Payor, the Payee shall, and (y) if the Fair Market Value of any such Eligible Assets is less than the estimate made by the Payor, the Payor shall, make any subsequent payments that may be required to address such difference in a reasonably prompt manner; provided, that any such payment made pursuant to this Section 2.04(d) shall not incur interest at the Interest Rate or otherwise.
Section v.Post-Closing Adjustment

.
(1)The Final Closing Date Adjusted Book Value, the Final Initial Premium, the Final Transferred Asset Value and the Final Initial Required Balance shall be determined as set forth in this Section 2.05.
(2)Within five (5) Business Days of the determination of the Final Closing Date Adjusted Book Value in accordance with this Section 2.05:
(a)If the Final Closing Date Adjusted Book Value is greater than the Interim Closing Date Adjusted Book Value, the Buyer shall pay to the Seller or its designee an amount equal to such excess; and
(b)If the Interim Closing Date Adjusted Book Value is greater than the Final Closing Date Adjusted Book Value, the Seller shall pay to the Buyer or its designee an amount equal to such excess.
(3)On the date on which the payments set forth in Section 2.05(b) are made:
(a)If the Final Initial Premium exceeds the Interim Initial Premium, the Seller shall cause ELIC to, within five (5) Business Days of the determination of the Final Initial Premium in accordance with this Section 2.05, pay to the Company or its designee an amount equal to such excess;
(b)If the Interim Initial Premium exceeds the Final Initial Premium, the Buyer shall cause the Company to, within five (5) Business Days of the determination of the Final Initial Premium in accordance with this Section 2.05, pay to ELIC or its designee an amount equal to such excess;
(c)If the aggregate Final Transferred Asset Value exceeds the aggregate Interim Transferred Asset Value, the Buyer shall cause the Company to, within five (5) Business Days of the determination of the Final Transferred Asset Value in accordance with this Section 2.05, pay to ELIC or its designee an amount equal to such excess; and
(d)If the aggregate Interim Transferred Asset Value exceeds the aggregate Final Transferred Asset Value, the Seller shall cause ELIC to, within five (5) Business Days of the determination of the Final Transferred Asset Value in accordance with this Section 2.05, pay to the Company or its designee an amount equal to such excess.
For the avoidance of doubt, the aggregate payments (if any) required by (x) the Company, pursuant to Section 2.05(c)(ii) and/or Section 2.05(c)(iii), on the one hand and (y) ELIC, pursuant to Section 2.05(c)(i) and/or Section 2.05(c)(iv), on the other hand, may be net settled against one another.
(4)Any payment required to be made by any Person pursuant to this Section 2.05 shall incur interest at the Interest Rate, for the period from and including the Interim True-Up Date to but not including the date such payment is made, and will be made in cash and/or Eligible Assets valued at Fair Market Value as of the date of payment as estimated in good faith by the Payor, and reasonably acceptable to the Payee. For purposes of making any payment hereunder, the Payor shall estimate in good faith the Fair Market Value of any Eligible Assets to be transferred in connection therewith and each of the Parties shall use reasonable best efforts to agree to the actual Fair Market Value as promptly as possible thereafter in a manner consistent with, and based upon, the Fair Market Value Methodologies attached as Schedule K to the Reinsurance Agreement, and (x) if the Fair Market Value of any such Eligible Assets is greater than the estimate made by the Payor, the Payee shall, and (y) if the Fair Market Value of any such Eligible Assets is less than the estimate made by the Payor, the Payor shall, make any subsequent payments that may be required to address such difference in a reasonably prompt manner.
(5)No later than ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller a statement (the “Subject Closing Statement”) setting forth (i) a balance sheet of the Company as of the Closing Date prepared in accordance with the Agreed Accounting Principles and showing the Buyer’s calculation of the Closing Date Adjusted Book Value, (ii) the Buyer’s calculation of the Initial Premium, (iii) the Buyer’s calculation of the Transferred Asset Value and (iv) the Buyer’s calculation of the Initial Required Balance. The Subject Closing Statement will be prepared as of the Effective Time, in good faith in accordance with the Agreed Accounting Principles and the Milliman CTE Model and Calculation Methodologies and will be in the same format as the Estimated Closing Statement. In connection with the Buyer’s preparation of the Subject Closing Statement, the Seller shall provide the Buyer and its Representatives with such access to the employees and Representatives (including Milliman) of the Seller and its Affiliates and to such documentation, records and other information of the Seller or any of its Affiliates as the Buyer or any of its Representatives may reasonably request; provided, that such access does not unreasonably interfere with the conduct of the business of the Seller or its Affiliates; provided, further, that the independent accountants and actuaries of the

Seller will not be obligated to make any work papers available to the Buyer, unless and until the Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants and actuaries, as applicable.
(6)The Seller shall have thirty (30) days after the date on which the Subject Closing Statement is delivered to it to review the Subject Closing Statement and the calculations set forth therein (the “Review Period”). In furtherance of such review, the Buyer shall provide the Seller and its Representatives with such access to the employees and Representatives of the Buyer and to such documentation, records and other information of the Buyer that the Seller or any of its Representatives may reasonably request; provided, that such access does not unreasonably interfere with the conduct of the business of the Buyer or its Affiliates; provided, further, that the independent accountants and actuaries of the Buyer will not be obligated to make any work papers available to the Seller, unless and until the Seller has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants and actuaries, as applicable.
(a)If the Seller disagrees with the Subject Closing Statement (including any amount or computation set forth therein), the Seller may, on or prior to the last day of the Review Period, deliver a notice to the Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for the Seller’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item or amount, the Seller’s position as to the correct amount or computation that should have been included in the Subject Closing Statement. The Parties will pay any undisputed amount upon receipt of the Subject Closing Statement in accordance with the requirements set forth in Section 2.05(b).
(b)If no Dispute Notice is received by the Buyer with respect to any matter in the Subject Closing Statement on or prior to the last day of the Review Period, the amount or computation with respect to such matters as set forth in the Subject Closing Statement shall be deemed accepted by the Seller, whereupon the amount or computation of such matter or matters shall be final and binding on the Parties.
(c)For a period of thirty (30) days (the “Resolution Period”) beginning on the date that the Buyer receives a Dispute Notice, if any, the Buyer and the Seller shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. In the event that the Parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such Resolution Period, the Buyer and the Seller shall, within thirty (30) days of the expiration of the Resolution Period, jointly engage (A) an accounting firm of national reputation as mutually agreed by the Parties (the “Independent Accounting Firm”), to make a determination with respect to all matters in dispute, other than with respect to the calculation of the Milliman CS VA CTE70 Amount, the Milliman Reinsurance CTE61.1 Amount or the Initial Premium, or (B) with respect to the calculation of the Milliman CS VA CTE70 Amount, the Milliman Reinsurance CTE61.1 Amount or the Initial Premium, an actuarial firm of national reputation, as mutually agreed by the Parties (the “Independent Actuary”); provided, that if no firm is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 14.10.
(d)The Seller and the Buyer will direct the Independent Accounting Firm or the Independent Actuary, as applicable, to render a determination within thirty (30) days after its retention, and the Seller and the Buyer and their respective employees and Representatives will cooperate with the Independent Accounting Firm and the Independent Actuary, as applicable, during its engagement. The Seller, on the one hand, and the Buyer, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s or the Independent Actuary’s engagement, as applicable, each submit to the Independent Accounting Firm or Independent Actuary their respective computations of the disputed items or amounts identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other Party. Each Party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other Party in such other Party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm or Independent Actuary, as applicable (with a copy thereof to the other Party), within five (5) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accounting Firm or Independent Actuary, as applicable. The Independent Accounting Firm or Independent Actuary, as applicable, shall thereafter be permitted to request additional or clarifying information from the Parties, and each of the Parties shall cooperate and shall cause their Representatives to cooperate with such requests of the Independent Accounting Firm or Independent Actuary, as applicable. The Independent Accounting Firm or Independent Actuary, as applicable, shall determine, based solely on the materials so presented by the Parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to the Seller and the Buyer (each, an “Adjustment Report”) in which the Independent Accounting Firm or Independent Actuary, as applicable, shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the Subject Closing Statement solely as to the disputed items or amounts set forth in the Dispute Notice and shall determine the appropriate Closing Date Adjusted Book Value, Initial Premium, Transferred Asset Value and the Initial Required Balance on that basis.
(e)The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s or Independent Actuary’s, as applicable, determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Subject Closing Statement, together with supporting calculations. In resolving any disputed item or amount, the Independent Accounting Firm and the Independent Actuary (A) shall be bound to the principles of this Section 2.05 and the terms of this Agreement, including whether the Subject Closing

Statement was prepared in accordance with the Milliman CTE Model and Calculation Methodologies, as applicable, (B) shall limit its review to matters specifically set forth in the Dispute Notice and (C) shall not assign a value to any matter higher than the highest value for such matter claimed by either Party or less than the lowest value for such matter claimed by either Party.
(f)All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be paid by the Party (that is, the Seller or the Buyer) whose position with respect to the matter in dispute is furthest from the Independent Accounting Firm’s or Independent Actuary’s, as applicable, final determination. Each Adjustment Report, absent fraud or manifest error, shall be expert determinations under New York law governing expert determination and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to the final determinations of the Independent Accounting Firm or the Independent Actuary, including enforcement of such final determinations, shall be resolved in accordance with Section 14.10.
(7)The final form of the Subject Closing Statement as finally determined pursuant to this Section 2.05 is referred to herein as the “Final Closing Statement,” the Closing Date Adjusted Book Value calculated therefrom is referred to as the “Final Closing Date Adjusted Book Value,” the Initial Premium calculated therefrom is referred to as the “Final Initial Premium,” the Transferred Asset Value calculated therefrom is referred to as the “Final Transferred Asset Value” and the Initial Required Balance calculated therefrom is referred to as the “Final Initial Required Balance.”
(8)Upon the final determination of the Final Initial Required Balance, the Parties agree to promptly make any necessary adjustments under Section 5.8(e) of the Reinsurance Agreement to the extent not reflected in any prior adjustments.
Section vi.Realized Rate Increase Adjustment.
(1)With respect to the Reinsurance Contracts set forth on Schedule 2.06, for the twelve (12) month period following the Closing, the Buyer and the Company shall use reasonable best efforts to negotiate to increase the premium payable by the reinsured under the applicable Reinsurance Contract (the “Reinsured Party”). The Buyer and the Company shall not take any direct or indirect action intended to frustrate the purpose of this Section 2.06, including, by way of illustration and not limitation, by negotiating any non-ordinary course additional payment by a Reinsured Party or any of its Affiliates to the Company or any of its Affiliates, a non-ordinary course reduction in any amount otherwise payable by the Company or any of its Affiliates to such Reinsured Party, in connection with any other transaction or arrangement between them in lieu of a premium increase under the applicable Reinsurance Agreement or by delaying an agreement to increase the premiums payable to avoid the term of this Section 2.06. The Company shall not be required to make any non-ordinary course accommodation in connection with its obligations pursuant to this Section 2.06.

(2)If, in the twelve (12) month period following the Closing, a Reinsured Party enters into a written agreement with the Company or any of its Affiliates to pay any premium at rates in excess of the Closing Date Premium Rates (a “Rate Increase”), then within five (5) Business Days following the entry into such agreement, the Company shall pay to the Seller an amount equal to seventy-five percent (75%) of the difference between (i) the Milliman CS VA CTE70 Amount as of the date of such agreement, calculated utilizing the negotiated premiums with respect to such Reinsurance Contract in effect immediately prior to the effective date of such Rate Increase minus (ii) the Milliman CS VA CTE70 Amount as of the date of such agreement, calculated after giving effect to the newly negotiated premiums with respect to the period from and after the effective date of such Rate Increase (such resulting amount, the “Realized Rate Increase Adjustment”). For the purposes of determining the Milliman CS VA CTE70 Amount with respect to any Rate Increase that is to become effective after the date of entering into a written agreement with respect to such Rate Increase, the Parties acting reasonably and in good faith shall approximate the calculation of such Milliman CS VA CTE70 Amount as closely as practicable.
(3)Any dispute concerning the value of the Realized Rate Increase Adjustment or the value of any payment required to be made pursuant to this Section 2.06 may be resolved in accordance with Section 2.05, mutatis mutandis; provided, that the reasonable out-of-pocket costs and expenses incurred by a Party with respect to calculating the payment required pursuant to Section 2.06(b) shall be borne equally by the Parties.
Section vii.Tax Treatment of Adjustments

. The Parties shall treat (i) any adjustment made pursuant to Section 2.04(b) or Section 2.05(b) or (ii) any Realized Rate Increase Adjustment made pursuant to Section 2.06, as an adjustment to the amount of Purchase Price and a corresponding change in the amount of ADSP (as such term is defined in Treasury Regulations Section 1.338-4) for the assets of the Company in a manner consistent with the adjustment required by Section 10.07(d) to the Final Allocation Schedule except as otherwise required by applicable Law. The Parties shall treat any adjustment made pursuant to Section 2.04(c) or Section 2.05(c) as an adjustment to the amounts paid under the Reinsurance Agreement.

ARTICLE III.
THE CLOSING
Section i.Closing

. The closing of the purchase and sale of the Shares and of the other transactions contemplated by this Agreement to be then completed (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Willkie Farr & Gallagher LLP, 787 7th Avenue, New York, New York 10019 (or such other place as the Seller and the Buyer may agree in writing), following the satisfaction or waiver of each of the conditions set forth in Section 11.01 and Section 11.02 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) on (a) the first Business Day of the month following the month in which such conditions are satisfied or waived or (b) if the satisfaction or waiver of such conditions occurs less than five (5) Business Days prior to the first Business Day of such month, on the first Business Day of the second month immediately following the month in which such conditions are satisfied or waived (or, in any case, such other date as mutually agreed by the Seller and the Buyer). The date on which the Closing takes place shall be the “Closing Date.” The transactions contemplated hereby to be completed at the Closing shall be deemed to have been consummated and become effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date (the “Effective Time”).

Section ii.Closing Transaction

. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Seller (or its applicable Subsidiary) and Buyer shall consummate the Share Purchase in accordance with Section 2.01 and (b) immediately following the Share Purchase, (i) Seller shall cause ELIC and Buyer shall cause the Company to enter into the Reinsurance Agreement and the Trust Agreement, (ii) Seller and Buyer shall direct the Trustee to enter into the Trust Agreement, (iii) the Guarantor will enter into the Guarantee, (iv) Seller shall cause ELIC to transfer to the Trust Account, on behalf of the Company, free and clear of all Liens (other than Permitted Liens or Liens created under the Reinsurance Agreement or the Trust Agreement), the Transferred Assets, (v) Buyer shall or shall cause the Company to transfer to the Trust Account free and clear of all Liens (other than Permitted Liens or Liens created under the Reinsurance Agreement or the Trust Agreement), Investment Assets meeting the requirements of the Reinsurance Agreement that have an aggregate Fair Market Value (as defined in the Reinsurance Agreement) at least equal to the amount by which the Estimated Initial Required Balance exceeds the Estimated Initial Premium and (vi) the parties shall otherwise cause the transactions contemplated thereby to occur on the Closing Date to be consummated.

Section iii.Closing Payment

. At the Closing, the Buyer shall deliver to the Seller payment, by wire transfer to a bank account designated in writing by the Seller (such designation to be made at least two (2) Business Days before the Closing Date) of immediately available funds in an amount equal to the sum of (a) the Base Purchase Price, plus (b) the amount by which the Estimated Closing Date Adjusted Book Value as set forth in the Estimated Closing Statement exceeds the Reference Date Adjusted Book Value, minus (c) the amount by which the Reference Date Adjusted Book Value exceeds the Estimated Closing Date Adjusted Book Value as set forth in the Estimated Closing Statement. At the Closing, and conditioned thereon, the Seller shall deliver to the Buyer payment, by wire transfer to a bank account designated in writing by the Buyer (such designation to be made at least two (2) Business Days before the Closing Date), of immediately available funds in an amount equal to the Surplus Note Purchase Price.

Section iv.Withholding

. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign applicable Tax Law. If a Party determines that an amount is required to be deducted or withheld, such Party shall use reasonable best efforts to: (i) provide written notice to the other Party, at least five (5) Business Days before the relevant payment, of such deduction or withholding; (ii) cooperate in good faith with the other Party to reduce or eliminate the deduction or withholding of such amount; and (iii) provide the other Party a reasonable opportunity to provide forms or documentation that would exempt such amounts from withholding. If any amount is so withheld and paid over to the applicable Governmental Authority, such amounts paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed.
Section v.The Buyer’s Additional Closing Date Deliveries

. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller:

(1)IRS Form 8023 (and any state, local or foreign forms) as required to effect the Section 338(h)(10) Election, completed and properly executed by the Buyer;
(2)the certificate referred to in Section 11.01(a)(iv);
(3)the duly executed counterpart to each Transaction Agreement (other than this Agreement) to which a Buyer Party is a party;
(4)the Surplus Note; and
(5)such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
Section vi.The Seller’s Additional Closing Date Deliveries

. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer:
(1)IRS Form 8023 (and any state, local or foreign forms) as required to effect the Section 338(h)(10) Election, completed and properly executed by the Seller;
(2)one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer;
(3)the certificate referred to in Section 11.02(a)(iv);
(4)written resignations of each of the directors and officers of the Company, effective as of the Closing;
(5)the duly executed counterpart to each Transaction Agreement (other than this Agreement and the Reinsurance Agreement, which Reinsurance Agreement shall be executed by the Company and ELIC immediately following the Closing) to which a Seller Party is a party;
(6)the Transferred Books and Records, in accordance with Section 8.02;
(7)IRS Form W9, duly executed by the Seller;
(8)evidence of termination of Intercompany Agreements in accordance with Section 7.06(a); and
(9)such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER
Subject to and as qualified by the matters set forth in the Seller Disclosure Schedule, the Seller hereby represents and warrants to the Buyer as follows as of the date hereof and as of the

Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date):
Section i.Incorporation and Authority of the Seller

.
(1)The Seller is a corporation, duly incorporated and in good standing under the Laws of the State of Delaware.
(2)Each Seller Party has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. The execution and delivery by each Seller Party of the Transaction Agreements to which it is a party, and the consummation by such Seller Party of the transactions contemplated by, and the performance by such Seller Party of its obligations under, the Transaction Agreements have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all requisite corporate or other entity action on the part of such Seller Party. Each of the Transaction Agreements to which a Seller Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Seller Party and, assuming due authorization, execution and delivery by each other party thereto, constitutes or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will constitute, the legal, valid and binding obligation of such Seller Party, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section ii.No Conflict

. Except as set forth in Section 4.02 of the Seller Disclosure Schedule and except as may result from any facts or circumstances solely relating to the Buyer and its Affiliates (as opposed to any other third party), the execution, delivery and performance by each Seller Party of, and the consummation by such Seller Party of the transactions contemplated by, the Transaction Agreements do not (a) violate or conflict with the organizational documents of such Seller Party or the Company, (b) violate or conflict with any Law or other Governmental Order applicable to such Seller Party, the Company or the Company Subsidiary or by which any of them or any of their respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets, rights or properties of such Seller Party, the Company or the Company Subsidiary pursuant to, or result in any acceleration of remedies, penalty or material increase or decrease in an amount payable or an obligation or benefit under, any Material Contract, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Business Material Adverse Effect.

Section iii.Consents and Approvals

. Except as set forth in Section 4.03 of the Seller Disclosure Schedule or as may result from any facts or circumstances solely relating to the Buyer and its Affiliates (as opposed to any other third party), the execution and delivery by each Seller Party of the Transaction Agreements does not, and the performance by such Seller Party of and the consummation by such Seller Party of the transactions contemplated by, the Transaction Agreements do not, require any Governmental Approval to be obtained or made by such Seller Party prior to the Closing, except for such Governmental Approvals, the failure of which to be obtained or made has not, and would not reasonably be expected to, individually or in the aggregate, result in a Business Material Adverse Effect.

Section iv.No Inducement or Reliance; Independent Assessment

. The Seller has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by any of the Buyer or its Affiliates or Representatives that are not expressly set forth in Article VI, whether or not any such representations or warranties were made in writing or orally.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY, THE COMPANY SUBSIDIARY AND THE BUSINESS

Subject to and as qualified by the matters set forth in the Seller Disclosure Schedule, the Seller hereby represents and warrants to the Buyer as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date):
Section i.Incorporation of the Company

.
(1)Each of the Company and the Company Subsidiary (i) is a corporation or other organization duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (ii) is duly qualified as a foreign corporation or other organization to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary and (iii) has the requisite corporate or other power and authority to operate its business as now conducted, except where the failure to be so organized, in good standing or qualified, individually or in the aggregate, would not reasonably be expected to result in a Business Material Adverse Effect.
(2)The Seller has made available to the Buyer true and correct copies of the organizational documents of the Company and the Company Subsidiary, in each case as amended and in effect as of the date hereof.
Section ii.Capital Structure of the Company; Ownership and Transfer of the Shares

.
(1)The Seller is the registered holder and beneficial owner of all issued and outstanding shares of Capital Stock of the Company, with good and valid title thereto and clear of all Liens (other than Permitted Liens). Section 5.02(a) of the Seller Disclosure Schedule sets forth (i) the authorized Capital Stock of the Company and (ii) the number of shares of each class or series of Capital Stock of the Company that are issued and outstanding. Except as set forth in Section 5.02(a) of the Seller Disclosure Schedule, there are no shares of Capital Stock of the Company issued and outstanding. All the outstanding shares of Capital Stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Seller, the Company or any of their Affiliates to issue, sell, purchase, return or redeem (or establish a sinking fund with respect to redemption) any Capital Stock of the Company or securities convertible into or exchangeable for any Capital Stock of the Company, and there are no shares of Capital Stock of the Company reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations or commitments of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having voting rights (or convertible into securities having voting rights). The Company has no subsidiaries other than the Company Subsidiary.
(2)The Company is the registered holder and beneficial owner of all issued and outstanding shares of Capital Stock of the Company Subsidiary, with good and valid title thereto and clear of all Liens (other than Permitted Liens). All the outstanding shares of Capital Stock of the Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Seller, the Company, the Company Subsidiary or any of their Affiliates to issue, sell, purchase, return or redeem (or establish a sinking fund with respect to redemption) any Capital Stock of the Company Subsidiary or securities convertible into or exchangeable for any Capital Stock of the Company Subsidiary, and there are no shares of Capital Stock of the Company Subsidiary reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations or commitments of the Company Subsidiary. The Company Subsidiary does not have any Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company Subsidiary having voting rights (or convertible into securities having voting rights).
(3)Except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Capital Stock of the Company or the Company Subsidiary.
Section iii.Financial Statements; Absence of Undisclosed Liabilities

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(1)The Seller has made available to the Buyer copies of (i) the audited annual statutory financial statements of the Company for the annual periods ended December 31, 2017, 2018 and 2019, as filed with the Delaware DOI, together with the exhibits, schedules and notes thereto and (ii) the unaudited quarterly statements of the Company as of and for the three (3) and six (6)-month periods ended on March 31 and June 30, 2020, together with the exhibits, schedules and notes thereto (collectively, the “Company Financial Statements”). The Company Financial Statements (1) were derived from the Books and Records, (2) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved, and (3) present fairly, in all material respects, the statutory financial position and results of operations of the Company, as of their respective dates and for the respective periods covered thereby in accordance with SAP. All assets that are reflected as admitted assets in the Company Financial Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets. No material weakness has been asserted by any Governmental Authority with respect to any of the Company Financial Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority.

(2)The Seller has made available to the Buyer copies of the (i) audited annual statutory financial statements of the Company Subsidiary for the annual periods ended December 31, 2017, 2018 and 2019, as filed with the Arizona DOI, together with the exhibits, schedules and notes thereto and (ii) unaudited quarterly statements of the Company Subsidiary as of and for the three (3) and six (6)-month periods ended on March 31 and June 30, 2020, together with the exhibits, schedules and notes thereto (collectively, the “Company Subsidiary Financial Statements”). The Company Subsidiary Financial Statements (1) were derived from the Books and Records, (2) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved, and (3) present fairly, in all material respects, the statutory financial position and results of operations of the Company Subsidiary, as of their respective dates and for the respective periods covered thereby in accordance with SAP. All assets that are reflected as admitted assets in the Company Subsidiary Financial Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets. No material weakness has been asserted by any Governmental Authority with respect to any of the Company Subsidiary Financial Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority.
(3)The Seller has made available to the Buyer copies of (i) the audited annual statutory financial statements of ELIC for the annual periods ended December 31, 2017, 2018 and 2019, as filed with the New York Department of Financial Services, together with the exhibits, schedules and notes thereto and (ii) the unaudited quarterly statements of ELIC as of and for the three (3) and six (6)-month periods ended on March 31 and June 30, 2020, together with the exhibits, schedules and notes thereto (collectively, the “ELIC Financial Statements” and, together with the Company Financial Statements and the Company Subsidiary Financial Statements, the “Financial Statements”). The ELIC Financial Statements (1) were derived from the books and records of ELIC, (2) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved and (3) present fairly, in all material respects, the statutory financial position and results of operations of ELIC, as of their respective dates and for the respective periods covered thereby in accordance with SAP. All assets that are reflected as admitted assets in the ELIC Financial Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets. No material weakness has been asserted by any Governmental Authority with respect to any of the ELIC Financial Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority.
(4)Section 5.03(d) of the Seller Disclosure Schedule sets forth a true and correct list of all accounting practices used by each of the Company, the Company Subsidiary and, solely in respect of the Reinsured Business, ELIC, in connection with the Financial Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (each such departure, a “Permitted or Prescribed Accounting Practice”). All such Permitted or Prescribed Accounting Practices have been approved by the applicable Insurance Regulators in writing at or prior to the time used by the Company, the Company Subsidiary or ELIC, as applicable, in connection with the applicable Financial Statements. Since January 1, 2017, none of the Company, the Company Subsidiary, ELIC or any Person acting on any such entity’s behalf has sought approval for a permitted accounting practice that was either (i) not granted by the applicable Insurance Regulator or (ii) granted by the applicable Insurance Regulator, but not used by such entity in connection with the applicable Financial Statements. None of the Financial Statements (other than as do not relate to the Company, the Company Subsidiary or, with respect to the Reinsured Business, ELIC) were prepared on the basis of any Permitted Accounting Practice or Prescribed Accounting Practice other than as set forth in Section 5.03(d) of the Seller Disclosure Schedule.
(5)Except (i) as set forth in Section 5.03(e) of the Seller Disclosure Schedule or to the extent reserved for in the Financial Statements as of December 31, 2019 or disclosed in the notes thereto and (ii) for Liabilities and obligations incurred in the ordinary course of business since December 31, 2019, there are no Liabilities or obligations of the Company, the Company Subsidiary or the Business of any nature of a type that would be required to be disclosed, reflected or reserved for on a balance sheet prepared in accordance with SAP or disclosed in the notes thereto.
(6)Each of the Company, the Company Subsidiary and, with respect to the Reinsured Business, ELIC, maintains books and records (i) in compliance with applicable Law in all material respects and (ii) reflecting its assets and liabilities and maintains, in all material respects, proper and adequate systems of internal accounting controls designed to provide reasonable assurance that: (A) transactions are executed with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with SAP or GAAP, as applicable; (C) access to its assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.
(7)Except as set forth in Section 5.03(g) of the Seller Disclosure Schedule, since December 31, 2017, to the Knowledge of the Seller, none of the Company, the Company Subsidiary or, with respect to the Reinsured Business, ELIC, or any of their respective Representatives, has received any nonfrivolous complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of any such Company, Company Subsidiary, or with respect to the Reinsured Business, ELIC, or its internal accounting controls.
Section iv.Absence of Certain Changes. Except as set forth in Section 5.04 of the Seller Disclosure Schedule, from December 31, 2019 to the date of this Agreement, (a) the Company, the Company Subsidiary and ELIC have conducted the Business in the ordinary course consistent with past practice and have not taken any action that would have required consent pursuant to Section 7.01 if such action had been taken following the date hereof and (b) there has not occurred any event or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Business Material Adverse Effect.
Section v.Absence of Litigation

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(1)Except as set forth in Section 5.05(a) of the Seller Disclosure Schedule, as of the date hereof, there is no Action (other than ordinary course claims under Reinsurance Contracts or arising under the Reinsured Contracts that are within policy limits), pending or, to the Knowledge of the Seller, threatened in writing against the Company or the Company Subsidiary or, in respect of the Reinsured Business, ELIC, that (i) would reasonably be expected to result in damages in excess of one million dollars ($1,000,000), (ii) is a class action or is a petition seeking class certification for such Action or (iii) involves claims alleging bad faith or extra-contractual obligations.
(2)Except as set forth in Section 5.05(b) of the Seller Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of the Seller, threatened in writing Action with respect to the Reinsurance Contracts or the Reinsured Contracts (other than claims thereunder within applicable policy limits) that (i) would reasonably be expected to result in damages in excess of one million dollars ($1,000,000), (ii) is a class action or is a petition seeking class certification for such Action or (iii) involves claims alleging bad faith or extra-contractual obligations.
(3)There are no Actions pending or, to the Knowledge of the Seller, threatened in writing against the Seller or any of its Affiliates (including the Company and the Company Subsidiary) that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of any Seller Party to enter into any of the Transaction Agreements.
Section vi.Compliance with Laws

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(1)Except as set forth in Section 5.06(a) of the Seller Disclosure Schedule, since January 1, 2017, none of the Company, the Company Subsidiary, or with respect to the Reinsured Business, ELIC, (i) has been in violation of any Laws or Governmental Orders or material agreement with any Governmental Authorities or (ii) has received any written communication from any Governmental Authorities indicating that the Company, the Company Subsidiary, or with respect to the Reinsured Business, ELIC, has violated any Laws or Governmental Orders or agreements with any Governmental Authorities, in each case, applicable to it or its assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.
(2)Except as set forth in Section 5.06(b) of the Seller Disclosure Schedule, none of the Company, the Company Subsidiary or, in respect of the Reinsured Business, ELIC, is a party to, or bound by, any material Governmental Order or material agreement with any Governmental Authorities, in each case, applicable to it or its assets, properties or businesses.
(3)Except as disclosed in Section 5.06(c) of the Seller Disclosure Schedule and except for limitations imposed by Law applicable to the Business and the insurance industry generally, there is no Governmental Order between the Company or the Company Subsidiary and any Governmental Authority that is material to the Business.

(4)To the Knowledge of the Seller, except as disclosed in Section 5.06(d) of the Seller Disclosure Schedule, no director, officer, employee or Representative of the Company, the Company Subsidiary or, with respect to the Reinsured Business, ELIC, has, directly or indirectly (i) used any funds for contributions, gifts, gratuities, entertainment or other expenses related to political activity, in each case in violation of any Anti-Corruption Laws, (ii) made any payment in violation of any Anti-Corruption Laws or offered, promised or authorized the payment of anything of value, regardless of form, whether money, property or services, to or for the benefit of any U.S. or non-U.S. government official or employee, any official or employee of a public international organization, or any political party or candidate for political office in each case in violation of any Anti-Corruption Laws, (iii) made any other payment, regardless of form, whether in money, property or services which constitutes criminal bribery under any Anti-Corruption Laws or (iv) violated or been the subject of an investigation, inquiry or enforcement proceeding with respect to any applicable export control, money laundering or anti-terrorism law or regulation, the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery law or regulation or any Law of similar effect.
(5)Each of the Company, the Company Subsidiary and, with respect to the Reinsured Business, ELIC, has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 2017, and all such material reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with all applicable Laws when filed or as amended or supplemented, and no material deficiencies that remain unsatisfied have been asserted by any Governmental Authority with respect to such material reports, statements, documents, registrations, filings or submissions.
Section vii.Governmental Licenses and Permits

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1.Each of the Company and the Company Subsidiary, and with respect to the Reinsured Business, ELIC owns, holds or possesses all material governmental qualifications, registrations, licenses, permits, consents, registrations and authorizations that are necessary for it to conduct its business and to own or use its assets and properties, in all material respects as such business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Permits”).
2.Except as set forth in Section 5.07(b) of the Seller Disclosure Schedule, (i) all material Permits are valid and in full force and effect, (ii) none of the Company, the Company Subsidiary, or with respect to the Reinsured Business, ELIC, is in default or violation, in any material respect, of any of the Permits and (iii) none of the Company, the Company Subsidiary or with respect to the Reinsured Business, ELIC, is the subject of any pending or, to the Knowledge of the Seller, threatened Action seeking the revocation, cancellation, suspension, limitation, termination, modification, restriction, impairment or non-renewal of any material Permit. Subject to obtaining the consents set forth in Section 4.03 of the Seller Disclosure Schedule, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.

a.Intellectual Property
b..
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b.(a)    Section 5.08(a) of the Seller Disclosure Schedule contains a true and correct list of all Intellectual Property that has been issued or is registered or is subject to an application for issuance or registration that is owned by the Company or the Company Subsidiary (collectively, the “Registered Intellectual Property”), in each case specifying any applicable registration or application number(s).
3.The Intellectual Property included in Section 5.08(a) of the Seller Disclosure Schedule is subsisting and, to the Knowledge of the Seller, valid and enforceable. To the Knowledge of the Seller, there are no current or threatened material Actions arising out of a right or claimed right of any other Person before any Governmental Authority concerning the validity, enforceability or ownership of any Company Intellectual Property. Except as set forth in Section 5.08(a) of the Seller Disclosure Schedule, the Company and the Company Subsidiary own all Company Intellectual Property free and clear of any Liens (other than Permitted Liens).
4.Section 5.08(c) of the Seller Disclosure Schedule sets forth any unregistered Trademarks or Software within the Company Intellectual Property that is material to the operation of the Business.
5.Each of the Seller, its respective Affiliates and each of the Company and the Company Subsidiary has taken commercially reasonable actions necessary to maintain (i) the validity of the Registered Intellectual Property set forth in Section 5.08(a) of the Seller Disclosure Schedule under all applicable Law (including maintaining in full force and effect all registrations and issuances and timely making all necessary and material filings and fees) and (ii) the confidentiality of, and otherwise protect, its rights in any of the Company or the Company Subsidiary’s proprietary or material confidential information (including trade secrets), including maintaining policies that require Persons (including employees, consultants and contractors) who would reasonably be expected to have access to such proprietary or material confidential information of the Company and the Company Subsidiary to agree to preserve the confidentiality of such information.
6.Each current or former employee, consultant and contractor of the Company or the Company Subsidiary who has contributed to, developed or created material Company Intellectual Property for or on behalf of the Company or the Company Subsidiary has assigned all material rights, title and interests in and to such Intellectual Property to the Company or the Company Subsidiary, as applicable.
7.Since January 1, 2017: (i) no Action is pending, settled or, to the Knowledge of the Sellers, threatened against the Company or the Company Subsidiary alleging the Company or the Company Subsidiary infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of another Person; (ii) none of the Seller, its respective

Affiliates and each of the Company and the Company Subsidiary has, in each case with respect to the CS Business, received any written notice that the operation of the CS Business is infringing, misappropriating, diluting or violating any Intellectual Property of any other Person; (iii) none of the operations of the Company or the Company Subsidiary have infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person; (iv) no Person has been or is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates the Company Intellectual Property; and (v) no Action is pending, settled or, to the Knowledge of the Sellers, threatened by the Company or the Company Subsidiary alleging any infringement, misappropriation, dilution or any other violation of any Company Intellectual Property by another Person.
8.Except as would not have a Business Material Adverse Effect, neither the execution, delivery nor performance of this Agreement, and the consummation of the transactions contemplated hereby, will not, with or without notice or the lapse of time or both, in any way impair the right to use, or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of, any Company Intellectual Property.
9.The Company and the Company Subsidiary possess source code and other documentation necessary to compile, maintain, implement and operate the material Software within the Company Intellectual Property. To the Knowledge of the Seller, neither the Company or the Company Subsidiary or, with respect to the Business, Seller or any of its Affiliates, has disclosed, delivered or otherwise provided, any source code for any such Software to any Person, except under conditions of confidentiality.
10.None of the Seller or its Affiliates (including the Company and the Company Subsidiary) has used any Software that is licensed or distributed pursuant to any license to Software that is considered “free software” or “open source software” (as each term is defined by the Open Source Foundation, Open Source Initiative or the Free Software Foundation) in a manner that would require any proprietary source code of any material Software within the Company Intellectual Property to be either (i) licensed for the purpose of making modifications or derivative works or (ii) redistributable at no charge.
11.To the Knowledge of the Seller, none of the Software within the Company Intellectual Property contains any malicious code.
a.Data Security

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12.Other than any Company Data to be provided under the Transition Services Agreement or other Transaction Agreements, all Company Data is owned by the Company or the Company Subsidiary, free and clear of all Liens except for Permitted Liens. Except as set forth on Section 5.09(a) of the Seller Disclosure Schedule, the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby, will not, with or without notice or the lapse of time or both, materially violate any Privacy Requirements or breach, or cause the termination of, any agreement under which the Company or the Company Subsidiary leases or is licensed any of the Company IT Systems.
13.The Company IT Systems have been properly maintained in accordance with relevant industry standards, and the Company IT Systems are in good working condition to effectively perform as necessary to conduct the CS Business. The Company IT Systems do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” or any other software code or routines designed or intended to have any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
14.The Company and the Company Subsidiary have established and ensured compliance with a written information security program that complies with Privacy Requirements and includes: (i) administrative, technical and physical safeguards that are designed to protect the security, confidentiality, and integrity of Personal Data and Company Data; and (ii) commercially reasonable disaster recovery, business continuity, incident response, backup and recovery, and security plans and procedures. Neither the Company nor the Company Subsidiary has experienced a significant outage of all or any portion of the Company IT Systems, except as set forth in Section 5.09(c) of the Seller Disclosure Schedule.
15.The Company and the Company Subsidiary have not suffered a Data Breach and have not been required to notify any Person or Governmental Authorities of any Data Breach, except as set forth in Section 5.09(d) of the Seller Disclosure Schedule.
16.The Company, Company Subsidiary, and all Persons who Process Personal Data on their behalf comply and have complied, in all material respects, with the Privacy Requirements, including, but not limited to, providing required notices regarding privacy practices and Processing Personal Data in accordance with such notices.
17.The Company and the Company Subsidiary have not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person alleging noncompliance with any Privacy Requirements or Company privacy policies nor have they been subject to any Proceeding relating to noncompliance or potential noncompliance with Privacy Requirements or its Processing of Personal Data, except as set forth in Section 5.09(f) of the Seller Disclosure Schedule.
b.Material Contracts

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18.Section 5.10(a) of the Seller Disclosure Schedule sets forth a true and correct list of each written Contract (other than the Reinsurance Contracts) (each, a “Material Contract”) in force as of the date hereof to which the Company or the Company Subsidiary or, in respect of the Reinsured Business, ELIC or its Affiliates, is a party, in each case, that:

i.involved aggregate payments by either the Company or the Company Subsidiary in excess of five hundred thousand dollars ($500,000) during the twelve (12)-month period ended December 31, 2019 or would reasonably be expected to involve aggregate payments in excess of such amount in any twelve (12)-month period that includes the date hereof;
ii.involved receipt of payments by either the Company or the Company Subsidiary, in excess of five hundred thousand dollars ($500,000) during the twelve (12)-month period ended December 31, 2019 or would reasonably be expected to involve aggregate payments in excess of such amount in any twelve (12)-month period that includes the date hereof;
iii.is a Company Intellectual Property Contract with annual fees of greater than five hundred thousand dollars ($500,000)  during the twelve (12)-month period ended December 31, 2019 (excluding (A) nonexclusive licenses granted in the ordinary course of business and (B) shrinkwrap, clickthrough or other nonexclusive licenses on standard terms for generally commercially available off-the-shelf Software);
iv.(A) contains covenants limiting the ability of either the Company or the Company Subsidiary in any material respect (taken as a whole) to engage in any line of business or to compete with any Person, in each case except for Contracts and agreements that limit the ability of either of the Company or the Company Subsidiary to solicit the employment of, or hire individuals employed by, other Persons, that would not apply to the Buyer or its Affiliates (other than the Company and the Company Subsidiary following the Closing), (B) grants a right of first refusal or first offer or similar right or (C) provides for a “most favored nations” status for any party thereto, in the case of clause (B) or (C) as is binding on the Company or the Company Subsidiary (including immediately following the Closing);
v.relates to provision by a third party of material administrative, claims or investment management services with respect to, the Reinsured Contracts;
vi.provides for any obligation of the Company or the Company Subsidiary to loan or contribute funds to, or make investments in, another Person, in each case except for Investment Assets;
vii.relates to any material interest rate, derivatives or hedging transaction of the Company or the Company Subsidiary other than as has been entered into in the ordinary course of business;
viii.relates to the acquisition or disposition of any company or business or a material portion of the assets of any company or business (whether by merger, sale of stock, sale of assets or otherwise), other than Investment Assets in the ordinary course of business, and pursuant to which the Company has ongoing material obligations;

ix.is a mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit or the direct or indirect guarantee, capital maintenance or keep-well by the Company or the Company Subsidiary of any obligation for borrowed money of any Person or any other Liability of the Company or the Company Subsidiary in respect of indebtedness for borrowed money of any Person, in each case, involving Liabilities in excess of five hundred thousand dollars ($500,000);
x.is a material limited liability company, partnership, joint venture or other similar contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the Business;
xi.is an investment management agreement with any Affiliate of either of the Company, the Company Subsidiary or any third party in respect of assets held in the general account of either the Company or the Company Subsidiary;
xii.is a Contract (other than any Seller Benefit Plan) between either the Company or the Company Subsidiary, on the one hand, and any director or officer of the Company or the Company Subsidiary (or any Affiliate of a director or officer) (other than the Company or the Company Subsidiary), on the other hand;
xiii.provides for the imposition of any Lien, other than a Permitted Lien, on any assets of the Company or the Company Subsidiary;
xiv.is an Intercompany Agreement;
xv.is a collective bargaining agreement;
xvi.is a master ISDA agreement under which the Company or the Company Subsidiary has outstanding derivatives (including any schedules and confirmations thereunder);
xvii.requires the Company, the Company Subsidiary or any Affiliate thereof (in each case, whether individually or as a group), to maintain a minimum rating issued by a credit rating agency (such minimum rating requirement, the “Rating Threshold”) such that a failure to maintain a rating at or above such Rating Threshold would give rise to any violation, breach or default by the Company or the Company Subsidiary thereunder, or that would permit any modification, acceleration or termination thereof, or that would require the Company or the Company Subsidiary to collateralize or otherwise provide security thereunder or with respect thereto;
xviii.any Contract entered into by the Company or the Company Subsidiary involving the purchase, sale, transfer, assignment, lease, license, sublease or acquisition of any real property;

xix.is a Contract providing for the use of a mutual fund organization’s mutual funds as investment options in respect of the Business or the payment to the Company, the Company Subsidiary or, with respect to the Reinsured Business, the Seller or any of its Affiliates (including ELIC), of distribution service fees, administrative services fees, shareholder service fees, revenue sharing or other payments relating to the offering of such mutual funds as investment options for the Business;
xx.provides for any guarantee or surety by either the Company or the Company Subsidiary of the obligations of any other Person; or
xxi.is a Contract that obligates the Company or the Company Subsidiary, or, with respect to the Reinsured Business and as applicable, ELIC, to enter into any of the foregoing.
19.The Seller has made available to the Buyer a complete and correct copy of each Material Contract as of the date of this Agreement. Except as set forth in Section 5.10(b) of the Seller Disclosure Schedule, each Material Contract is a legal, valid and binding obligation of the Company, the Company Subsidiary or, with respect to the Reinsured Business, ELIC, as applicable, and, to the Knowledge of the Seller, each other party to such Material Contract, and is enforceable against the Company, the Company Subsidiary or, with respect to the Reinsured Business, ELIC, as applicable, and, to the Knowledge of the Seller, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at Law or in equity)), and none of the Company, the Company Subsidiary or, with respect to the Reinsured Business, ELIC, as applicable, or, to the Knowledge of the Seller, any other party to a Material Contract, is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of the Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). None of the Company, the Company Subsidiary or ELIC have caused or permitted to exist (whether by action or omission) or have received any written notice, or to the Knowledge of the Seller, oral notice, in respect of a cancellation, termination or non-renewal of a Material Contract that remains in effect, or of an intent or reservation of right to cancel, terminate, close-out or not renew any Material Contract or any transaction contemplated thereby.
c.Affiliate Transactions

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20.Section 5.11(a) of the Seller Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all Contracts, between the Company, on the one hand, and the Seller or any Affiliate of the Seller (other than the Company), on the other hand (collectively, “Intercompany Agreements”).

21.Section 5.11(b) of the Seller Disclosure Schedule sets forth the amount of each balance between the Company or the Company Subsidiary, on one hand, and the Seller or any of its Affiliates (other than the Company or the Company Subsidiary), on the other hand, as of June 30, 2020.
d.Employees and Labor Matters

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22.Prior to the date hereof, the Seller has made available to the Buyer a list, current and effective as of the date of this Agreement, of each Company Employee’s (i) wages, salary or hourly rate of pay, (ii) bonus opportunity, (iii) date of hire, (iv) title, (v) exempt or non-exempt status under the Fair Labor Standards Act of 1938, (vi) principal work location and (vii) employer. No Company Employees’ principal work location is outside of the United States. No individual employed by Seller or any of its Affiliates, other than a Company Employee, provides substantially all of their services to the Business (excluding the Reinsured Business). The Company has not had any employees since 2004 and the Company Subsidiary never had any employees.
23.Neither the Company nor the Company Subsidiary is a party to or is otherwise bound by any collective bargaining agreement, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any Company Employees. There is no pending or, to the Knowledge of the Seller, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any Company Employees as of the date hereof. To the Knowledge of the Seller, each of the Company and the Company Subsidiary and, in respect of any Company Employees, each of the Seller and its Affiliates, is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, discrimination, retaliation, harassment, employee classification, payment of benefits, and wages and hours.
24.None of the execution, delivery or performance of this Agreement by Seller nor the consummation by the Seller of the transactions contemplated by this Agreement will (alone or in combination with any other event) result in (i) an increase in the amount of compensation or benefits or (ii) the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Company Employee, or current or former employee, officer, director or independent contractor of either the Company or the Company Subsidiary.
e.Employee Benefit Plans and Related Matters

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25.There are no Company Benefit Plans as of the date hereof, and neither the Company nor the Company Subsidiary will, following the Closing, have any Liability in respect of any Company Benefit Plan, Seller Benefit Plan or any other Employee Benefit Plan sponsored, maintained or contributed to by Seller or any of its Affiliates. With respect to each material Seller Benefit Plan, the Seller has delivered or made available to the Buyer true and correct copies of, as applicable, (i) the plan document or a summary thereof and (ii) the most recent favorable determination, advisory or opinion letter from the Internal Revenue Service (the “IRS”).
26.There are no material claims or disputes pending or, to the Knowledge of Seller, threatened with respect to any Seller Benefit Plans which relate to a Company Employee (or his or her dependents or beneficiaries), other than claims for benefits in the ordinary course of business.
27.None of the Company or the Company Subsidiary has (or within the last six (6) years has had) any Liability (including any Liability on account of an ERISA Affiliate that is or could reasonably be expected to become a current Liability or obligation) (i) under Title IV of ERISA, Section 302 of ERISA or Sections 412 or 430 of the Code, including in connection with a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) with respect to a violation of the continuation of coverage requirements under COBRA and (iii) no event or condition exists that could reasonably be expected to result in any such Liability to either Company or the Company Subsidiary. No Company Employee is eligible to participate in a Seller Benefit Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA).
28.Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination, opinion or advisory letter by the IRS and, to the Knowledge of Seller, no event has occurred and no condition exists that would reasonably be expected adversely to affect the qualification of any such Seller Benefit Plan.
29.Each Seller Benefit Plan (but only with respect to Company Employees) that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code.
30.None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) will or can reasonably be expected to result in (i) an increase in the amount of compensation or benefits, (ii) the acceleration of the vesting, funding or timing of payment of any compensation or benefits or (iii) the forfeiture of any material benefits under any Seller Benefit Plan, in any case, payable to or in respect of any Company Employee, or current or former employee, officer, director or independent contractor of either the Company or the Company Subsidiary. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) to any Company Employee, or current or former employee, officer, director or independent contractor of either the Company or the Company Subsidiary, by the Company, the Company Subsidiary, the Seller or any of their respective Affiliates will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated by this Agreement, that would not be deductible pursuant to Section 280G of the Code or would result in a Tax under Section 4999 of the Code. Neither the Company nor the Company Subsidiary has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or Section 409A of the Code.
f.Insurance Regulatory Matters

.
31.The Seller has made available to the Buyer (i) copies of all material reports and registrations (including registrations as a member of an insurance holding company system) and any supplements or amendments thereto filed since January 1, 2017 by the Company or the Company Subsidiary, or with respect to the Reinsured Business, ELIC, with applicable Governmental Authorities, (ii) copies of all financial and market conduct examination reports (including draft reports made available to the Seller or the applicable Affiliate of the Seller) of all applicable Governmental Authorities with respect to the Company and the Company Subsidiary, or with respect to the Reinsured Business, ELIC, issued since January 1, 2017 or drafts, to the extent already prepared by the Seller or its applicable Subsidiary in the ordinary course of business, or other reports with respect to any such examinations that are ongoing and (iii) copies of all other material correspondence, orders, inquiries and other materials relating to the Company, the Company Subsidiary or the Reinsured Business received from or delivered to any Insurance Regulator, including those relating to the Company’s, or with respect to the Reinsured Business, ELIC’s, accounting, actuarial or reporting practices, since January 1, 2017, or which are in effect as of the date hereof. The Company and the Company Subsidiary are not deemed “commercially domiciled” under the applicable Laws of any jurisdiction and are not otherwise treated as domiciled in a jurisdiction other than Delaware and Arizona, respectively. Except as set forth in Section 5.14(a) of the Seller Disclosure Schedule, to the Knowledge of the Seller, (i) none of the Company, the Company Subsidiary or ELIC is, as of the date hereof, subject to any pending financial examination by any applicable Governmental Authorities, (ii) none of the Company, the Company Subsidiary or ELIC is, as of the date hereof, subject to any supervision, conservation, rehabilitation, liquidation, receivership, insolvency, bankruptcy or other proceeding and (iii) since January 1, 2017, none of the Company, the Company Subsidiary, ELIC or the Seller has received any written notice from any Governmental Authority or other Person threatening to initiate any such proceeding.
32.All marketing materials, brochures and illustrations pertaining to the Reinsured Contracts are, to the extent required under applicable Law, on forms and at rates approved by the applicable Insurance Regulator or filed and not objected to by such Insurance Regulator within the period provided for objection and all such policy forms and rates comply in all material respects with applicable Law, in each case, except as would not reasonably be expected to result in a material violation of applicable Law by, or a material fine on, Seller or any of its Affiliates (including ELIC). No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.
33.Since January 1, 2017, all benefits due and payable, or required to be credited, by or on behalf of any Affiliate of Seller, on the Reinsured Contracts in force on such dates have in all material respects been paid or credited, as the case may be, in accordance with the terms of such Reinsured Contracts under which they arose, and such payments or credits were not materially delinquent, except for such claims for which any Affiliate of Seller believed there was a reasonable basis to contest payment.
34.Since January 1, 2017, the Reinsured Contracts have been marketed, sold, issued and administered in compliance, in all material respects, with applicable Law.
35.As of the date hereof, there are no material unpaid claims or assessments made with respect to the Reinsured Contracts, against Seller or any of its Affiliates (including ELIC), by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guaranty fund.
36.Since January 1, 2017, each Reinsured Contract that is a security has been (i) offered and sold, and all purchase payments under such Reinsured Contract have been received, pursuant to an effective registration statement under the Securities Act or (ii) offered and sold in reasonable reliance upon an applicable exemption from the registration and prospectus delivery requirements of the Securities Act.
37.Since January 1, 2017, each private placement memorandum, prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Reinsured Contract or any Separate Account related thereto, as of their respective mailing dates or dates of use, complied with applicable Law, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Reinsured Business, taken as a whole. Since January 1, 2017, all advertising or marketing materials relating to the Reinsured Contracts that were required to be filed with FINRA or any other Governmental Authority have been timely filed therewith, except for any failure to file as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
g.Reinsurance Contracts

.
38.The Seller has made available to the Buyer true and correct copies of each reinsurance Contract (and all amendments thereto) to which the Company or the Company Subsidiary is a party that remains in force as of the date hereof or under which the Company or the Company Subsidiary may have any Liability after the date hereof (each, a “Reinsurance Contract”).
39.Except for that certain Retrocession Agreement, dated as of June 26, 2014, between the Company and the Company Subsidiary, no risks or liabilities of the Business have been ceded to any Person other than the Company or the Company Subsidiary.
40.Except as set forth in Section 5.15(c)(i) of the Seller Disclosure Schedule, since January 1, 2017 through the date of this Agreement, no party under any Reinsurance Contract has given notice of modification or recapture in respect of any such Reinsurance Contract. Neither the Company nor, to the Knowledge of Seller, the reinsured (A) is in default in any material respect or (B) has failed to make any undisputed payments required under any Reinsurance Contract. To the Seller’s Knowledge, no reinsured is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. Except as disclosed on Section 5.15(c)(ii) of the Seller Disclosure Schedule, each such Reinsurance Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at Law or in equity). Except as set forth in Section 5.15(c)(iii) of the Seller Disclosure Schedule, no Reinsurance Contract contains any provision providing that the Company, the Company Subsidiary or any other party thereto may terminate or modify such Reinsurance Contract by reason of (x) the transactions contemplated by this Agreement or any Transaction Agreement, (y) except as set forth in Section 5.15(c)(iv) of the Seller Disclosure Schedule, a ratings downgrade of the Company below certain minimum ratings issued by a credit rating agency as set forth in the Reinsurance Contract or (z) a reduction of the Company’s or the Company Subsidiary’s, as applicable, capital and surplus below a certain level as set forth in the applicable Reinsurance Contract.
41.Section 5.15(d) of the Seller Disclosure Schedule sets forth a list of all Liens, collateral or security arrangements, including by means of a credit for reinsurance trust or letter of credit, to or for the benefit of any cedent under any Reinsurance Contract.
h.Insurance

. As of the date of hereof, the Seller or its Affiliates, with respect to the Company and the Company Subsidiary, maintain the insurance policies and coverages set forth in Section 5.16 of the Seller Disclosure Schedule, all premiums due thereunder have been paid when due in all material respects and all such policies are in full force and effect and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect has been received by Seller or its Affiliates.

i.Property

. As of the date hereof, neither the Company, nor the Company Subsidiary, owns, leases, subleases or licenses any real property.
j.Taxes

. Except as set forth in Section 5.18 of the Seller Disclosure Schedule:
42. (i) All income, premium and material other Tax Returns required to be filed by, on behalf of, or with respect to the Company and the Company Subsidiary have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), (ii) such Tax Returns are correct and complete in all material respects and disclose all Taxes required to be paid by or with respect to the Company and the Company Subsidiary for the periods covered thereby and (iii) all material Taxes (whether or not shown on any Tax Return) for which the Company and the Company Subsidiary are liable have been fully and timely paid.
43.No extension of time within which to file any such material Tax Return referred to in clause (a)(i) above is in effect or has been requested.

44.Each of the Company and the Company Subsidiary has complied in all material respects with all applicable Laws relating to withholding of Taxes and Tax information reporting, and has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.
45.No written waiver of any statute of limitations relating to income or other material Taxes for which either the Company or the Company Subsidiary is liable and that remains in effect has been granted, and no written request for such a waiver is outstanding.
46.All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (a)(i) above have been paid in full or otherwise finally resolved, or are being properly contested in good faith through appropriate proceedings and for which adequate reserves are being maintained on the Financial Statements.
47.No Taxes with respect to either the Company or the Company Subsidiary are under audit, examination, investigation, or subject to any assessment or Action by any Tax Authority, and no audit, examination, investigation, assessment or Action is proposed or threatened in writing with respect to Taxes for which the Company or the Company Subsidiary is purported to be liable.
48.To the Knowledge of the Seller, no Tax Authority (whether within or without the United States) in which the Company or the Company Subsidiary has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company or the Company Subsidiary is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction.
49.There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company or the Company Subsidiary is liable that could reasonably be expected to affect the Company’s or the Company Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.
50.The charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiary reflected on the Financial Statements (excluding any provision for deferred income Taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and the Company Subsidiary have recorded items on the Financial Statements, and since the end of the last period for which the Company and the Company Subsidiary have recorded items on the Financial Statements, neither the Company nor the Company Subsidiary has incurred any material Tax liability other than in the ordinary course of business.
51.Neither the Company nor the Company Subsidiary is a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes other than any such group of which it is presently a member and Seller is the common parent of such group, and the Company does not have any Subsidiary other than the Company Subsidiary.

52.Neither the Company nor the Company Subsidiary is a party to any Tax Sharing Agreement pursuant to which it will have any obligation to any Person to make any payments on or after the Closing Date, other than any such obligations that arise pursuant to this Agreement.
53.Neither the Company nor the Company Subsidiary will be required to include or accelerate any item of income in taxable income, or exclude or defer any deduction or other tax benefit, in each case for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting, (ii) installment sale or open transaction disposition, (iii) change in the basis for determining any item referred to in Section 807(c) of the Code, (iv) closing agreement, (v) intercompany transaction, (vi) the receipt of any prepaid amount or (vii) election under Section 965(h) of the Code, in each case on or prior to the Closing.
54.There are no Liens for Taxes upon the assets of the Company or the Company Subsidiary other than Permitted Liens.
55.Neither the Company nor the Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 b)(2) and, with respect to each transaction in which the Company or the Company Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law.
56.Neither the Company nor the Company Subsidiary has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or by Contract.
57.Any powers of attorney granted by the Company or the Company Subsidiary prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.
58.During the last three (3) years, neither the Company nor the Company Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied.
59.Neither the Company nor the Company Subsidiary is, or during the past twelve (12)-month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code).
60.Neither the Company nor the Company Subsidiary has or has ever had a permanent establishment in any country other than the country of its organization.

61.Each of the Company and the Company Subsidiary is, and has been for its entire existence, a life insurance company under Section 816(a) of the Code and subject to United States federal income Tax under Section 801 of the Code. The Tax reserves of the Company have been computed and maintained in the manner required under Sections 807, 817, 817A and 846 of the Code and any Treasury Regulations and administrative guidance issued thereunder.
62. The representations and warranties set forth in Section 5.03 (to the extent related to Taxes), Section 5.04 (to the extent related to Taxes), Section 5.12, Section 5.19 and this Section 5.18 are the sole representations and warranties relating to Taxes and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes.
k.Tax Treatment of Insurance Contracts

. Except as disclosed in Section 5.19 of the Seller Disclosure Schedule:
63.The Company and the Company Subsidiary (and, solely to the extent relating to the Reinsured Business, ELIC) have complied in all material respects with the Product Tax Rules with respect to the Reinsured Contracts and the Insurance Contracts, including reporting, withholding and disclosure requirements, and have reported, in all material respects, all distributions under such Reinsured Contracts and Insurance Contracts in accordance with the Product Tax Rules.
64.The Tax treatment of each Reinsured Contract and each Insurance Contract is not, and, since the time of issuance (or subsequent modification), has not been, materially less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed to qualify at the time of issuance (or subsequent modification).
65.All Reinsured Contracts and Insurance Contracts that are subject neither to Section 72, Section 101(f) nor Section 7702 of the Code qualify as life insurance contracts for purposes of the Code. All Reinsured Contracts and Insurance Contracts that are subject to Section 101(f) of the Code satisfy in all material respects the requirements of that section and otherwise qualify as life insurance contracts for purposes of the Code. All Reinsured Contracts and Insurance Contracts that are subject to Section 7702 of the Code satisfy in all material respects the requirements of Section 7702(a) of the Code and otherwise qualify as life insurance contracts for purposes of the Code.
66.Each Reinsured Contract and Insurance Contract that is subject to Section 817 of the Code complies in all material respects with, and, at all times since issuance, has in all material respects complied with Section 817 of the Code (including the diversification requirements and the investor control doctrine) applicable thereto.

67.All Reinsured Contracts and Insurance Contracts that are required to satisfy the requirements of Section 72(s) of the Code in order to qualify as annuity contracts for purposes of the Code satisfy in all material respects those requirements and otherwise qualify as annuity contracts for Tax purposes, and all Reinsured Contracts and Insurance Contracts held by Persons other than natural Persons that are intended to be treated as annuity contracts under the Code satisfy in all material respects the requirements of Section 72(u) of the Code and otherwise qualify as annuity contracts for Tax purposes.
68.None of the Reinsured Contracts or the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for any Reinsured Contract or Insurance Contract that is being administered as a “modified endowment contract” and with respect to which the policyholder either (i) consented in writing to the treatment of such policy as a “modified endowment contract” and has not acted to revoke such consent or (ii) was informed in writing about the treatment of such policy as a “modified endowment contract.”
69.ELIC has, with respect to the Reinsured Business, maintained the material information necessary to determine the Reinsured Contracts’ qualification for any applicable Tax treatment under the Code, to monitor the Reinsured Contracts for treatment as “modified endowment contracts,” and to facilitate compliance with the Tax reporting, withholding, and disclosure requirements applicable to the Reinsured Contracts in the manner required by the Product Tax Rules.
70.None of the Seller, the Company, the Company Subsidiary, ELIC or any of their respective Affiliates is bound by any agreement or arrangement, or is involved in any discussions or negotiations with the IRS or any other Tax Authority, or otherwise has requested relief, regarding the failure of any Reinsured Contract or Insurance Contract to meet the requirements of the Product Tax Rules. In addition, none of the Seller, the Company, the Company Subsidiary, ELIC or any of their respective Affiliates is a party to or has received written notice of any federal, state, local or foreign audits or other administrative or judicial Actions with regard to the Tax treatment of any Reinsured Contract or any Insurance Contract, or of any claims by the purchasers, holders or intended beneficiaries of the Reinsured Contracts or the Insurance Contracts regarding the Tax treatment of (i) the Reinsured Contracts, (ii) the Insurance Contracts or (iii) any plan or arrangement in connection with which such Reinsured Contracts or Insurance Contracts were purchased or have been administered.
71.None of the Seller, the Company, the Company Subsidiary, ELIC or any of their respective Affiliates is a party to any “hold harmless” indemnification agreement or Tax Sharing Agreement under which the Seller, the Company, the Company Subsidiary, ELIC or any of their respective Affiliates is liable for the Tax treatment of (i) the Reinsured Contracts, (ii) the Insurance Contracts or (iii) any plan or arrangement in connection with which such Reinsured Contracts or Insurance Contracts were purchased or have been administered.
72.Each item of hardware and Software used by ELIC and any of its Affiliates to maintain each Reinsured Contract’s qualification under the Product Tax Rules for which such policies, plans or Reinsured Contracts were purported to qualify at the time of their issuance or purchase has been designed and implemented to maintain such qualification.
l.Actuarial Appraisals and Factual Information

.
1.The Seller has delivered to the Buyer a true and correct copy of (i) the actuarial appraisal prepared by Milliman, Inc. (“Milliman”), dated May 12, 2020 and titled “Project Sputnik – March 31, 2020 – Legal Entity Sale” as refined by the Memorandum titled “Project Sputnik – T0 Reserve Refinement to 05.12.20 Memo” prepared by Milliman dated September 17, 2020 and as further refined by the Memorandum titled “Project Sputnik – Summary of Rate Increases and Recaptures” prepared by Milliman dated October 26, 2020 (the “Company Actuarial Appraisal”) and (ii) the actuarial appraisal prepared by Milliman, dated June 1, 2020 titled “Project Sputnik – Defined VA Block March 31, 2020,” as updated or refined by the applicable Memoranda prepared by Milliman dated June 17, 2020 and July 19, 2020 (the “Broader Block Appraisal” and together with the Company Actuarial Appraisal, the “Actuarial Appraisals”). Milliman has not issued to the Seller or any of its Affiliates, nor do the Seller or any of its Affiliates have any pending request for, any new report or errata with respect to the Actuarial Appraisals, nor has Milliman notified the Seller or any of its Affiliates that the Actuarial Appraisals are inaccurate in any material respect. The factual information and data provided by the Seller and its Affiliates to Milliman in connection with the preparation of the Actuarial Appraisals and, other than in respect of clause (iii) below, the seriatim data, sensitivity runs, memoranda and other actuarial information and data with respect to the Reinsurance Contracts made available to the Buyer by the Seller or Milliman described in Section 5.20(a) of the Seller Disclosure Schedule (i) was obtained from the Books and Records or, in respect of the Reinsured Business and ELIC, the books and records of ELIC, (ii) was generated from the same underlying sources and systems that were utilized by the Seller and its applicable Affiliates to prepare the Financial Statements, (iii) with respect to the Actuarial Appraisals, was based upon an accurate in all material respects inventory of in force Reinsured Contracts that, at the time of preparation, was complete in all material respects and (iv) was accurate in all material respects as of the date so provided, subject in each case to any limitations and qualifications contained in the Actuarial Appraisal; provided, that Seller does not guarantee the projected results included in the Actuarial Appraisals and, except as expressly provided in this Article V, makes no representation or warranty with respect to any estimates, projections, predictions, forecasts or assumptions in the Actuarial Appraisals.
2.The Reserves, except as otherwise noted in the Financial Statements and notes thereto, (i) were computed in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial provisions in effect as of the date of such Financial Statements, (ii) were based on actuarial assumptions which produced Reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other applicable contract provisions, if any, and (iii) satisfied the requirements of all applicable Law in all material respects.

3.The information relating to the Business that was supplied by or on behalf of the Seller to the Buyer or any of the Buyer’s Representatives in connection with this Agreement or the Reinsurance Agreement that is described on Section 5.20(c) of the Seller Disclosure Schedule, as of the date supplied (or if later corrected or supplemented prior to the Closing Date, as of the date corrected or supplemented), was compiled in a commercially reasonable manner given its intended purpose.
m.Third Party Administrators

. Except as set forth in Section 5.21 of the Seller Disclosure Schedule, to the Knowledge of Seller, since January 1, 2017, each third party administrator that managed or administered insurance business for the Company, the Company Subsidiary or, with respect to the Reinsured Business, ELIC, at the time such Person managed or administered such business, was duly licensed as required by applicable Law (for the type of business managed or administered on behalf of such entity), and to the Knowledge of Seller, no such third party administrator has been since January 1, 2017 or is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any applicable Law applicable to the administration or management of insurance business for the Company, the Company Subsidiary or, with respect to the Reinsured Business, ELIC, except for such failures to be licensed or such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Business Material Adverse Effect.

n.Brokers

. The Seller is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Seller or any of its Affiliates.
o.Sufficiency of Assets

. Except as set forth in Section 5.23 of the Seller Disclosure Schedule, as of the Closing Date, the assets, properties, employees and rights of the Company and the Company Subsidiary, and the assets, rights, properties and services provided to the Buyer or to the Company or the Company Subsidiary pursuant to the Transaction Agreements (taking into account, in the case of the Transition Services Agreement, only specifically scheduled services that are provided as of the Closing Date and, to the extent of the term of such rights under the Transition Services Agreement, rights to obtain omitted services), will comprise the assets, properties, employees and rights that are sufficient for the Buyer to conduct the CS Business and perform its obligations under the Transaction Agreements immediately following the Closing Date in substantially the same manner as the CS Business is being conducted as of the date hereof.

p.Investment Assets

.
4.Section 5.24(a)(i) of the Seller Disclosure schedule sets forth a true and correct list of all Investment Assets owned by the Company or the Company Subsidiary as of October 22, 2020. Each of the Company, the Company Subsidiary, the Seller, ELIC or a trustee acting on any such entity’s behalf, has valid title to all Investment Assets, free and clear of any Liens other than Permitted Liens. As of the date hereof, except as set forth in Section 5.24(a)(ii) of the Seller Disclosure Schedule, none of the Investment Assets are subject to any Liability to fund any capital calls or capital commitments or similar obligations, including any material funding obligation of any kind (including any obligation relating to any currency or interest rate swap, hedge or similar instrument).
5.The Investment Assets do not include any individual mortgage loan, promissory note or “Section 504 Loan.”
6.The Seller has made available to the Buyer true and correct copies of the investment guidelines and policies and the hedging guidelines with respect to the CS Business as of the date hereof.
q.Separate Accounts

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7.Section 5.25(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all separate accounts established by ELIC with respect to the Reinsured Business, (collectively, the “Separate Accounts”) as of the date hereof, including (i) an indication of whether each such Separate Account is registered under the Investment Company Act (and, if applicable, the Investment Company Act registration file number applicable to such Separate Account) or (ii) associated with a Reinsured Contract that has been offered to a policyholder that is or is deemed to constitute the assets of an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA, or a “plan” within the meaning of Section 4975 of the Code (collectively, “ERISA Separate Accounts”).
8.Each Separate Account is, and has been, (i) duly and validly established and maintained in all material respects under applicable Law and (ii) since December 31, 2016, operated in compliance with applicable Law (including the conditions of any applicable exemptions obtained from provisions of the Investment Company Act), except, in each case, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole. None of the Company, the Company Subsidiary, or with respect to the Business, Seller or any of its Affiliates, has engaged in any violation of any fiduciary duty under ERISA or any nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code with respect to the ERISA Separate Accounts, in each case, that individually or in the aggregate, have had, or would reasonably be expected to have, a material Liability to the Company, the Company Subsidiary or the Business. None of the assets of any general account of the Company, the Company Subsidiary, or with respect to the Business, Seller or any of its Affiliates are treated as plan assets for any purpose of Title I of ERISA or Section 4975 of the Code by reason of the application of any applicable Law. None of the Company, the Company Subsidiary, or with respect to the Business, Seller or any of its Affiliates, have provided investment advice for a fee in respect of any Reinsured Contract held by any policyholder that is subject to Title I of ERISA or a “plan” within the meaning of Section 4975 of the Code or exercised any management or discretionary authority that would render it a fiduciary under Title I of ERISA or Section 4975 of the Code with respect to such Reinsured Contracts. No payment received by the Company, the Company Subsidiary, or with respect to the Business, Seller or any of its Affiliates, in respect of any Reinsured Contract held by any policyholder that is subject to Title I of ERISA or a “plan” within the meaning of Section 4975 of the Code that is from a third party unaffiliated with the Company, the Company Subsidiary or Seller or any of its Affiliates (i.e., in respect of any Registered Separate Account, including 12b-1 fees, revenue sharing, commissions etc.) has resulted or would reasonably be expected to result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
9.Each Separate Account either (i) is registered as a unit investment trust or an open-end management investment company under the Investment Company Act (each, a “Registered Separate Account”), (ii) is not an investment company within the meaning of the Investment Company Act, or (iii) is not registered as an investment company in reasonable reliance upon the exclusion from the definition of an investment company in Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act and, except as is provided on Section 5.25(a) of the Seller Disclosure Schedule, is not subject to Title I of ERISA or Section 4975 of the Code. The registration of each Separate Account registered under the Investment Company Act is in full force and effect. Since January 1, 2017, each Registered Separate Account has been operated in all material respects in compliance with all applicable Laws (including the conditions of any applicable exemptions obtained from provisions of the Investment Company Act and all applicable regulations, rules, releases and orders of the Securities and Exchange Commission).

10.Except as set forth in Section 5.25(d) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates has received written notice of any examinations, investigations, reviews, inspections or formal or informal inquiries of the Separate Accounts, including periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Authority that have been conducted, or are pending or, to the Knowledge of Seller, threatened in writing, since January 1, 2017 through the date hereof.
11.(i) As of the date hereof, each Separate Account is, and has been since January 1, 2017, in material compliance with its investment objectives, investment policies and restrictions (as they may be amended from time to time) and other contract terms; (ii) the value of the net assets of each Separate Account has been determined and is being determined using portfolio valuation methods that comply with the methods described in its offering or plan documents; and (iii) each of ELIC, Seller and any Affiliate of Seller that has provided investment advisory services to any Separate Account has done so in material compliance with such Separate Account’s investment objectives, investment policies and restrictions (as they may be amended from time to time) and other contract terms.
12.Each Registered Separate Account has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the United States Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Since January 1, 2017 through the date hereof, there have been no Material Compliance Matters (as such term is defined in Rule 38a-1 under the Investment Company Act) that are materially adverse to any Registered Separate Account, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those which have been reported as required by Rule 38a-1(a)(4)(iii)(B), if any, and satisfactorily remedied or are in the process of being remedied and those that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
r.Unclaimed Property

. Except as set forth in Section 5.26 of the Seller Disclosure Schedule, since January 1, 2017, none of the Company, the Company Subsidiary or, with respect to the Reinsured Business, ELIC has received any written notice of any unclaimed property or escheat audit or investigation from any Governmental Authority. Each of the Company, the Company Subsidiary and, with respect to the Reinsured Business, ELIC, maintains unclaimed property and escheat policies, procedures and guidelines that comply in all material respects with all applicable Laws. The Company, the Company Subsidiary and, with respect to the Reinsured Business, ELIC, are and at all times since January 1, 2017 have been in material compliance with all such policies, procedures and guidelines and any applicable Laws related thereto.

s.Milliman CTE Model

.
(a)The methodologies described in (i) the Milliman CTE Model and Calculation Methodologies are the same methodologies used in preparing the Broader Block Appraisal and (ii) the CS VA Milliman CTE Model and Calculation Methodologies, except as expressly set forth therein (including Sections 2.2, 2.3, 2.9, 4.4, 4.5 and 4.6 therein) or in the Agreed Accounting Principles, are the same methodologies used in preparing the Company Actuarial Appraisal.
(b)The Milliman CTE Model used at Closing when fed with the Valuation Input Set (as defined in the Milliman CTE Model and Calculation Methodologies) and the

Sensitivity Input Set (as defined in the Milliman CTE Model and Calculation Methodologies), in each case using the applicable files in Folder 14.1.6.1 of the Data Room as of October 27, 2020 at 7:35 p.m. (New York time), will exactly reproduce the Sensitivity Output (as defined in the Milliman CTE Model and Calculation Methodologies).
(c)The CS VA Milliman CTE Model used at Closing when fed with the Valuation Input Set (as defined in the CS VA Milliman CTE Model and Calculation Methodologies) in each case using the applicable files in Folder 14.1.6.2 of the Data Room as of October 27, 2020 at 7:35 p.m. (New York time), and applying the methodologies for the Appraisal Date calculation as prescribed in the CS VA Milliman CTE Model and Calculation Methodologies, will exactly reproduce the result set forth in the Company Actuarial Appraisal.
t.NO OTHER REPRESENTATIONS OR WARRANTIES

. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), NEITHER THE SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER, THE BUSINESS, THE SHARES, THE COMPANY, THE COMPANY SUBSIDIARY OR THE ASSETS AND PROPERTIES OF THE COMPANY AND THE COMPANY SUBSIDIARY, AND THE SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES, INCLUDING IN ANY CONFIDENTIAL INFORMATION MEMORANDUM, MANAGEMENT PRESENTATIONS OR SIMILAR SOURCES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OR THIS ARTICLE V, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO THE BUYER OR ANY OTHER PERSON.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER
The Buyer hereby represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date):
u.Incorporation and Authority of the Buyer

.
(1)The Buyer is an insurance company duly incorporated, validly existing and in good standing under the Laws of Iowa.
(2)Each Buyer Party has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. The execution and delivery by each Buyer Party of the Transaction Agreements to which it is a party, and the consummation by such Buyer Party of the transactions contemplated by, and the performance by such Buyer Party of its obligations under, the Transaction Agreements have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all requisite corporate action on the part of such Buyer Party. Each of the Transaction Agreements to which a Buyer Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Buyer Party and, assuming due authorization, execution and delivery by each other party thereto, constitutes or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will constitute, the legal, valid and binding obligation of such Buyer Party, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
v.No Conflict

. Except as set forth in Section 6.02 of the Buyer Disclosure Schedule, or as may result from any facts or circumstances solely relating to the Seller and its Affiliates (as opposed to any other third party), the execution, delivery and performance by each Buyer Party of, and the consummation by such Buyer Party of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of such Buyer Party, (b) violate or conflict with any Law or other Governmental Order applicable to such Buyer Party or by which it or its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, rights or properties of such Buyer Party pursuant to or result in any acceleration of remedies, penalty or material increase or decrease in an amount payable or an obligation or benefit under any Contract, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

w.Consents and Approvals

. Except as set forth in Section 6.03 of the Buyer Disclosure Schedule, the execution and delivery by each Buyer Party of the Transaction Agreements does not, and the performance by such Buyer Party of, and the consummation by such Buyer Party of the transactions contemplated by, the Transaction Agreements do not, require any Governmental Approval to be obtained or made by such Buyer Party or any of its Affiliates prior to the Closing, except for such Governmental Approvals, the failure of which to be obtained or made has not, and would not reasonably be expected to, individually or in the aggregate, result in a Buyer Material Adverse Effect.

x.Absence of Litigation

. There are no Actions pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer that (i) question the validity of, or seek injunctive relief with respect to, this Agreement or the right of any Buyer Party to enter into any of the Transaction Agreements, or (ii) could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations or financial condition of the Buyer.
y.Securities Matters

. The Shares are being acquired by the Buyer for its own account and without a view to the public distribution or sale of the Shares or any interest in them. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Buyer understands that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.
z.Financial Ability

. The Buyer has and will have at the Closing, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to timely consummate the transactions contemplated by the Transaction Agreements. The obligations of the Buyer to effect the transactions contemplated by the Transaction Agreements are not conditioned upon the availability to the Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.
aa.Solvency

. Assuming (a) the accuracy of the representations and warranties of the Company in Section 5.03 (disregarding any references to material, Business Material Adverse Effect or similar qualifiers), (b) the satisfaction of the conditions precedent set forth in Section 11.02, (c) the performance by the Seller of its obligations under this Agreement and (d) that, immediately prior to the Closing, clauses (i), (ii) and (iii) below, as if they were made in respect of the Company, the Company Subsidiary and the Business at such time, are true, then immediately after giving effect to the consummation of the transactions contemplated by the Transaction Agreements, the Buyer and its Subsidiaries will be Solvent. For purposes of this Section 6.07, “Solvent” means, with respect to any Person, that:

xxii.the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
xxiii.such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and
xxiv.such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.
ab.Investigation

. The Buyer (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Company Subsidiary and the Business and (b) has been furnished with or given access to certain information about the Company, the Company Subsidiary and the Business. Except for the representations and warranties of the Seller expressly set forth herein, the Buyer has not relied upon any representations or warranties or other information made or supplied by or on behalf of the Seller or by any Affiliate of the Seller.
ac.Compliance with Law; Governmental Licenses and Permits; Insurance Regulatory Matters
.

(3)Within the past five (5) years, no Governmental Authority has revoked any license or status held by the Buyer or any of its Affiliates to conduct insurance operations. To the Knowledge of the Buyer, (a) the Buyer and its Affiliates meet all of the requirements on the part of such respective entity set forth by applicable Law (including the Laws of its jurisdiction of formation) in order for all necessary Governmental Approvals to be obtained and (b) there are no facts, events or circumstances involving or relating to the Buyer or any of its Affiliates or the investors in the Buyer or its Affiliates, that would reasonably be expected to prevent or materially delay the granting of any such Governmental Approvals.
(4)Except as set forth in Section 6.09(b) of the Buyer Disclosure Schedule, since January 1, 2017, none of the Guarantor or any of its Subsidiaries (i) has been in violation of any Laws or Governmental Orders or material agreement with any Governmental Authorities or (ii) has received any written communication from any Governmental Authorities indicating that any such Person has violated any Laws or Governmental Orders or material agreements with any Governmental Authorities, in each case applicable to it or its assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Guarantor or its Subsidiaries, taken as a whole.
(5)Each of the Guarantor and its Subsidiaries has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 2017, and all such material reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with all applicable Laws when filed or as amended or supplemented, and no material deficiencies that remain unsatisfied have been asserted by any Governmental Authority with respect to such material reports, statements, documents, registrations, filings or submissions.
ad.Financial Statements.
(6)The Buyer has made available to the Seller copies of the (i) (A) audited annual statutory financial statements of the Buyer for the annual periods ended December 31, 2018 and 2019, as filed with the Iowa DOI, together with the exhibits, schedules and notes thereto, and (B) the unaudited quarterly statutory statements of the Buyer as of and for the six (6)-month period ended on June 30, 2020 (collectively, the “Buyer Financial Statements”) and (ii) the unaudited balance sheet and statement of operations of the Guarantor as of and for the annual period ended December 31, 2019 and as of and for the six (6)-month period ended on June 30, 2020 (the “Guarantor Financial Statements”). The Buyer Financial Statements and the Guarantor Financial statements were derived from the books and records of the Buyer and the Guarantor, as applicable. The Buyer Financial Statements (1) have been prepared in all material respects in accordance with SAP, applied consistently throughout the periods involved (subject to the omission of notes and normal year-end adjustments in the case of the unaudited statements) and (2) present fairly, in all material respects, the statutory financial position and results of operations of the Buyer as of their respective dates and for the respective periods covered thereby in accordance with SAP. Solely based on how the Guarantor’s management assesses the financial condition and performance of the Guarantor, the Guarantor Financial Statements present fairly the financial condition and results of operations of the Guarantor. No material weakness has been asserted by any Governmental Authority with respect to any of the Buyer or the Guarantor Financial Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority.
(7)Section 6.10(b) of the Buyer Disclosure Schedule sets forth a true and correct list of all accounting practices used by the Buyer in connection with the Buyer Financial Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (each such departure, a “Buyer Permitted or Prescribed Accounting Practice”). All such Buyer Permitted or Prescribed Accounting Practices have been approved by the applicable Insurance Regulators in writing at or prior to the time used by the Buyer, as applicable, in connection with the applicable Buyer Financial Statements. Since January 1, 2017, none of the Buyer or any Person acting on any such entity’s behalf has sought approval for a permitted accounting practice that was either (i) not granted by the applicable Insurance Regulator or (ii) granted by the applicable Insurance Regulator, but not used by such entity in connection with the applicable Buyer Financial Statements. None of the Buyer Financial Statements were prepared on the basis of any Permitted Accounting Practice or Prescribed Accounting Practice other than as set forth in Section 6.10(b) of the Buyer Disclosure Schedule.
(8)Except (i) as set forth in Section 6.10(c)(i) of the Buyer Disclosure Schedule or to the extent reserved for in the Buyer Financial Statements as of December 31, 2019 or disclosed in the notes thereto, and (ii) for Liabilities and obligations incurred in the ordinary course of business since December 31, 2019, there are no Liabilities or obligations of Buyer or any of its Subsidiaries of any nature of a type that would be required to be disclosed, reflected or reserved for on a balance sheet prepared in accordance with SAP or disclosed in the notes thereto.
(9)The Buyer maintains books and records (i) in compliance with applicable Law in all material respects and (ii) reflecting its assets and liabilities and maintains, in all material respects, proper and adequate systems of internal accounting controls designed to provide reasonable assurance that: (A) transactions are executed with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with SAP; (C) access to its assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.
(10)Except as set forth in Section 6.10(e) of the Buyer Disclosure Schedule, since June 1, 2018 through the date hereof, to the Knowledge of the Buyer, none of the Guarantor, the Buyer or any of their respective Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, from a Governmental Authority regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of any such Person.

(11)The reserves established under applicable Law for payment of benefits, losses, claims, expenses and similar purposes maintained by Buyer, except as otherwise noted in the Buyer Financial Statements and notes thereto, (i) were computed in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial provisions in effect as of the date of such Buyer Financial Statements and (ii) satisfied the requirements of all applicable Law in all material respects.
ae.Brokers

. The Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.
af.No Inducement or Reliance; Independent Assessment

. The Buyer has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by any of the Seller, the Company, the Company Subsidiary or their respective Affiliates or Representatives that are not expressly set forth in Article IV and Article V (including the Seller Disclosure Schedule), whether or not any such representations or warranties were made in writing or orally.

ag.NO OTHER REPRESENTATIONS OR WARRANTIES

. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND ARTICLE V, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY ASSETS THAT ARE TANGIBLE PERSONAL PROPERTY OR THIRD PARTY SOFTWARE ARE BEING CONVEYED ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS AND WITHOUT ANY WARRANTY OF NON-INFRINGEMENT.

ARTICLE VII.
ACTIONS PRIOR TO THE CLOSING DATE
ah.Conduct of Business Prior to the Closing

. Except as required by applicable Law or as expressly required by the terms of this Agreement or the Transaction Agreements, and except for matters set forth in Section 7.01 of the Seller Disclosure Schedule or for Legally Required COVID-19 Actions or Permissible COVID-19 Actions; provided that prior to taking any Permissible COVID-19 Action, Seller, to the extent permitted by applicable Law, shall consult in good faith with Buyer in respect of such Permissible COVID-19 Action, from the date of this Agreement through the Closing Date, unless the Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned), (a) the Seller shall in respect of the Business, and shall cause the Company and the Company Subsidiary to, conduct its business in the ordinary course and use reasonable best efforts to preserve intact the business of the Company and the Company Subsidiary and the relationship of the Business with its policyholders, distributors and others having business dealings with the Business, (b) the Seller shall in respect of the Business, to the extent permitted by applicable Law, keep the Buyer reasonably informed of any actions taken and any plans, procedures and practices adopted in connection with the mitigation of the risk of the COVID-19 outbreak, including any Legally Required COVID-19 Actions or Permissible COVID-19 Actions, and any change in Law or recommendations in respect of operations in respect thereof or the consequence thereof, other than in respect of any competitively sensitive information, and (c) the Seller shall in respect of the Business, and shall cause its Affiliates to, refrain from taking any of the following actions with respect to the Company, the Company Subsidiary and the Business:

(12)(i) transfer, issue, sell or otherwise dispose of or encumber any Capital Stock or other securities of the Company or the Company Subsidiary, (ii) pledge, grant options, warrants, calls or other rights to purchase or otherwise acquire Capital Stock or other securities of the Company or the Company Subsidiary, (iii) cancel, redeem or repurchase any of the capital stock of the Company or the Company Subsidiary, (iv) declare, set aside or pay any dividend or distribution (in cash, stock or otherwise) on any shares of Capital Stock or other equity interest of the Company or the Company Subsidiary or (v) amend any terms of any equity securities or agreements;
(13)adopt a plan of complete or partial liquidation or rehabilitation, adopt a plan of division or authorize or undertake a merger, dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;
(14)effect any recapitalization, reclassification, stock split or combination, division or similar change in the capitalization of the Company or the Company Subsidiary;
(15)reincorporate or redomesticate the Company or the Company Subsidiary;
(16)amend the organizational documents of the Company or the Company Subsidiary;
(17)acquire any interest in real property;

(18)make any material change in the claims administration, investment, reserving or financial accounting policies, practices or principles of the Company or the Company Subsidiary, or as applicable to the Reinsured Business, in effect on the date hereof, other than any change required by applicable Law, GAAP or SAP (or the interpretation thereof), or in respect of claims administration or investment policies, practices or principles, in the ordinary course of business;
(19)incur, assume or guarantee any indebtedness to any Person for borrowed money (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, in respect of transactions relating to the Investment Assets in accordance with Section 5.24);
(20)other than as required by Law, modify, amend (in any material respect), commute, recapture, retrocede or terminate (other than at its stated expiry date) any Material Contract or any Reinsurance Contract or enter into any contract which would, if entered into prior to the date hereof, have been a Material Contract or Reinsurance Contract;
(21)other than with respect to the Investment Assets or otherwise in the ordinary course of business consistent with past practices, (i) purchase, sell, lease, exclusively license, assign, exchange, pledge, encumber or otherwise dispose of or acquire any property or assets, in any individual transaction in excess of one million dollars ($1,000,000) or in the aggregate in excess of five million dollars ($5,000,000) or (ii) permit any of their assets to become subject to any Lien other than Permitted Liens;
(22)acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing except for acquisitions of Investment Assets;
(23)settle any litigation or claim against the Company or the Company Subsidiary that does not involve the Seller or any of the Seller’s Affiliates, other than the Company or the Company Subsidiary (other than claims under reinsurance treaties, including the Reinsurance Contracts, in the ordinary course of business), for an amount that exceeds the amount reserved for such litigation or claim in the Financial Statements prior to the date of this Agreement;
(24)modify the terms of, or default under, any indebtedness for borrowed money incurred by the Company or the Company Subsidiary or, other than in the ordinary course of business, cancel or compromise any material indebtedness or waive any material rights without receiving a realizable benefit of similar or greater value;
(25)enter into any new line of business, introduce any new products or services, or change in any material respect the existing products or services, except as may be required by Law;

(26)enter into, or amend, any Intercompany Agreement that will survive the Closing;
(27)undertake or commit to make any capital expenditures for which the aggregate consideration paid or payable in any individual transaction is in excess of one million dollars ($1,000,000) or in the aggregate in excess of five million dollars ($5,000,000);
(28)except as required by Law or the terms of any Seller Benefit Plan, (i) promise, grant or agree to increase any compensation (including incentive compensation) or benefits to any Company Employee other than in the ordinary course consistent with past practice, (ii) except to the extent such change would not result in an increase to Buyer’s obligations and Liabilities in respect of any Company Employee pursuant to Article X hereof following the Closing, establish, enter into, amend, terminate or provide discretionary benefits (other than in the ordinary course consistent with past practice) under any Seller Benefit Plan (or any Employee Benefit Plan that would be a Seller Benefit Plan if in effect on the date hereof), (iii) pay or promise to pay any transaction, retention or change-in-control bonuses to any Company Employee or (iv) enter into, establish, become a party to or incur any Liability in respect of a Company Benefit Plan (or any Employee Benefit Plan that would be a Company Benefit Plan if in effect on the date hereof);
(29)(i) hire any new employee to provide services primarily with respect to the Company or the Company Subsidiary, other than to replace a departing Company Employee and provided (A) such new hire’s compensation and terms of employment are substantially consistent with those provided to such departed Company Employee and (B) the Seller reasonably consults with the Buyer prior to hiring any such new employee, (ii) terminate the employment of any Company Employee other than for cause or (iii) transfer or reallocate the services of any Company Employee to another role with Seller or its Affiliates such that she or he ceases to provide services primarily to the Company or the Company Subsidiary;
(30)prepare or file any material Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, request any ruling or similar guidance with respect to Taxes, enter into any material closing agreement or similar agreement relating to Taxes, settle or otherwise compromise any material Tax claim, audit, or assessment or any dispute relating to Taxes, or surrender any right to claim a material Tax Refund, offset or other reduction in Tax liability, in each case, to the extent such action is expected to bind or affect the Company or the Company Subsidiary following the Closing Date;
(31)fail to timely file with Governmental Authorities all required annual and quarterly financial statements and other material insurance regulatory reports, statements, documents, registrations, filings or submissions;

(32)assign, abandon, modify, waive, terminate, fail to renew or allow to lapse or otherwise fail to maintain any material Permit of the Company, the Company Subsidiary or, to the extent relating to the Reinsured Business, ELIC;
(33) make any material change in policies, practices or principles applicable in non-guaranteed elements with respect to the Reinsured Business; provided that, for the avoidance of doubt, the Seller may make changes to the non-guaranteed elements in the ordinary course of business consistent with past practice and which are consistent with changes made by the Seller and its Affiliates for similar businesses;
(34)(i) directly or indirectly undertake, solicit, sponsor or support any exchange program in respect of the Reinsured Contracts, (ii) target in a directed, programmatic or systematic manner, the Reinsured Contracts for replacement or (iii) otherwise take any actions (including any “buy-out” or “enhanced surrender value” programs) with respect to the Business designed or intended to cause policyholders of the Reinsured Business to change historical practices of behaviors, including changes that would cause such policyholders to surrender, lapse or annuitize at different rates than historic experience;
(35)waive any amount owed to the Company or the Company Subsidiary by any Affiliate;
(36)cease or modify in a way that limits the right of any Company Employee to work remotely any policies or practices related to remote work for any Company Employee prior to the Closing Date (regardless of whether ceasing or modifying such policies or practices would constitute a Permissible COVID-19 Action);
(37)modify, terminate or amend, or waive (i) any rights or obligations under any agreement or portion thereof between ELIC or any of its Affiliates, on the one hand, and any Producer who has solicited, sold, marketed, produced or serviced any of the Reinsured Contracts, on the other hand, to the extent such modification, termination, amendment or waiver would adversely impact the Company or increase the Company’s liability under the Reinsurance Agreement; (ii) any of ELIC’s rights or obligations under any agreement between it or any of its Affiliates, on the one hand, and any third party, on the other hand, in respect of the Separate Account Charges (as defined in the Reinsurance Agreement); or (iii) any of the settlement options, investment options or any underlying investment funds, in each case for which and to the extent Seller or any of its Affiliates (other than Equitable Investment Management Group, LLC) have the right to control the modification, termination or amendment, offered pursuant to the Reinsured Contracts, except, in each case of (i) through (iii), to the extent not related to the Reinsured Contracts;
(38)enter into any commitment with respect to, or otherwise agree or commit to, any of the foregoing.
ai.Access to Information

.

(39)From the date of this Agreement until the Closing Date, the Seller shall, and shall cause the Company, the Company Subsidiary and, with respect to the Reinsured Business, ELIC, to give the Buyer and its authorized Representatives, upon reasonable advance written notice and during regular business hours and subject to the rules applicable to visitors at the Seller’s office generally, reasonable access to all books and records of the Company, the Company Subsidiary and the Business possessed or controlled by such Person. During such period, upon any reasonable request from the Buyer or any of its Affiliates and at the Buyer’s expense, and in accordance with applicable Law (including any applicable Law related to antitrust, competition, employment or privacy issues), the Seller or any of its Affiliates holding such books and records shall provide to the Buyer or its Affiliates reasonable access to such books and records during normal business hours and in such a manner as to maintain confidentiality; provided that such access shall not unreasonably interfere with the conduct of the business of the Seller or its Affiliates holding such books and records.
(40)Nothing herein shall require the Seller or its Affiliates to provide the Buyer or its Affiliates with access or copies to (i) any personnel file, medical file or related records of any Company Employee, (ii) any Tax Return or other Tax record filed by the Seller or any of its Affiliates (except for Tax records relating exclusively to the Company and the Company Subsidiary) or (iii) any other information if the disclosure of such information, in the reasonable judgment of the Seller after consultation with outside counsel, would (A) result in a waiver of any attorney-client privilege, work product immunity or any other legal privilege or similar doctrine or (B) contravene any applicable Law, Governmental Order or any fiduciary duty, it being understood that Seller shall (1) to the extent permitted under applicable Law and any applicable confidentiality or similar obligations, notify Buyer of the circumstances which would limit the provision of such information, (2) cooperate, at Buyer’s sole cost and expense, with any requests for, and at Seller’s reasonable discretion seek to obtain any, waivers and (3) at Seller’s reasonable discretion seek to make other arrangements (including redacting information or entering into joint defense or common interest agreements), in each case, that would enable otherwise required disclosure to the Buyer or its Affiliates to occur without so jeopardizing privilege or immunity or contravening such applicable Law, Governmental Order or fiduciary duty.
aj. Reasonable Best Efforts.
(41)Upon the terms and subject to the conditions set forth in this Agreement, each of the Seller and the Buyer agrees to use, and shall cause their respective Affiliates (which, for the avoidance of doubt, in respect of the Buyer for purposes of this Section 7.03 shall include each Person who holds, or will hold as of the Closing, ten percent (10%) or more of the outstanding voting equity interests of the Buyer, on a direct or indirect basis, or would otherwise be deemed to be a controlling person pursuant to any applicable Law or otherwise or by an applicable Insurance Regulator (each such Person, a “Control Investor”)) to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary or advisable to fulfill all conditions applicable to such Party pursuant to the Transaction Agreements and to consummate and make effective, the Closing and the other transactions contemplated thereby, including (i) obtaining all necessary or advisable Governmental Approvals and making all necessary or advisable registrations, filings and notices and taking all steps as may be necessary to obtain such Governmental Approvals (including under insurance Laws and the HSR Act) and (ii) delivering any additional agreements, documents or instruments necessary or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Agreements.
(42)Without limiting the foregoing, the Buyer and the Seller shall use, and shall cause their respective Affiliates (including the Company and the Company Subsidiary) to use, reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or Governmental Order that may be entered by, any Governmental Authority with respect to the Transaction Agreements or the transactions contemplated thereby so as to enable the Closing to occur as promptly as practicable, including using reasonable best efforts to (x) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing or the receipt of any required Governmental Approval and (y) take or refrain from taking or agree to take, or for its Affiliates to take or refrain from taking or agree to take, all actions or permit or suffer to exist any restriction, condition, limitation or requirement requested by any Governmental Authority, or otherwise necessary or advisable to (i) obtain all Governmental Approvals necessary or advisable to consummate the transactions contemplated by the Transaction Agreements and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) provide such non-privileged information and documents to Governmental Authorities as such Governmental Authorities may request and (iii) resolve any objections that may be asserted by any Governmental Authority with respect to the Closing or any other transaction contemplated by the Transaction Agreements; provided, however, that no party shall be required to disclose to the other Party any of its or its Affiliates’ confidential or competitively sensitive information or any personally identifiable information or non-public information of their respective officers, directors or other applicable individuals; provided, further, that notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not be obligated to take or refrain from taking, and no Party shall agree to the Buyer, its Affiliates, any Control Investor, the Company or the Company Subsidiary from taking or refraining from taking any action, or to permit or suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements would or would reasonably be likely to result in a Burdensome Condition; provided, further, that prior to any party being entitled to assert that a Burdensome Condition has been imposed, such party shall follow the Resolution Process. Any steps a Party agrees to take through the Resolution Process for the mitigation of any potential Burdensome Condition shall not themselves constitute a Burdensome Condition hereunder, but shall be taken into account in determining whether any condition, limitation or qualification constitutes a Burdensome Condition hereunder.
(43)In furtherance of and without limiting Sections 7.03(a) and (b):
xxv.The Buyer shall, and shall cause each Control Investor to the extent required by applicable Law for approval to file, or cause to be filed, a “Form A” Statement Regarding The Acquisition of Control of or Merger With a Domestic Insurer with all required applicants, together with all exhibits, affidavits and certificates, with the

Delaware DOI (the “Delaware Form A”) as promptly as practicable but in no event later than fifteen (15) Business Days after the date hereof.
xxvi.The Buyer shall, and shall cause each Control Investor or other applicable Affiliate to, file with all applicable Insurance Regulators all other requests for approval of the transactions contemplated by the Transaction Agreements that may be required to be obtained by it, respectively, prior to Closing (including in respect of such approvals) as set forth on Schedule 11.02(b) hereto), in each case as promptly as practicable but in no event later than fifteen (15) Business Days after the date hereof.
xxvii.The Seller shall, and shall cause each of its applicable Affiliates, to make all filings required to be made by the Seller with the applicable Insurance Regulators with respect to requests for approval of the transactions contemplated by the Transaction Agreements that may be required to be obtained by or prior to Closing (including in respect of such approvals) as set forth on Schedule 11.01(b) hereto, in each case as promptly as practicable but in no event later than fifteen (15) Business Days after the date hereof, including with respect to the Recapture and, as necessary, the Recapture and Dissolution Transaction, a “Form D” Prior Notice of a Transaction, together with all exhibits, affidavits and certificates, with each of the Arizona DOI and the Delaware DOI.
xxviii.Unless otherwise agreed by the Seller and the Buyer, each of the Seller and the Buyer shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Closing and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, as promptly as practicable, but in no event later than fifteen (15) Business Days after the date hereof.
xxix.The Parties shall make any registrations, filings and notices of, with or to Governmental Authorities necessary or advisable to consummate the transactions contemplated by the Transaction Agreements, including the termination or novation to Buyer or one of its Affiliates of the Surplus Maintenance Agreement, as promptly as practicable. All filing fees payable in connection with the HSR Act filing and any other filings made by the Buyer or its Affiliates (including the Control Investors) shall be borne by the Buyer. The Buyer agrees to provide as soon as reasonably practicable, or cause to be provided as soon as reasonably practicable, all non-privileged agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to the Buyer or any of its Affiliates or the Control Investors (including any of their respective directors, officers, employees or direct or indirect investors, partners, members or shareholders) and all Persons who are deemed or may be deemed to “control” the Buyer within the meaning of applicable insurance Laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, or director or indirect partners, members or shareholders. The Buyer shall cause all Persons who are deemed or may reasonably be deemed to “control” the Buyer to be added as applicants and provide any executed applications and any related submissions in connection therewith that may be required by any Governmental Authority in connection with their review of the transactions contemplated by the Transaction Agreements.
xxx.Each of the Parties agrees that it shall not, and shall cause its respective Affiliates (including in the case of the Buyer, the Control Investors) not to, at any time prior to the Closing, in connection with the transactions contemplated by the Transaction Agreements, agree to, or permit, any amendment or modification of the filings made in connection with the transactions contemplated by the Transaction Agreements without providing the other Party with an opportunity to review such amendment or modification, subject to redaction of personally identifiable information and any of such Party’s or its Affiliates’ confidential, sensitive or competitive information or personally identifiable or non-public information of their respective officers, directors or other applicable individuals, and subject to any restrictions under applicable Law. Except as set forth in Section 7.03(c)(vi) of the Buyer Disclosure Schedule, the Buyer agrees that it shall not, and shall cause its respective Affiliates (including the Control Investors) not to, at any time prior to the Closing, file any application with or request for approval or non-disapproval by any Governmental Authority with respect to any inter-affiliate transaction between the Company or the Company Subsidiary, on the one hand, and the Buyer or any of its Affiliates, on the other hand, or, to the extent related to the transactions contemplated by the Transaction Agreements, between or among the Buyer or any of its Affiliates (including the Control Investors) that would reasonably be expected to materially delay, or increase the risk of not receiving any required approval in connection with, the consummation of the transactions contemplated by the Transaction Agreements; provided, however, that with respect to the matters set forth in Section 7.03(c)(vi) of the Buyer Disclosure Schedule, in written and oral communications with the relevant insurance regulatory authorities, Buyer shall and shall cause its Affiliates (including the Control Investors) to convey to the regulator that the Parties’ principal objective is the approval of the acquisition of the Company by the Buyer and the Reinsurance Agreement and the transactions contemplated thereby and that approval or non-disapproval of the matters set forth in Section 7.03(c)(vi) of the Buyer Disclosure Schedule are not conditions to the closing of the transactions contemplated by the Transaction Agreements.
(44)Each of the Seller and the Buyer agrees that it shall consult with one another with respect to the obtaining of all Governmental Approvals necessary or advisable to consummate the transactions contemplated by the Transaction Agreements, and each of them shall keep the other apprised on a prompt basis of the status of matters relating to such Governmental Approvals. The Seller and the Buyer shall have the right to review in advance, subject to redaction of personally identifiable information and any of the Buyer’s or its Affiliates’ confidential, sensitive or competitive information or personally identifiable or non-public information of their respective officers, directors or other applicable individuals, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any third party in connection with the transactions contemplated by the Transaction Agreements, and each Party agrees to in good faith consider comments of the other Party thereon. The Seller and the Buyer shall furnish to each other copies of all such filings and written materials as soon as reasonably practicable after their filing or submission, in each case subject to applicable Laws and subject to redaction of personally identifiable information and any of the Buyer’s or its Affiliates’ confidential competitive information.
(45)The Seller and the Buyer shall as soon as reasonably practicable (and in no event later than two (2) Business Days after receipt) advise each other upon receiving any communication from any Governmental Authority whose Governmental Approval is required for consummation of the transactions contemplated by the Transaction Agreements to the extent such communication reasonably relates to such required Governmental Approval, including promptly furnishing each other copies of any written or electronic communications, and shall as soon as reasonably practicable (and in no event later than two (2) Business Days after receipt) advise each other when any such communication causes such Party to believe that there is a reasonable likelihood that any such consent or Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be materially delayed or conditioned.
(46)Neither the Seller nor the Buyer shall, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls or telephone calls initiated by a Governmental Authority and not scheduled in advance) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the Transaction Agreements unless it consults with the other in advance and, to the extent permitted by the applicable Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting.
(47)The Buyer’s or Seller’s breach of any of its obligations contained in this Section 7.03 that results in a failure of the Closing to occur shall constitute a Willful Breach of this Agreement for the applicable Party.
ak.Guarantees

. From and after the date of this Agreement, the Seller and the Buyer shall use reasonable best efforts to, and reasonably cooperate with each other in order to, (a) secure the release of any liability of the Seller or any of its Affiliates under the Guarantees and Indemnity Obligations, (b) subject to any applicable regulatory approval or nonobjection, cause to be terminated and released all of the Seller’s and its Affiliate’s obligations under the agreements set forth in Section 7.04(b)(i) of the Seller Disclosure Schedule in respect of the Guarantees and Indemnity Obligations (the “Guaranty and Indemnity Obligation Agreements”) and (c) subject to any applicable regulatory approval or non-objection, novate in full to the Buyer or, subject to agreement among the Parties, the Guarantor or any credit-worthy Affiliate of the Buyer, the Surplus Maintenance Agreement, in each case to the reasonable satisfaction of the Seller and the Buyer; provided, in each case, that none of the Seller, the Buyer nor any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any Person or to commence or participate in any Action in connection with any of the matters contemplated by this Section 7.04. Notwithstanding the foregoing, the failure to consummate the matters contemplated by this Section 7.04 shall not (i) constitute a failure to satisfy any condition set forth in Article XI or (ii) otherwise relieve any Person from its obligation to consummate the transactions contemplated by the Transaction Agreements. Notwithstanding anything herein to the contrary, if Buyer and Seller are not able, by the Closing, to secure the release or replacement of the Seller or any of its Affiliates under the Guarantees and Indemnity Obligations, terminate and release all of the Seller’s and its Affiliate’s obligations under the Guaranty and Indemnity Obligation Agreements, and novate in full to the Buyer or, subject to agreement among the Parties, the Guarantor or any credit-worthy Affiliate of the Buyer the Surplus Maintenance Agreement, in each case in a manner reasonably satisfactory to the Seller and the Buyer, the Buyer and the Seller hereby agree that, at the Closing, the Parties shall enter into an Indemnification and Hold Harmless Agreement, substantially in the form attached as Exhibit G hereto.

al.Consents.
(48)Prior to the Closing, except as otherwise agreed by the Parties (including in the Transition Services Agreement), each Party shall cooperate with the other and use reasonable best efforts to make or obtain any required Third Party Consents and Reinsurance Consents. Each of the Seller and the Buyer shall bear its own and its Affiliates’ expenses in connection with such cooperation and none of the Seller, the Buyer or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any Person in connection therewith. Notwithstanding the foregoing, the failure to obtain any consent contemplated by this Section 7.05(a) shall not (i) constitute a failure to satisfy any condition set forth in Article XI or (ii) otherwise relieve any Person from its obligation to consummate the transactions contemplated by the Transaction Agreements.
(49)If, on the Closing Date, any Third Party Consent required to effect the transfer of any Contract to Buyer, the Company or the Company Subsidiary has not been obtained, or if an attempted transfer or assignment of any Contract would be ineffective or unlawful, then, unless otherwise provided in the Transition Services Agreement, the Parties shall cooperate in good faith to reach a mutually agreeable arrangement under which (i) the Buyer or the Company would, in compliance with applicable Law, obtain the benefits, assume the obligations, make all payments and otherwise bear the economic burdens associated with such Contract in accordance with this Agreement, including the Seller or its Affiliates (other than the Company) subcontracting, sublicensing or subleasing to the Buyer, the Company and (ii) Seller would, and would cause its applicable Affiliates to, enforce for the benefit (and at the expense) of the Buyer and the Company, as applicable, any and all of their respective rights against any third party associated with such Contract, and pay, or cause its Affiliates to pay, to the Buyer when received all monies received by the Seller or any of its Affiliates in connection with any such Contract.
(50)Subject to Section 7.05(a), from and after the Closing Date, the Parties shall continue to use reasonable best efforts to obtain, as promptly as practicable, any required Third Party Consents that have not been obtained as of the Closing Date; provided that each of the Seller and the Buyer shall bear its own and its Affiliates’ expenses in connection with such cooperation and none of the Seller, the Buyer or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any Person in connection therewith.
am.Intercompany Arrangements

.
(51)Except as otherwise agreed in writing by the Seller and the Buyer, the Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate or commute, prior to or concurrently with the Closing, all Intercompany Agreements other than any such Intercompany Agreement that is a Guarantee and Indemnity Obligation or Guaranty and Indemnity Obligation Agreement.
(52)Except as otherwise agreed in writing by the Seller and the Buyer or as set forth in the Transition Services Agreement, as of and following the Closing, the Seller and its Affiliates shall have no further obligation to provide any ancillary or corporate shared services to the Company.
an.Representations & Warranties Insurance

. The Buyer has obtained the conditional binder for the representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, attached as Exhibit H hereto, the “R&W Policy”). Without the prior written consent of the Seller, the Buyer shall not modify or amend such R&W Policy to (a) provide for any “seller retention” (as such phrase is commonly used in the representations and warranty policy industry) or (b) change the subrogation provisions with respect to the Seller and any of its Affiliates or Representatives.

ao.Intercompany Obligations

. The Seller shall, and shall cause its Affiliates to, take such action, including making such payments as may be necessary, so that, within thirty (30) days of the Closing, the Company, on the one hand, and the Seller and its Affiliates (other than the Company), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all intercompany loans, notes and advances, regardless of their maturity, and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment, including terminating the Letter of Credit.
ap.Derivative Selection and Sign-to-Close Protocol

. From and after the date hereof until the Closing, subject to the provisions thereof, the Seller and Buyer shall, and shall cause their respective Affiliates to, follow the derivative selection and sign-to-close protocols set forth on Schedule 7.09.

aq.Recapture

. The Company shall, prior to the Closing effect the recapture of all of the business that is currently ceded to the Company Subsidiary (the “Recapture”), unwind the letters of credit currently in place at the Company Subsidiary, assign or novate all of the hedges that are currently held by the Company Subsidiary to the Company or, if requested by the Buyer, to the Buyer, and effect the (a) dissolution or (b) transfer or sale of 100% of the equity of the Company Subsidiary (together with the Recapture, the “Recapture and Dissolution Transaction”), in each case, in a manner that results in the Recapture being treated for all purposes in a manner consistent with the Agreed Accounting Principles.

ARTICLE VIII.
ADDITIONAL AGREEMENTS
ar.Access to Information

. After the Closing, the Buyer shall, and shall cause its Affiliates (including the Company) to, preserve and retain, in accordance with and until such date as may be required by the Buyer’s or its applicable Affiliates’ standard document retention policies (but for not less than seven (7) years after the Closing Date or such later date as may be required by applicable Law), all pre-Closing Date books and records of the Company, and the Business possessed or controlled by such Person. During such period, upon any reasonable request from the Seller or any of its Affiliates and at the Seller’s expense, the Buyer or any of its Affiliates holding such books and records shall (a) provide to the Seller or its Affiliates reasonable access to such books and records during normal business hours; provided, that (i) such access shall not unreasonably interfere with the conduct of the business of the Buyer or its Affiliates holding such books and records and (ii) prior to affording any such access, the Buyer may require that the Seller and its applicable Representatives agree to customary confidentiality undertakings with respect to any non-public information received pursuant to this Section 8.01 and (b) permit the Seller or its Affiliates to make copies of such books and records. Nothing herein shall require the Buyer or its Affiliates to provide the Seller or its Affiliates with access or copies to (A) any personnel file, medical file or related records of any Company Employee, (B) any Tax Return or other Tax record filed by the Buyer or any of its Affiliates (except for Tax records relating exclusively to the Company) or (C) any other information if the disclosure of such information, in the reasonable opinion of outside counsel, would (1) result in a waiver of any attorney-client privilege, work product immunity or any other legal privilege or similar doctrine or (2) contravene any applicable Law, Governmental Order or any fiduciary duty, it being understood that the Buyer shall (1) to the extent permitted under applicable Law, notify the Seller of the circumstances which would limit the provision of such information, (2) cooperate, at the Seller’s sole cost and expense, with any requests for, and use its reasonable best efforts to obtain any, waivers and (3) use its reasonable best efforts to make other arrangements (including redacting information or entering into joint defense or common interest agreements), in each case, that would enable otherwise required disclosure to the Seller or its Affiliates to occur without so jeopardizing privilege or immunity or contravening such applicable Law, Governmental Order or fiduciary duty. The books and records may be requested under this Section 8.01 for any accounting, litigation (other than litigation involving the Buyer), financial reporting (including financial audits of historical information), securities disclosure, loss reporting, regulatory, compliance with contractual obligations of the Seller or its Affiliates or other reasonable purpose (including for any such matters related to the Transition Services Agreement) arising before the Closing Date. Notwithstanding the foregoing, upon the expiration of such retention period, any and all such books and records may be destroyed by the Buyer if the Buyer sends to the Seller written notice of its intent to destroy such books and records, specifying in reasonable detail the contents of such books and records to be destroyed; such books and records may then be destroyed after the thirtieth (30th) day following such notice unless the Seller notifies the Buyer that the Seller desires to obtain possession of such books and records, in which event the Buyer shall transfer such books and records to the Seller and the Seller shall pay all reasonable out of pocket expenses of the Buyer in connection therewith.

as.Books and Records

.
(53)On the Closing Date, or, to the extent the ongoing COVID-19 pandemic makes Seller’s performance of the obligations in this Section 8.02(a) impractical, as soon as reasonably practicable following the Closing Date and in any event no later than the expiration of the term of the applicable service in respect of books and records under the Transition Services Agreement, the Seller shall transfer, or cause to be transferred, to the Buyer (i) all Books and Records other than the Excluded Books and Records and (ii) all original corporate records of the Company and relating to the legal existence, ownership and corporate governance of the Company and all Permits of the Company, in each case, that are not otherwise possessed or controlled by the Company and the Company Subsidiary (collectively, the “Transferred Books and Records”).
(54)Subject to Section 8.03(b), except as otherwise required by applicable Law, the Seller and its Affiliates shall have the right to retain copies of all Transferred Books and Records of the Company and their respective business relating to periods ending on or prior to the Closing Date.
at.Confidentiality

.
(55)The terms of the non-disclosure agreements, dated September 7, 2020 and November 1, 2019 (together, the “Confidentiality Agreements”), between Seller and the Guarantor are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreements shall terminate. If for any reason the transactions contemplated by the Transaction Agreements are not consummated, the Confidentiality Agreements shall continue in full force and effect in accordance with their respective terms (disregarding, however, any provision contained therein that provides for termination thereof upon the execution of this Agreement).

(56)From and after the Closing, the Seller and its Affiliates shall, and shall cause their respective Representatives to, maintain in confidence the terms of this Agreement and any written, oral or other information relating to the negotiation of this Agreement and the Transaction Agreements, the Company or the Company Subsidiary or any proprietary or confidential information related to or obtained from the Buyer or its Affiliates or Representatives prior to the Closing Date or obtained from the Buyer or its Affiliates pursuant to Section 8.01.
(57)From and after the Closing, the Buyer and its Affiliates (including the Company) shall, and shall cause their respective Representatives to, maintain in confidence the terms of this Agreement and any written, oral or other information relating to the negotiation of this Agreement and the Transaction Agreements or any proprietary or confidential information related to or obtained from the Seller or its Affiliates or Representative prior to the Closing Date, other than information to the extent relating to the Company.
(58)The requirements of Section 8.03(b) and Section 8.03(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Buyer, as a result of disclosure by the Seller, any of its Affiliates or any of their respective Representatives and (B) in the case of the Seller, as a result of disclosure by the Buyer or the Company (after the Closing Date) or any of their respective Affiliates or Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed; provided that prior notice with respect to such disclosure has been given to the other Party as soon as practicable (to the extent such prior notice is permitted to be given under applicable Law); provided, further, that the disclosing Party, to the extent reasonably requested by the other Party, shall cooperate with such other Party in seeking an appropriate order or other remedy protecting such information from disclosure, (iii) subject to Section 8.01, any such information is reasonably necessary to be disclosed in connection with any Action or (iv) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or any Affiliate or Representative of such Party) that is not bound by an obligation of confidentiality with respect to such information. Each of the Parties hereto shall instruct their respective Affiliates and its and their Representatives having access to such information of such confidentiality obligations and agrees that it is responsible for any action or failure to act that would constitute a breach or violation of this Section 8.03 by such Party’s Affiliates or Representatives.
au.Non-Solicitation

. For a period of eighteen (18) months following the Closing Date:
(59)without the prior written consent of the Buyer, neither the Seller nor any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any Company Employee or employee of the Buyer or its Affiliates with whom the Seller or any of its Affiliates had substantial contact in connection with the negotiation of this Agreement and the transactions contemplated hereby (“Buyer Employee”); provided that nothing in this Section 8.04 shall prohibit the Seller or any of its Affiliates from soliciting, employing or contracting for the services of any Company Employee or Buyer Employee (i) (A) whose employment has been terminated by the Buyer or any of its Affiliates following the Closing or

(B) who has otherwise ceased to be employed by the Buyer or any of its Affiliates, other than by termination of employment by the Buyer or any of its Affiliates, for a period of at least three (3) months prior to the first contact by the Seller or its Affiliates with such Company Employee or Buyer Employee or (ii) (A) who responds to a general, non-targeted advertisement for employment, (B) who contacts the Seller or one of its Affiliates on his or her own initiative without any direct or indirect solicitation, (C) who responds to a non-targeted mailing based on a list provided by a third party who is not instructed to solicit Buyer Employees or Company Employees, as applicable or (D) who is identified by an employee search firm who is not directed by the Seller to solicit Buyer Employees or Company Employees, as applicable; and
(60)without the prior written consent of the Seller, none of the Buyer or any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any person who is employed or engaged in any business of the Seller or any of its Affiliates other than a Company Employee, and with whom the Buyer or any of its Affiliates first came into contact, or became aware of, in connection with the negotiation of this Agreement and the transactions contemplated hereby; provided, however, that nothing in this Section 8.04(b) shall prohibit the Buyer or any of its Affiliates from soliciting, employing or contracting for the services of any such person (i) whose employment by or distribution relationship with the Seller or its Affiliate has been terminated by the Seller or any of its Affiliates following the Closing, (ii) who has otherwise ceased to be employed by, or have a distribution relationship with, the Seller or any of its Affiliates, other than by termination of employment by the Seller or any of its Affiliates, for a period of at least three (3) months prior to the first contact, or first becoming aware of, by any of the Buyer or any of its Affiliates with such person, (iii) who responds to a general, non-targeted advertisement for employment, (iv) who contacts the Buyer or one of its Affiliates on his or her own initiative without any direct or indirect solicitation, (v) who responds to a non-targeted mailing based on a list provided by a third party who is not instructed to solicit such persons or (vi) who is identified by an employee search firm who is not directed by the Seller to solicit such persons.
av.Insurance

.
(61)Effective at the time of the Closing, the Company shall cease to be insured by any insurance policies of the Seller or any of its Affiliates (other than the Company).
(62)With respect to events or circumstances relating to the Company that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies and any workers’ compensation insurance policies sponsored by the Seller or its Affiliates and that apply to the locations at which the businesses of the Company, the Company may make claims under such policies and programs and the Seller and its Affiliates shall use reasonable best efforts, at the expense of Buyer, to pursue such claims and shall reasonably cooperate and assist the Buyer and its Affiliates in doing the same; provided that by making such claims, the Buyer agrees to, or cause its Affiliates (including from and after the Closing, the Company) to, reimburse the Seller for any increased costs incurred by the Seller or its Affiliates as a result of such claims, including any retroactive or prospective premium adjustments resulting from such claims and payments within any self-insured retention or deductible or similar self-insured provision (including a matching deductible program); provided, further, that the Company shall not be permitted to make any such claims if, and to the extent that, such claims are covered by insurance policies sponsored by the Buyer or any of its Affiliates (including, after the Closing, the Company). As of the second (2nd) anniversary of the Closing Date, the Company shall no longer have access to such occurrence-based third-party liability insurance policies of Seller and its Affiliates.
(63)With respect to any open claims against the insurance policies of the Seller or any of its Affiliates (other than the Company) as of the Closing Date relating to losses suffered by the Company prior to the Closing Date for which either (i) the applicable insured asset has been reflected on the Final Closing Statement without giving effect to the full impairment or loss of value resulting from the insured loss or (ii) a receivable in respect of such claim is reflected on the Final Closing Statement, the Seller shall (A) at the sole cost and expense of the Buyer, use reasonable best efforts to pursue such claims and shall reasonably cooperate with and assist the Buyer and its Affiliates in doing the same and (B) remit to the Buyer all proceeds realized from such claims up to the amount of impairment or loss of value resulting from the insured loss not reflected in respect of the asset on the Final Closing Statement or the amount of such receivable, as applicable; provided, that in each case no Buyer Indemnified Person has been indemnified with respect to such amounts under Article XIII.
(64)Upon the written request of Buyer following the date hereof, and prior to the date that is thirty (30) days prior to the anticipated Closing Date, the Seller shall reasonably cooperate with Buyer, at the Buyer’s sole cost and expense, with the Buyer’s efforts to acquire a cybersecurity insurance “tail” policy for the Company at Closing, on terms reasonably proposed by the Buyer, including by introducing the Buyer to Seller’s broker in respect of Seller’s existing cybersecurity insurance policy.
aw.Seller Names and Marks

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(65)Except as expressly provided in the Transaction Agreements, in no event shall the Buyer or any of its Affiliates have any right to use, nor shall the Buyer or any of its Affiliates use, the Trademarks of Seller or its Affiliates (collectively, the “Seller Names and Marks”), or any other mark that is confusingly similar to any of the Seller Names and Marks, in any jurisdiction worldwide.
(66)Notwithstanding anything to the contrary in this Section 8.06, the Buyer or any of its Affiliates may make any (i) factually accurate historical references to the Seller Names and Marks (not of a promotional or similar commercial nature) either as required by applicable Law (other than any such requirements that may be initiated solely through the Buyer’s or any of its Affiliates’ volition) or in internal or archived historical, tax, employment or similar records or (ii) factually accurate historical references (not of a promotional or similar commercial nature) to the historical relationship of the Seller and its Affiliates with the Company, the Company Subsidiary and the Business formerly being owned and operated by the Seller and its Affiliates;

provided that in no event shall any use of the Seller Names and Marks under this Section 8.06 by the Buyer or any of its Affiliates be derogatory or disparaging in any manner.
ax.D&O Liabilities

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(67)From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, the Buyer shall, and shall cause its Affiliates to, maintain the indemnification obligations set forth in the applicable organizational documents of the Company, as in effect immediately prior to the Closing with such changes as may be required under applicable Law, with respect to all past directors and officers of the Company as well as all directors and officers of the Company as of the Closing Date, in each case, for acts or omissions occurring on or prior to the Closing Date in their capacities as such, and to indemnify and hold harmless such Persons in accordance therewith. The Buyer, the Seller and any Person entitled to indemnification under this Section 8.07(a) shall cooperate in the defense of any litigation under this Section 8.07(a) and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(68)The provisions of this Section 8.07 are intended to be for the benefit of, and shall be enforceable by, past directors and officers of each of the Company as well as all directors and officers of each of the Company as of the Closing Date, his or her heirs and his or her representatives and, in addition to, and not in substitution for, and shall not impair any other rights to indemnification or contribution that any such Person may have by contract, under the applicable organizational documents of the applicable Company, under applicable Law, or otherwise.
ay.Privilege Preservation

. Recognizing that Willkie Farr & Gallagher LLP (“Willkie”) has acted as legal counsel to the Seller, the Company, the Company Subsidiary and their Affiliates prior to the Closing, all communications involving attorney-client confidences between any of the Seller and its Affiliates (including the Company and the Company Subsidiary) and Willkie in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Seller and its Affiliates (and not the Company or the Company Subsidiary). Accordingly, the Company and the Company Subsidiary shall not have access to any such communications, or to the files of Willkie relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller and its Affiliates (and not the Company or the Company Subsidiary) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company or the Company Subsidiary shall be a holder thereof, (b) to the extent that files of Willkie in respect of such engagement constitute property of the client, only the Seller and its Affiliates (and not the Company or the Company Subsidiary) shall hold such property rights and (c) Willkie shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Company Subsidiary by reason of any attorney-client relationship between Willkie and the Company or the Company Subsidiary or otherwise with respect to such engagement. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company or the Company Subsidiary and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, the Company (including on behalf of the Company Subsidiary) may assert the attorney-client privilege to prevent disclosure of confidential communications by Willkie to such third party; provided, however, that neither the Company nor the Company Subsidiary may waive such privilege without the prior written consent of the Seller.

az.Release

. The Seller (on behalf of itself and its Affiliates other than the Company) shall, and hereby does, effective as of the Closing, release, waive and forever discharge the Company and each of its respective directors, officers, employees, Affiliates, agents and representatives from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or expressly permitted prior to the Closing. The Buyer, solely on behalf of the Company and not on its own behalf or on behalf of any of its Affiliates other than the Company, shall, and hereby does, effective as of the Closing, release, waive and forever discharge the Seller and each of its directors, officers, employees, Affiliates, agents and representatives from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or expressly permitted prior to the Closing. Notwithstanding the foregoing, nothing in this Section 8.09 shall release, waive or discharge any actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of or arising out of this Agreement or any other Transaction Agreement.

ba.Closing Reports
bb..
(69)The Seller shall prepare and deliver to the Buyer by (i) the seventh (7th) Business Day of each calendar month between January 1, 2021 and the Closing Date, such information as may be reasonably necessary to permit the Buyer to prepare the Buyer Interim Required Balance Report and (ii) the tenth (10th) Business Day of each calendar month between January 1, 2021 and the Closing Date, a report (each, a “Seller Interim CTE Report”) setting forth the Seller’s calculation of the Milliman CS VA CTE70 Amount and the Initial Premium as of the end of the immediately preceding month, including the Milliman Sensitivity Grid. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 8.10(a), the Seller shall also deliver to the Buyer the reports described in this Section 8.10(a) for and as of the calendar quarter ending December 31, 2020 within ten (10) Business Days following such calendar quarter-end.
(70)For purposes of determining the Initial Premium, in each case as set forth in the applicable Seller Interim CTE Report, the Estimated Closing Statement, the Interim Closing Statement, the Subject Closing Statement and the Final Closing Statement, the Seller shall calculate all such amounts in accordance with the Agreed Accounting Principles and the Milliman CTE Model and Calculation Methodologies, as applicable.
(71)The Buyer shall prepare and deliver to the Seller by the twelfth (12th) Business Day of each calendar month between January 1, 2021 and the Closing Date a report (each, a “Buyer Interim Required Balance Report”) setting forth (i) the Buyer’s estimated calculation of the Required Balance (as defined in the Reinsurance Agreement) as of the end of the immediately preceding month, which amount shall be calculated in accordance with the Buyer CTE Model and Calculation Methodologies (as defined in the Reinsurance Agreement) and (ii) the Reinsurer Sensitivity Grid (as defined in the Reinsurance Agreement), prepared by the Buyer with the cooperation of the Seller as if the Reinsurance Agreement were in effect at the time of such preparation.
a.Separation and Migration Plan
. Between the date hereof and ending on the date that is thirty (30) days prior to the anticipated Closing Date, the Seller and the Buyer shall, and shall cause their respective Affiliates to, discuss in good faith and cooperate and use reasonable best efforts to develop and implement a written migration plan based on the services necessary which sets forth steps required (a) to make an orderly separation of the CS Business systems and data following the Closing from that of the other businesses of the Seller and its Affiliates, and (b) for migration and transfer (including any data conversion) of the CS Business systems and data, and integration of such systems and data into that of the Buyer and its Affiliates, following the Closing, or, if there are services being provided under the Transition Services Agreement that use or rely on such systems or data, by the end of the term of any such services provided under the Transition Services Agreement, into the business and operations of the Buyer (including the Company). Without limiting the foregoing, from the date hereof through the Closing Date the Seller shall use its reasonable best efforts to prepare and allow the Buyer to take possession of the information to be set forth on Schedule 8.11, as to be agreed by the Seller and the Buyer following the date hereof, in accordance with the scope and timeframes to be set forth therein, together with such other related information that is reasonably requested by the Buyer.
b.Further Action

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(72)The Seller and the Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this

Agreement and give effect to the transactions contemplated by the Transaction Agreements, (ii) subject to Section 7.03(b), shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and (iii) shall cooperate in good faith to facilitate an orderly Closing and transition.
(73)Each of the Seller and the Buyer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated by the Transaction Agreements, including with respect to the satisfaction of the conditions set forth in Article XI hereof. From time to time following the Closing, the Seller and the Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated by the Transaction Agreements as may be reasonably requested by the other Party.
(74)Each of the Seller and the Buyer shall, and shall cause their respective Affiliates to, use reasonable best efforts to work together in good faith to negotiate the terms of each Transaction Agreement and other document required or contemplated to be delivered in connection with the transactions contemplated by this Agreement that is not attached to this Agreement in substantially final form, including all exhibits, annexes and schedules thereto, including Schedule 8.11 to this Agreement and Schedule N to the Reinsurance Agreement.
ARTICLE IX.
EMPLOYEE MATTERS
c.Offers of Employment. Prior to the Closing, the Buyer shall, or shall cause one of its Affiliates to, make offers of employment (“Offers”) to all Company Employees who are (a) actively employed in good standing as of the Closing Date, effective as of the Closing Date, and (b) employed in good standing by the Seller or any of its Affiliates and are on an approved leave of absence or disability leave as of the Closing Date (“Non-Active Employees”), effective as of, the date such Company Employee returns to active employment with the Seller or any of its Affiliates, but only if such date occurs within six (6) months following the Closing Date. Each Company Employee who accepts an Offer and provides services to the Buyer or one of its Affiliates on the Closing Date or, with respect to a Non-Active Employee, within six (6) months following the Closing Date shall hereinafter be referred to as a “Continuing Employee.” The Offers shall provide each Company Employee with a position, work schedule, and duties that are substantially comparable to those in effect for such Company Employee as of immediately prior to Closing and shall permit the Company Employee to continue to primarily work from his or her residence immediately following the Closing and for a period of at least one (1) year thereafter (or offer a work location that is located not more than thirty-five (35) miles farther from the Company Employee’s primary residence than the Company Employee’s work location prior to the Closing Date). Without limiting the generality or the foregoing, the Offers shall provide each Company Employee with at-will employment in a position that is comparable to such Company Employee’s position prior to the Closing Date, that utilizes the Company Employee’s general skills, and that allows the Company Employee to primarily work from his or her residence immediately following the Closing and for a period of at least one (1) year thereafter (or permits the Company Employee to continue to primarily work from a work location that is located not more than thirty-five (35) miles farther from the Company Employee’s primary residence than the Company Employee’s work location prior to the Closing Date). Notwithstanding any contrary provision of this Agreement, the Buyer and its Affiliates shall be, and neither the Seller nor any of its respective Affiliates (other than the Company) shall be, responsible or liable for any Liabilities with respect to employment, compensation or benefits related claims arising in connection with service to the Buyer or one of its Affiliates (including the Company) after the Closing by Company Employees including, without limitation, Liabilities related to the Buyer’s or its Affiliates’ failure to extend the Offers as contemplated by this Section 9.01; provided, however, that in no event shall the Buyer or its Affiliates be responsible for any Liabilities relating to or arising under any Company Benefit Plan, Seller Benefit Plan or any other Employee Benefit Plan sponsored, maintained or contributed to by the Seller or any of its Affiliates.
d.Compensation and Benefit Continuation. For a period of twelve (12) months from and after the Closing Date (the “Covered Period”), the Buyer shall (or shall cause its Affiliates to) provide each Continuing Employee: (a) with base salary or wage rates and a target annual bonus opportunity that is, in each case, not less than those in effect for such Continuing Employee immediately prior to the Closing; and (b) other compensation (including long-term incentive compensation) and employee benefits that are substantially similar in the aggregate to (and otherwise on the same terms and conditions as) those provided by the Buyer or its Affiliates to their similarly situated employees.
e.Severance Obligations. Without limiting the generality of the foregoing, the Buyer shall provide severance pay and termination benefits to any Continuing Employee whose employment with the Buyer or an Affiliate of the Buyer is terminated involuntarily by the Buyer or an Affiliates other than for cause during the Covered Period on terms no less favorable than similarly situated employees of the Buyer and its Affiliates under the applicable plan, program or policy that the Buyer makes available to similarly situated employees (the “Buyer Severance Plan”) and in amounts no less favorable, in the aggregate, than the greater of (a) the amount set forth on Section 9.03 of the Seller Disclosure Schedule, and (b) those applicable to similarly situated employees of the Buyer and its Affiliates under the Buyer Severance Plan.
f.Credit for Service; Preexisting Conditions; Exclusions and Waiting Periods. On and after the Closing Date, the Buyer shall provide to each Continuing Employee under each Employee Benefit Plan sponsored, maintained or contributed to or by the Buyer or any Affiliate of the Buyer and in which such Continuing Employee participates after Closing (collectively, the “Buyer Benefit Plans”) credit for purposes of eligibility to participate, vesting and benefit accrual (including any welfare plan, retirement plan, vacation program or severance program but not for purposes of determining eligibility to participate, vesting and benefit accruals under a defined benefit plan or with respect to equity or equity-based awards) for full and partial years of service with the Seller or any of its respective Affiliates (including the Company, the Company Subsidiary and any of their predecessors) performed at any time prior to the Closing to the extent such service was taken into account under the analogous Seller Benefit

Plan, program or arrangement in which the Continuing Employee participated immediately prior to the Closing; provided that no such prior service shall be taken into account to the extent it would result in the duplication of benefits. In addition, the Buyer and its Affiliates shall (a) use reasonable best efforts to waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees and their eligible dependents under any Buyer Benefit Plans, other than limitations or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied as of the date of commencement of participation; and (b) use reasonable best efforts to provide each Continuing Employee with credit (or other equivalent compensation) for any co-payments, deductibles and other out-of-pocket expenditures paid prior to the Closing (to the same extent such credit was given under the analogous Seller Benefit Plan immediately prior to the Closing) for purposes of satisfying any applicable deductible, co-insurance, out-of-pocket or similar expense requirements under the analogous Buyer Benefit Plan but, in each case, only to the extent the Seller and/or the Continuing Employee cooperates to provide the Buyer with all information reasonably requested by the Buyer to allow the Buyer to comply with such obligations.
g.Certain Employee Benefit Plan Matters. The Seller or any of its Affiliates shall be responsible for paying out any earned, unused paid time off, vacation and sick days of the Continuing Employees, in each case, accrued through the Closing Date, upon their termination of employment with the Seller or any of its Affiliates. Except to the extent required by applicable Law, effective as of the Closing Date, the Company Employees shall cease all active participation in and accrual of benefits under the Seller Benefit Plans, and the Company and the Company Subsidiary shall cease all participation under the Seller Benefit Plans. From and after the Closing Date, the Seller shall retain all Liabilities under any Company Benefit Plan, Seller Benefit Plan or any other Employee Benefit Plan sponsored, maintained or contributed to by the Seller or any of its Affiliates. The Buyer shall take (or cause its Affiliates to take) any and all necessary action to cause the trustee of a defined contribution plan of the Buyer or one of its Affiliates, if requested to do so by a Continuing Employee, to accept a direct “rollover” of all or a portion of such Continuing Employee’s account balance from the Seller Benefit Plan in cash (excluding plan loans), subject to the terms of any such defined contribution plan. Concurrent with the transition of any Continuing Employee to the Buyer or one of its Affiliates, any tangible personal property of the Seller or its Affiliates exclusively used by such Continuing Employee on the Closing Date (or, with respect to any Non-Active Employee, effective as of the date such Company Employee returns to active employment with the Seller or any of its Affiliates, but only if such date occurs within six (6) months following the Closing Date), which shall include but not be limited to, cell phones, computers, computers monitors, computers keyboards, and computer mice, shall be transferred to the Buyer for no additional consideration; provided that such tangible personal property will, in respect of any cell phone, computer or similar digital device (including any digital storage device) be wiped and reimaged to the Seller’s standards at or immediately prior to the Closing (provided that such deletion shall not limit Seller’s obligations to provide the Transferred Books and Records pursuant to Section 8.02(a), and the Seller and Buyer shall reasonably cooperate in good faith from the date hereof to Closing to effect the transfer of such personal property in accordance with this Section 9.05 in a manner intended to permit the Company Employees to perform their essential job functions as of immediately prior to the Closing Date) and comply with the Seller’s data privacy, data security and other IT policies for so long as such equipment can connect to, or contains data from, the Seller’s or its Affiliate’s IT systems.
h.WARN. If a plant closing or a mass layoff occurs or is deemed to occur with respect to the Company at any time after the Closing, the Buyer shall be solely responsible for providing all notices required under the Worker Adjustment and Retraining Notification Act or any similar state laws and for taking all remedial measures, including the payment of all amounts, penalties, Liabilities, costs and expenses if such notices are not provided, and neither the Seller nor any of its Affiliates shall have any Liabilities in respect of such action.
i.Employee Communications. The Parties shall coordinate with each other prior to the Closing Date as to the form and content of any communication from the Buyer or any of its Affiliates to the Company Employees, including written communications about Offers. The Buyer and its Affiliates shall not disseminate any such written communication without the prior approval of the Seller, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Buyer or its Affiliates from making any and all public disclosures legally required to comply with any applicable Laws; provided that the Buyer shall provide the Seller with advance notice as to the form and content of any such disclosures.
j.No Modification; No Third Party Beneficiaries. The provisions of this Article IX are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to (a) amend or modify any Employee Benefit Plan or Buyer Benefit Plan or other compensation and benefits plans maintained for or provided to Company Employees or any other Persons prior to or following the Closing or (b) confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or any current or former employees, officers, directors or independent contractors of the Company or the Company Subsidiary), other than the Parties, any legal or equitable or other rights or remedies with respect to the matters provided for in this Article IX under or by reason of any provision of this Agreement. For the avoidance of doubt, nothing contained in this Article IX (i) shall confer upon any Continuing Employee any right to continued employment with the Buyer, the Company, or any of their respective Affiliates after the Closing Date or (ii) is intended to guarantee employment to any Continuing Employee for any period of time.
ARTICLE X.
TAX MATTERS
k.Indemnification for Taxes

.
(75)The Seller shall indemnify and hold harmless the Buyer Indemnified Persons from and against any and all Indemnifiable Losses to the extent resulting from or arising out of the following (without duplication):

xxxi.Taxes imposed on the Company or the Company Subsidiary, or for which the Company or the Company Subsidiary may otherwise be liable, as a result of having been a member of a Seller Group prior to the Closing (including Taxes for which the Company or the Company Subsidiary may be liable pursuant to Treasury Regulations Section 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Seller Group);
xxxii.Taxes with respect to the Company or the Company Subsidiary for all Pre-Closing Tax Periods;
xxxiii.Taxes arising out of a breach or inaccuracy of the Surviving Tax Representations;
xxxiv.Section 338 Taxes; and
xxxv.Taxes arising out of a breach of any covenant of the Seller or its Affiliates (including the Company and the Company Subsidiary, prior to the Closing Date) under Article VII or this Article X;
provided, however, that the Seller shall not be liable for any Tax liability to the extent such Tax liability is taken into account in the Final Closing Date Adjusted Book Value and results in a reduction to the Purchase Price.
(76)The Buyer agrees to indemnify and hold harmless the Seller Indemnified Persons from and against any and all liabilities for Taxes that are not subject to indemnification by the Seller pursuant to Section 10.01(a) to the extent resulting from or arising out of:
xxxvi.Taxes imposed on the Company or the Company Subsidiary for all Post-Closing Tax Periods; and
xxxvii.Taxes arising out of a breach of any covenant of the Buyer under this Article X.
(77)For purposes of this Agreement, Taxes for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in the following manner:
xxxviii.In the case of Taxes based on or measured by income, gain, or receipts, or related to the actual or deemed sale or transfer of property, or which are withholding Taxes, such Taxes shall be allocated based on an interim closing of the books as of the end of the Closing Date.
xxxix.In the case of Taxes calculated on a periodic basis, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the

Closing Date and the denominator of which is the number of days in the entire Straddle Period.
xl.With respect to any partnership interest owned by the Company or the Company Subsidiary through a separate account, the items of income, gain, deduction, or loss arising from such partnership interest shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in a manner that matches, as closely as reasonably practicable, the changes to the corresponding separate account reserves pursuant to Section 817 of the Code. With respect to any other partnership interest owned by the Company or the Company Subsidiary, the items of income, gain, deduction, or loss arising from such partnership interest shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a ratable basis consistent with the principles of Section 10.01(c)(ii).
xli.Notwithstanding the foregoing clauses (i) through (iii), (A) the Recapture and Dissolution Transaction shall be allocated to the Pre-Closing Tax Period and (B) (x) the transactions contemplated by the Reinsurance Agreement and (y) the transactions occurring on the Closing Date that are properly allocable in accordance with applicable Law (based on, among other relevant factors, the factors set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing, shall, in each case, be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date.
Notwithstanding any other provision of this Agreement, (A) the Seller Indemnified Persons shall not be liable for (and the Buyer shall indemnify the Seller Indemnified Persons against) any Taxes resulting from any transaction or event that is outside the ordinary course of business and occurs after the Closing but on the Closing Date, unless such transaction or event is initiated by the Seller or the Company or the Company Subsidiary before the Closing or occurs pursuant to the terms of this Agreement, and (B) all Section 338 Taxes shall be allocable to the Pre-Closing Tax Period.
l.Tax Returns

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(78)
xlii.The Seller shall prepare and timely file, or cause to be prepared and timely filed, all Consolidated or Combined Returns that include the Company or the Company Subsidiary, regardless of when such Tax Returns are required to be filed.
xliii.The Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company or the Company Subsidiary for taxable periods that end on or before the Closing Date and that are required to be filed prior to the Closing Date (taking into account any extensions) other than Tax Returns described in Section 10.02(a)(i). The Seller shall remit any Taxes due in respect of such Tax Returns.

xliv.The Seller shall prepare, or cause to be prepared, (A) all Tax Returns for the Company and the Company Subsidiary for taxable periods that end on or before the Closing Date and that are required to be filed after the Closing Date (taking into account any extensions) and (B) all Tax Returns for any Straddle Period, in each case other than Tax Returns described in Section 10.02(a)(i). The Seller shall deliver any such Tax Return to Buyer for Buyer’s review at least thirty (30) days (or, in the case of premium Tax Returns, ten (10) days) prior to the date such Tax Return is required to be filed and (1) in the case of any Tax Return relating to a Straddle Period, shall accept all reasonable comments of the Buyer in respect of such Tax Returns made prior to the date that is three (3) days prior to the due date of such Tax Return, to the extent consistent with applicable Law and prior practice of the Company or the Company Subsidiary, as applicable, and (2) in the case of any Tax Return relating to a taxable period ending on or before the Closing Date, shall consider in good faith making any changes to such Tax Return reasonably requested by the Buyer. To the extent consistent with applicable Law, the Buyer shall, or shall cause the Company or the Company Subsidiary to, file all Tax Returns for any Straddle Period on the basis that the relevant Tax period ended as of the Closing Date, unless the relevant Tax Authority will not accept a Tax Return filed on that basis. The Buyer shall file, or cause to be filed, all Tax Returns described in clause (A) or (B) hereof consistent within this Section 10.02(a)(iii).
xlv.From and after the Closing, upon reasonable request of the Seller, the Buyer shall cause the Company or the Company Subsidiary to provide the Seller and its Affiliates in a timely fashion in accordance with past practice all filing information relating to the Company or the Company Subsidiary reasonably necessary for the preparation and filing of the Consolidated or Combined Returns for taxable years or periods beginning before the Closing Date or any Tax Return described in Section 10.02(a)(iii). The Seller shall compensate the Company and the Company Subsidiary for reasonable out-of-pocket costs incurred in connection with providing the foregoing.
xlvi.All Tax Returns that the Seller is required to file or cause to be filed in accordance with Section 10.02(a)(ii) or (iii) shall be prepared and filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), other than to the extent (A) required as a result of a change in applicable Law, or (B) the Seller has obtained Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
(79)Unless required by applicable Law, the Buyer shall not, and shall cause the Company or the Company Subsidiary to not, take any action on or after the Closing Date (other than the transactions contemplated by this Agreement) that could be reasonably expected to result in an increased Tax of the Company or the Company Subsidiary attributable to a Pre-Closing Tax Period or an indemnity obligation (or increase in an indemnity obligation) of the

Seller under Section 10.01(a), without the prior written consent of the Seller, which consent may not be unreasonably withheld, conditioned or delayed.
(80)Except to the extent otherwise required by applicable Law, the Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Seller, which consent may not be unreasonably withheld, conditioned or delayed, amend any Tax Returns of the Company or the Company Subsidiary relating in whole or in part to a Pre-Closing Tax Period.
(81)Each of the Seller and the Buyer shall reimburse the other party, as applicable, for the Taxes for which the Seller or the Buyer, as applicable, is liable pursuant to Section 10.01 (without considering the limitation under Section 13.03(b)), but which are remitted in respect of any Tax Return to be filed by the other party pursuant to this Section 10.02 upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by the Seller or the Buyer, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes. For the avoidance of doubt, any reimbursement obligation pursuant to this Section 10.02(d) shall not be satisfied by the R&W Policy or subject to the limitation under Section 13.03(b).
m.Tax Refunds

. Any Tax refund, credit, or similar benefit (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Company or the Company Subsidiary for Taxes paid for any Pre-Closing Tax Period shall be the property of the Seller; provided, however, to the extent such Tax Refund arises from the carryback of an item of deduction or loss from a Post-Closing Tax Period to a Pre-Closing Tax Period or was taken into account in the Closing Date Adjusted Book Value, such Tax Refund shall be property of the Buyer. If received by the Buyer or the Company or the Company Subsidiary, the Buyer shall, or shall cause the Company or the Company Subsidiary to, pay such Tax Refund to which the Seller is entitled under this Section 10.03 promptly to the Seller, net of any reasonable cost to the Buyer or any of its Affiliates attributable to the receipt of such refund. In the event that any such Tax Refund is subsequently contested by any Tax Authority, such contest shall be handled in accordance with the procedures in Section 13.05. Any additional Taxes resulting from the contest shall be indemnified in accordance with Section 10.01.

n.Transfer Taxes

. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be split fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. All Tax Returns with respect to Transfer Taxes shall be filed by the Party required to file the Tax Return under applicable Law, and the Buyer and the Seller, as applicable, shall reimburse the filing Party for any Transfer Taxes that are borne by the Buyer or the Seller, respectively, pursuant to this Section 10.04. The Buyer and the Seller shall cooperate in timely filing all Tax Returns and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith. For the avoidance of doubt, any reimbursement obligation pursuant to this Section 10.04 shall not be satisfied by the R&W Policy or subject to the limitation under Section 13.03(b).

o.Cooperation

. After the Closing Date, the Buyer and the Seller shall (and shall cause their respective Affiliates to) (a) provide the other Party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or, subject to Section 13.05, any audit or other examination by any Tax Authority (including providing any necessary powers of attorney) or defense of any judicial, administrative or other proceeding relating, in each case, to Taxes of the Company or the Company Subsidiary and (b) retain (and provide the other Party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding; provided, that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties. Any information obtained under this Section 10.05 shall be kept confidential except as otherwise may be necessary in connection with the filing of Tax Returns or claims for Tax Refunds or in conducting a contest or as otherwise may be required by applicable Law or the rules of any stock exchange.

p.Tax Sharing Agreements

. Notwithstanding anything to the contrary contained herein, the Seller shall, and shall cause its Affiliates to, terminate all Tax Sharing Agreements between the Company or the Company Subsidiary, on the one hand, and the Seller or any Affiliate of the Seller (other than the Company or the Company Subsidiary), on the other hand, prior to the Closing. After the Closing, the Seller and its Affiliates shall not have any Liability to the Company or the Company Subsidiary (or vice versa) under the Tax Sharing Agreements.
q.Section 338 Election; Purchase Price Allocation

.
(82)The Seller and the Buyer shall make a joint election for the Company under Section 338(h)(10) of the Code and under similar provisions of foreign, state or local law with respect to the purchase of the Shares (the “Section 338(h)(10) Election”). The Seller represents that an election under Section 338(h)(10) of the Code can be made with respect to the Company in connection with the transactions contemplated by this Agreement. The Seller and the Buyer shall each deliver completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state and foreign forms at the Closing in accordance with Sections 3.05(a) and 3.06(a), or following the Closing as may be otherwise agreed by the Parties. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the Parties will promptly make such changes.

(83)Within sixty (60) days following the completion of the Final Closing Statement, the Buyer shall deliver to the Seller a schedule (the “Preliminary Allocation Schedule”) allocating the ADSP for the assets of the Company. The Preliminary Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder. If, within thirty (30) days following delivery of the Preliminary Allocation Schedule, the Seller does not notify the Buyer in writing of its disagreement with the Preliminary Allocation Schedule, the Preliminary Allocation Schedule shall be final and binding. If within such thirty (30)-day period the Seller so notifies the Buyer, the Seller and the Buyer shall endeavor to resolve such disagreement, and if they are able to do so shall make such revisions to the Preliminary Allocation Schedule to reflect such resolution, which shall be final and binding.
(84)If, within thirty (30) days following delivery of the Preliminary Allocation Schedule by the Buyer to the Seller, the Seller and the Buyer are unable to resolve such disagreement, the Parties shall request the Independent Accounting Firm to make a final determination of any disputed items within thirty (30) days and any such determination by the Independent Accounting Firm shall be final and binding. The costs of the Independent Accounting Firm shall be borne equally by the Seller and the Buyer. If the Parties agree on the Preliminary Allocation Schedule or revisions of such are deemed accepted and rendered final or resolved by the Independent Accounting Firm (in each case, the “Final Allocation Schedule”), (i) the Final Allocation Schedule shall be used in preparing IRS Form 8883 and any similar forms under applicable Law and (ii) each of the Buyer and the Seller agrees that neither it nor any of its Affiliates shall (A) file any Tax Returns in a manner that is inconsistent with the Final Allocation Schedule, or (B) take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any Section 338(h)(10) Election, in each case, except as required by applicable Law.
(85)The Parties shall revise the Final Allocation Schedule to take into account any adjustment to the Purchase Price (or any other items that are treated as consideration paid by the Buyer for applicable Tax purposes).
r.Other Tax Matters

.
(86)Notwithstanding any provision in this Agreement to the contrary, the obligations of the Parties set forth in this Article X (including the obligation of the Seller to indemnify and hold harmless the Buyer Indemnified Persons, as well as the obligations of the Buyer to indemnify and hold harmless the Seller Indemnified Persons, in each case, pursuant to this Article X) shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (taking into account extensions thereof).
(87)Except for Sections 13.01(a), 13.03 (which shall apply solely with respect to a breach of a representation or warranty under Section 5.19), 13.04, 13.05(d), 13.08 and 13.09, indemnification under this Agreement for or with respect to any Taxes of the Company and the Company Subsidiary shall be provided exclusively in this Article X and the provisions of Article

XIII shall not apply. Should it be necessary, equitable adjustments will be made to prevent duplicate recovery for indemnification with respect to the same item.
ARTICLE XI.
CONDITIONS TO CLOSING AND RELATED MATTERS
s.Conditions to Obligations of the Seller

. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Seller, at or prior to the Closing, of each of the following conditions:
(88)Representations and Warranties; Covenants. (i) Buyer Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date, (ii) the other representations and warranties of the Buyer contained in Article VI shall be true and correct (without giving effect to any limitations as to materiality or Buyer Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had, nor would reasonably be expected to have, a Buyer Material Adverse Effect, (iii) the covenants contained in this Agreement to be performed or complied with by the Buyer at or before the Closing shall have been performed or complied with in all material respects and (iv) the Seller shall have received a certificate of the Buyer dated as of the Closing Date, signed by a duly authorized officer of the Buyer certifying as to the Buyer’s compliance with Sections 11.01(a)(i)(iii).
(89)Approvals of Governmental Authorities. The Governmental Approvals set forth on Schedule 11.01(b) shall have been received without the imposition of a Burdensome Condition and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired or shall have been terminated.
(90)No Governmental Order. There shall be no Governmental Order in existence that restrains, enjoins or otherwise prohibits or makes unlawful the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements.
(91) No Guarantor Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, event, circumstance, effect, development, condition, violation or occurrence that, individually or in the aggregate, has had a Guarantor Material Adverse Effect.
t.Conditions to Obligations of the Buyer

. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Buyer, at or prior to the Closing, of each of the following conditions:
(92)Representations and Warranties; Covenants. (i) Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date, (ii) the other representations and warranties of the Seller contained in Article IV and Article V shall be true and correct (without giving effect to any limitations as to materiality or Business Material Adverse Effect set forth therein, other than any use of the defined term “Material Contract”) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had, nor would reasonably be expected to have, a Business Material Adverse Effect, (iii) the covenants contained in this Agreement to be performed or complied with by the Seller on or before the Closing shall have been performed or complied with in all material respects and (iv) the Buyer shall have received a certificate of the Seller dated as of the Closing Date signed by a duly authorized officer of the Seller certifying as to the Seller’s compliance with Sections 11.02(a)(i)(iii).
(93)Approvals of Governmental Authorities. The Governmental Approvals set forth on Schedule 11.02(b) shall have been received without the imposition of a Burdensome Condition and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired or shall have been terminated.
(94)No Governmental Order. There shall be no Governmental Order in existence that restrains, enjoins or otherwise prohibits or makes unlawful the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements.
(95)No Business Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, event, circumstance, effect, development, condition, violation or occurrence that, individually or in the aggregate, has had a Business Material Adverse Effect.
(96)Company Subsidiary. The Recapture and Dissolution Transaction shall have been consummated in accordance with Section 7.10.
u.Frustration of Closing Condition

. Neither the Seller nor the Buyer may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations set forth in this Agreement.

ARTICLE XII.
TERMINATION AND WAIVER
v.Termination

. This Agreement may be terminated prior to the Closing:
(97)by the mutual written consent of the Seller and the Buyer;
(98)by either the Seller or the Buyer if the Closing shall not have occurred prior to August 2, 2021 (the “Outside Date”) or such later date as the Parties may mutually agree; provided, however, that if the Closing has not occurred due solely to the failure of the conditions to Closing set forth in Section 11.01(b) or Section 11.02(b) to be satisfied, the Parties agree to extend the Outside Date to December 1, 2021 and continue to use their respective reasonable best efforts to satisfy such Closing conditions (such extended Outside Date shall be the “Outside Date” for all purposes under this Agreement); provided, further, that the right to terminate this

Agreement under this Section 12.01(b) shall not be available to any Party whose failure to take any action required to fulfill any of such Party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
(99)by either the Seller or the Buyer in the event of the issuance of a final, nonappealable Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the Party seeking to terminate this Agreement pursuant to this Section 12.01(c) shall have performed in all material respects its obligations under this Agreement;
(100)by the Buyer in the event of a breach by the Seller of any of its covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 11.02(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, the Seller shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from the Buyer stating Buyer’s intention to terminate this Agreement in accordance with this Section 12.01(d); provided, however, that the Buyer may not terminate this Agreement pursuant to this Section 12.01(d) at any time during which the Buyer is in breach of this Agreement such that the Seller has the right to terminate this Agreement pursuant to Section 12.01(e);
(101)by the Seller in the event of a breach by the Buyer of any of the Buyer’s covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 11.01(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, the Buyer shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from the Seller stating the Seller’s intention to terminate this Agreement in accordance with this Section 12.01(e); provided, however, that the Seller may not terminate this Agreement pursuant to this Section 12.01(e) at any time during which the Seller is in breach of this Agreement such that the Buyer has the right to terminate this Agreement pursuant to Section 12.01(d).
w.Notice of Termination

. Any Party desiring to terminate this Agreement pursuant to Section 12.01 shall give written notice of such termination to the other Party.
x.Effect of Termination

. In the event of the termination of this Agreement as provided in Section 12.01, this Agreement shall thereafter become null and void and there shall be no liability on the part of any Party (or Representative of such Party) to this Agreement or in connection with the transactions contemplated hereby, except as set forth in Section 8.03 and this Article XII; provided that nothing in this Section 12.03 shall relieve the Seller or the Buyer from liability for any Fraud or Willful Breach of this Agreement prior to such termination (it being acknowledged and agreed by the Parties that the failure to close the transactions contemplated by this Agreement by any Party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a Willful Breach of this Agreement). The provisions of Section 1.01, Section 8.03(a), this Section 12.03 and Article XIV shall survive any termination hereof pursuant to Section 12.01. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms. The terms of the Confidentiality Agreements shall continue to survive any termination of this Agreement.

ARTICLE XIII.
INDEMNIFICATION; SURVIVAL
y.Survival of Representations, Warranties and Covenants.
(102)The representations and warranties of the Seller, the Buyer and regarding the Company, the Company Subsidiary and the Business contained in this Agreement shall survive the Closing solely for purposes of this Article XIII (Indemnification; Survival) and shall terminate and expire on the date that is fifteen (15) months after the Closing Date; provided, that

(i) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations, (ii) the representations and warranties made in Section 6.06 (Financial Ability) shall terminate on the Closing Date, (iii) the representations and warranties made in Section 5.19 (Tax Treatment of Insurance Contracts) shall terminate on the date that is thirty-six (36) months after the Closing Date, (iv) the representations and warranties made in Section 5.18 (Taxes) (other than the representations and warranties made in Section 5.18(h), (j), (k), (l), (o), (p) and (q) (such representations and warranties, the “Surviving Tax Representations”)) shall not survive the Closing, and (v) the Surviving Tax Representations shall terminate on the date that is thirty (30) days after the expiration of the applicable statute of limitations. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid and any right to indemnification for such claim is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.
(103)To the extent that it is to be performed after the Closing, each covenant in this Agreement will survive and remain in effect in accordance with its terms plus a period of six (6) months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder.
z.Indemnification.
(104)The Seller shall indemnify and hold harmless the Buyer and its Affiliates (for the avoidance of doubt, including the Company from and after the Closing Date) (collectively, the “Buyer Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of (excluding any matters for which Seller has indemnified any Buyer Indemnified Persons pursuant to Section 10.01(a)):
xlvii.any breach or failure to be true of any Seller Fundamental Representations;
xlviii.any breach or nonfulfillment of any agreement or covenant of the Seller or with respect to the Company, the Company Subsidiary or the Business under this Agreement; or
xlix.any Excluded Matters.
(105)The Buyer shall indemnify and hold harmless the Seller and its Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of:
l.any breach or failure to be true of any Buyer Fundamental Representations; or

li.any breach or nonfulfillment of any agreement or covenant of the Buyer under this Agreement.
(106)For purposes of determining whether there has been a breach or failure to be true of any representation or warranty contained in this Agreement, and for calculating the amount of any Indemnifiable Losses under this Article XIII, each representation and warranty contained in this Agreement (other than Section 5.03(a) (Financial Statements), Section 5.04 (Absence of Certain Changes), Section 5.12(a) (Employees and Labor Matters), and Section 5.10(a)(xii) (Material Contracts)) shall be read without regard to any materiality (including qualifiers as to “material,” “materially,” “in any material respect,” “in all material respects” or other derivations of the word “material” used alone or in a phrase) or Material Adverse Effect qualifier contained therein.
aa.Certain Limitations.
(107)The Seller shall not be obligated to indemnify and hold harmless its respective Indemnitees for Excluded Matters, (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Indemnifiable Losses in excess of $100,000 (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Indemnitor is responsible under clause (ii) below) and (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees for Excluded Matters exceeds $10 million (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims for Excluded Matters that is in excess of the Deductible, subject to the limitations set forth in this Article XIII; provided, that neither the Threshold Amount nor the Deductible shall apply to any claim pursuant to Section 13.02(a) that relates to a breach of a representation or warranty that is a Seller Fundamental Representation.
(108)The maximum liability of the Seller to the Buyer Indemnified Persons for any and all Indemnifiable Losses pursuant to this Agreement for claims pursuant to Section 13.02(a)(i), (ii) and (iii) shall be $420 million in the aggregate; provided, that the maximum aggregate liability of the Seller to the Buyer Indemnified Persons for any and all Indemnifiable Losses for Excluded Matters shall be $100 million in the aggregate; provided, further, that the maximum aggregate liability set forth in the immediately preceding clause shall not apply to any claim pursuant to Section 13.02(a) that relates to a breach of a representation or warranty that is a Seller Fundamental Representation. The maximum liability of the Buyer to the Seller Indemnified Persons for any and all Indemnifiable Losses for breaches of the Buyer Fundamental Representations shall be $420 million.
(109)With respect to the Seller’s indemnity obligations for breaches of representations or warranties other than (i) the Seller Fundamental Representations, (ii) the Surviving Tax Representations, (iii) an indemnity obligation of the Seller under Section 10.01(a) and (iv) Excluded Matters, Indemnifiable Losses shall be satisfied solely by the R&W Policy. If a Buyer Indemnified Person has an Indemnifiable Loss arising from (A) breach of a Seller

Fundamental Representation, (B) breach of a Surviving Tax Representation or (C) an indemnity obligation of the Seller under Section 10.01(a), such Buyer Indemnified Person may, at its election, seek recovery for such Indemnifiable Loss either under the R&W Policy or directly from the Seller pursuant to the terms of this Article XIII or Article X (in the case of matters with respect to Taxes).
(110)Each Indemnitee shall use reasonable best efforts to mitigate all Indemnifiable Losses for which indemnification may be sought hereunder, including by using reasonable best efforts to collect the maximum amount recoverable with respect thereto under any insurance or reinsurance coverage or other applicable source of recovery.
ab.Definitions.
(111)“Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, Taxes, penalties, costs and expenses (including reasonable, documented attorneys’ fees and expenses); provided, that any Indemnity Payment (i) shall in no event include any amounts constituting consequential, indirect, special or punitive damages (including any damages on a lost profits, lost revenue, multiples or similar basis) except to the extent (A) such types of damages are actually paid to a third party in connection with a Third Party Claim, or (B) solely with respect to consequential damages (including (i) lost value as determined based on the valuations and calculations set forth in the Actuarial Appraisal, based upon the 10% discount rate referred to in the Actuarial Appraisal, (ii) lost profits and (iii) lost revenue), (1) such damages are recoverable under the laws of the State of New York, (2) the Indemnitee satisfies all elements necessary for proof of such damages under such laws and (3) such damages result from or arise out of the Business as currently conducted and shall not take into account any current or future plans for the Business following the Closing Date regardless of whether such plans are communicated to or known by the Seller, and (ii) shall be net of any amounts actually recovered (after deducting related reasonable costs and expenses and premium increases) by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy (including pursuant to Section 8.05), reinsurance agreement, warranty or indemnity or otherwise from any Person other than a party hereto or any Affiliate of a party hereto, with such recovered amounts reduced by the amount of the costs and expenses incurred by the Indemnitee in procuring such recovery and the costs of any premium increases as a result of such recovery, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount in excess of the Indemnitee’s total Indemnifiable Losses that is received by it from any such other Person with respect to an Indemnifiable Losses to the extent of any indemnification with respect thereto has actually been paid pursuant to this Agreement.
(112)“Indemnitee” means any Person entitled to indemnification under this Agreement;
(113)“Indemnitor” means any Person required to provide indemnification under this Agreement;
(114)“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement;

(115)“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or any Affiliate of any party to this Agreement. For the avoidance of doubt, claims, actions, suits or proceedings between or among parties to this Agreement or their respective Affiliates will not be Third Party Claims hereunder.
ac.Procedures for Third Party Claims

.
(116) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than twenty (20) days after becoming aware) thereof (a “Claim Notice”) and such Claim Notice shall include a reasonable description of the claim and any documents relating to the claim and an estimate of the Indemnifiable Loss to the extent known or estimable and shall reference the specific sections of this Agreement that form the basis of such claim; provided, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation or otherwise affect the rights of any Indemnitee hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay. Thereafter, the Indemnitee shall deliver to the Indemnitor, within three (3) calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(117)The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses by giving written notice to the Indemnitee within thirty (30) days after its receipt of the Claim Notice with respect to such Third Party Claim, to assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee and at the Indemnitor’s expense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnitee concludes based on the advice of outside counsel that a conflict in interest between the Indemnitor and the Indemnitee exists with respect to such Third Party Claim, the Indemnitor shall be liable for the reasonable out-of-pocket legal expenses of one counsel that are incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense in accordance with this Section 13.05(b), the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). If the Indemnitor chooses to defend any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (A) includes a complete and unconditional release of the Indemnitee from all liability in respect of such Third Party Claim, (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee. If the Indemnitor submits to the Indemnitee a bona fide settlement offer that satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the sum of (x) the Indemnitor’s portion of the settlement amount included in such settlement offer and (y) the amount of expenses incurred by the Indemnitee prior to the time of and in connection with the proposed settlement to which it is entitled to indemnification, and the Indemnitee shall either assume the defense of such Third Party Claim or pay the Indemnitor’s attorney’s fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.
(118)Notwithstanding anything to the contrary in this Section 13.05, (i) the Seller shall not have the right to supervise and control the defense and/or settlement of any Third Party Claim to the extent that the provider of the R&W Policy has such right pursuant to the R&W Policy and (ii) the Indemnitee (and not the Indemnitor) shall have the exclusive right to assume the defense and control of any Third Party Claim, if (A) the Indemnitee in good faith determines that the nature of the Third Party Claim is such that it would reasonably be expected to involve criminal liability being imposed on the Indemnitee or its Affiliates or (B) such Third Party Claim seeks an injunction or other equitable relief against the Indemnitee that the Indemnitee reasonably determines, after consultation with its outside counsel, cannot be separated from any related claim for money damages; provided, that if such Third Party Claim seeks an injunction or equitable relief against the Indemnitee that can be separated from a related claim for money damages, the Indemnitor may only be entitled to assume control of the defense of such Third Party Claim for money damages.
(119)
lii.Notwithstanding anything in this Agreement to the contrary other than Section 13.05(c), the Seller shall have the sole right to represent the interests of the Company and the Company Subsidiary, and to employ counsel of its choice at its expense, in any audit or other examination or administrative or court proceeding relating to Taxes for any Tax period ending on or before the Closing Date for which the Seller could be liable; provided, that the Seller shall use reasonable best efforts in representing the interests of the Company and the Company Subsidiary, and, subject to the immediately following sentence, shall not pay, discharge, settle, compromise, litigate, or otherwise dispose of any item subject to such Tax proceedings in a manner that could be reasonably expected to result in a post-Closing increase in Tax for which the Seller would not be liable without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any such Tax proceeding relating solely to a Consolidated or Combined Return, the Seller’s obligation to obtain consent from the Buyer shall only apply to the extent such Tax proceeding could reasonably be expected to affect the availability, validity or results of the Section 338(h)(10) Election or affect the Final Allocation Schedule. Notwithstanding the foregoing and subject to the Seller’s rights set forth in the preceding sentence, the Buyer shall be entitled, at its expense, to participate in the conduct of any Tax audit and any judicial or administrative proceeding relating to any such Tax audit other than any Tax audit, or judicial or administrative proceeding related to any Tax audit with respect to any Consolidated or Combined Return, which shall be solely controlled by the Seller; provided, however, that the Seller shall keep the Buyer reasonably apprised of the progress of any such Tax audit or judicial or administrative proceeding related to any Tax audit of any Consolidated or Combined Return solely to the extent such audit or proceeding relates to the Company or the Company Subsidiary.
liii.Notwithstanding anything in this Agreement to the contrary, the Buyer shall have the sole right to represent the interests of the Company and the Company Subsidiary, and to employ counsel of its choice at its expense, in any audit or other examination or administrative or court proceeding relating to Taxes other than proceedings subject to control by the Seller under Section 13.05(d)(i); provided, that the Buyer shall not pay, discharge, settle, compromise, litigate, or otherwise dispose of any item subject to such Tax proceedings for which the Seller could reasonably expected to be liable without obtaining the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing and subject to the Buyer’s rights set forth in the preceding sentence, the Seller shall be entitled, at its expense, to participate in the conduct of any Tax audit and any judicial or administrative proceeding relating to any such Tax audit.
ad.Direct Claims

. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee. The foregoing does not apply with respect to a breach or alleged breach of any representation or warranty set forth in Section 5.19, which will be governed by the terms of Section 13.08 to the extent applicable.

ae.Sole Remedy

. The Parties acknowledge and agree that, except (a) as provided in Section 14.13, (b) other equitable remedies that cannot be waived as a matter of law, or (c) in the event that a party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed a fraud, with the intent to deceive or mislead any other party, regarding such party’s representations, warranties, covenants or other agreements set forth in this Agreement or in any certificate furnished in connection with the Closing, if the Closing occurs, the provisions set forth in this Article XIII or Section 10.01, as applicable shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement.

af.Product Tax Claims

.
(120)The Buyer Indemnified Persons may bring a claim pursuant to Section 13.02(a) that relates to a breach of a representation or warranty under Section 5.19, even if no related Third Party Claim has first been asserted or made against the applicable Indemnitee with respect thereto; provided, however, that any such claim with respect to which no Third Party Claim has previously been asserted (a “Direct Product Tax Claim”) must be based on the reasonable and good faith determination by the applicable Indemnitee that a breach of a representation or warranty under Section 5.19 has occurred. For the avoidance of doubt, nothing in this Section 13.08 shall, unless specifically provided herein, limit or otherwise restrict the right of any Buyer Indemnified Person to be indemnified under this Article XIII for Indemnifiable Losses incurred, and for which a valid notice for indemnification was delivered, prior to the end of the survival period specified in Section 13.01(a) with respect to the representations and warranties set forth in Section 5.19.
(121)For the avoidance of doubt, the amount of any Indemnifiable Loss for a breach of any representation or warranty set forth in Section 5.19 shall include, without limitation, costs and expenses reasonably incurred by the applicable Indemnitee to correct or repair any information technology to avoid a recurrence of the circumstances that provided the basis for such claim (provided such circumstances would reasonably be expected to arise with respect to the administration of policies or contracts administered as of the Closing Date).
(122)If any Buyer Indemnified Person brings a Direct Product Tax Claim, the Seller and the applicable Indemnitee shall cooperate in good faith to determine whether any breach of a representation or warranty under Section 5.19 has occurred and, if necessary, to develop corrective measures that are reasonable, practical, cost effective and efficacious, taking into account all of the relevant facts and circumstances then applicable. If, with respect to a Direct Product Tax Claim, the Seller and the applicable Indemnitee cannot agree as to whether a breach of a representation or warranty under Section 5.19 has occurred, then (i) if the Seller promptly (and in any event within thirty (30) Business Days) after receiving a Claim Notice with respect to such Direct Product Tax Claim delivers or causes to be delivered to the applicable Indemnitee an opinion addressed to such Indemnitee and issued by a reputable nationally recognized law firm, accounting firm or actuarial firm that is familiar with analyzing matters of the type covered by the representations and warranties set forth in Section 5.19 to the effect that it is more likely than not that no such breach has occurred with respect to the Direct Product Tax Claim then in dispute, then (A) the Seller shall not be required to indemnify the applicable Indemnitee with respect to such disputed Direct Product Tax Claim, unless and until either a Third Party Claim with respect thereto subsequently arises, such opinion is subsequently withdrawn or qualified, the parties otherwise mutually agree that such opinion is no longer controlling or such opinion is not subsequently reaffirmed or re-issued promptly upon the reasonable request by such Indemnitee (other than as a result of a change in applicable Law) and (B) the Seller shall, as provided under Section 13.02(a), indemnify the applicable Indemnitee for any actually incurred Indemnifiable Losses attributable to a breach of a representation or warranty under Section 5.19, including any penalties or fees imposed by the IRS arising out of or relating to any inaccuracy or incorrect conclusion set forth in such opinion or any delay in remediating the matter to which such Direct Product Tax Claim relates in reliance on such opinion, if any, and (ii) if the Seller does not deliver or cause to be delivered to the applicable Indemnitee any such opinion within such thirty (30) Business Day period, such disputed Direct Product Tax Claim shall be resolved in manner consistent with the resolution of other disputed indemnification claims pursuant to this Article XIII. The cost of engaging a law firm or actuarial firm pursuant to this Section 13.08(c) shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller.
(123)If the Seller and the applicable Indemnitee cannot agree with respect to the appropriate reasonable, practical, cost-effective and efficacious corrective measures, the disagreement shall be resolved by a recognized law firm, accounting firm or actuarial firm mutually agreeable to the applicable Indemnitee and the Seller, and any such determination by such law firm, accounting firm or actuarial firm shall be final. Such law firm, accounting firm or actuarial firm shall render a determination within sixty (60) days of the referral of such matter for resolution. The cost of engaging a law firm, accounting firm or actuarial firm pursuant to this Section 13.08(d) shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the applicable Indemnitee.
(124)In the event that the corrective measures described in this Section 13.08 with respect to any claim for indemnification for breach of any representation or warranty set forth in Section 5.19 include making any request to the IRS for relief with respect to such failure, the applicable Indemnitee and the Seller shall jointly participate in all discussions or other proceedings with the IRS, including attendance at meetings and joint approval of all written submissions. The Seller shall control the decision of whether or not to enter into a closing agreement or other arrangement with the IRS in connection with such discussions or other proceedings; provided, that, if the closing agreement or other arrangement involves any admission that would reasonably be expected to form the basis of the determination of any future liability of the applicable Indemnitee or any of its Affiliates, or any nonmonetary relief against or commitments by such Indemnitee or any of its Affiliates, or otherwise restricts the future activity or conduct of such Indemnitee or any of its Affiliates, then the Seller may not enter into any such closing agreement or other arrangement without such Indemnitee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Should the applicable Indemnitee decide to withhold its consent to Seller’s entering into any closing agreement or other arrangement with the IRS, such Indemnitee shall promptly communicate such decision in writing to the Seller.
ag.Treatment of Indemnity Payment

. The Parties shall treat (a) any Indemnity Payment made in respect of the Company or the Company Subsidiary as an adjustment to the amount of Purchase Price and a corresponding change in the amount of ADSP for the assets of the Company in a manner consistent with the adjustment required by Section 10.07(d) to the Final Allocation Schedule and (b) any Indemnity Payment made in respect of the Reinsured Business as an adjustment to the amount of the Ceding Commission, in each case, for U.S. federal income tax purposes, except as otherwise required by applicable Law.

ARTICLE XIV.
GENERAL PROVISIONS
ah.Expenses

. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
ai.Notices

. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.02):

(125)if to the Seller:

Equitable Holdings, Inc.
1290 Avenue of the Americas
New York, NY 10104
Attention:    Dave Hattem, General Counsel
Tel:    (212) 314-3863
E-mail:    dave.hattem@equitable.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:    John M. Schwolsky
    Howard T. Block
Tel:    (212) 728-8232
    (212) 728-8977
E-mail:    jschwolsky@willkie.com
    hblock@willkie.com
(126)if to the Buyer:
Venerable Insurance and Annuity Company
1475 Dunwoody Drive
West Chester, PA 19380
Attention:    Miles Kaschalk
    Timothy Brown
Tel:    (610) 249-9795
    (610) 249-9521
E-mail:    miles.kaschalk@venerableannuity.com
    timothy.brown@venerableannuity.com
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention:    Perry J. Shwachman
    Jonathan Kelly
Tel:    (312) 853-7061
    (212) 839-5835
E-mail:    pshwachman@sidley.com
    jjkelly@sidley.com
(1)if to the Guarantor:
Venerable Holdings, Inc.

1475 Dunwoody Drive
West Chester, PA 19380
Attention:    Miles Kaschalk
    Timothy Brown
Tel:    (610) 249-9795
    (610) 249-9521
E-mail:    miles.kaschalk@venerableannuity.com
    timothy.brown@venerableannuity.com
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention:    Perry J. Shwachman
    Jonathan Kelly
Tel:    (312) 853-7061
    (212) 839-5835
E-mail:    pshwachman@sidley.com
    jjkelly@sidley.com
aj.Public Announcements

. No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the transactions contemplated thereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the Party required to publish such press release or public announcement shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, none of the Parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any public disclosure concerning plans or intentions relating to the customers, agents, or employees of, or other Persons with significant business relationships with, the Company or the Company Subsidiary without first obtaining the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.
ak.Severability

. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Transaction Agreements are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Transaction Agreements be consummated as originally contemplated to the greatest extent possible.
al.Entire Agreement

. This Agreement (including all Exhibits and Schedules hereto), the Confidentiality Agreements (to the extent not in conflict with this Agreement) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Seller and/or its Affiliates, on the one hand, and the Buyer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.
am.Assignment

. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 14.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

an.No Third Party Beneficiaries

. Except as provided in Section 8.07, with respect to the directors and officers of the Company and the Company Subsidiary, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

ao.Amendment

. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.
ap.Schedules

. Any disclosure set forth in the Seller Disclosure Schedule with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
aq.Submission to Jurisdiction

.
(2)Each of the Seller and the Buyer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.
(3)Any such Action may and shall be brought in such courts and each of the Seller and the Buyer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(4)Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 14.02.
(5)Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
ar.Governing Law

. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.
as.Waiver of Jury Trial

. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
at.Specific Performance

. The Parties agree that irreparable damage may occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 14.10(a) having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity. Each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

au.Waivers

. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
av.Rules of Construction

. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (g) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (h) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (i) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (j) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (k) any statement that a document has been “delivered,” “provided” or “made available” to Buyer means, except as otherwise provided herein (including in respect of documents to be “delivered,” “provided” or “made available” on or after the date hereof), that such document has been uploaded to the Data Room not later than October 26, 2020 or is set forth on, or otherwise described on, Section 14.15 of the Seller Disclosure Schedule; (l) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (m) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (n) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (o) references to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated, and (p) the word “or” shall not be exclusive unless the context otherwise requires.

aw.Reserves

. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of the Seller or any of its Affiliates, for any purpose of this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (a) the adequacy or sufficiency of the Reserves of the Company or the Company Subsidiary, (b) the future profitability of the Business, or (c) the effect of the adequacy or sufficiency of the reserves of the Company or the Company Subsidiary on any “line item” or asset, Liability or equity amount on any financial or other document.
ax.Counterparts

. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of this Agreement.
ay.Conflict Between Transaction Agreements

. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.
a.Prevailing Party

. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding will be reimbursed by the other Party; provided that if a Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding will award a reimbursement of the fees, costs and expenses incurred by the prevailing party on an equitable basis.

b.Guarantee

. The Guarantor hereby irrevocably and unconditionally agrees, as principal and not as surety, to cause the prompt and full discharge by the Buyer of all of the Buyer’s payment and other covenants, agreements and obligations under this Agreement (collectively, the “Buyer Obligations”), in accordance with the terms hereof. The Buyer acknowledges and agrees that the Buyer Obligations are the joint and several obligations of the Buyer and the Guarantor. If the Buyer shall default in the due and punctual performance of any Buyer Obligation, the Guarantor will forthwith make or cause to be made full payment of any amount due with respect thereto at its sole cost and expense or otherwise cause such agreement, covenant or obligation to be satisfied by the Buyer. The Guarantor hereby makes the representations and warranties set forth in Section 6.01(b), Section 6.02, Section 6.03 and Section 6.11, mutatis mutandis, as if it were by the Buyer hereunder.  The Guarantor is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Notwithstanding anything to the contrary contained in this Agreement, the Guarantor is a party to this Agreement solely with respect to this Section 14.20 and shall have no other obligations or liabilities pursuant to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
EQUITABLE HOLDINGS, INC.
By /s/ Anders Malmstrom
Name:
Title:
VENERABLE INSURANCE AND ANNUITY COMPANY
By     /s/ Patrick D. Lusk
Name: Patrick D. Lusk
Title: President and Chief Executive Officer
VENERABLE HOLDINGS, INC.,
solely with respect to Article XIV

By /s/ David M. Marcinek
Name: David M. Marcinek
Title: Senior Managing Director